As filed with the Securities and Exchange Commission on August 5, 1998.
                                                     Registration No. 333-______
  ----------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           CAROLINA FIRST CORPORATION
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

         SOUTH CAROLINA                          6711                    57-0824914
   ---------------------------        ---------------------------     ----------------
  (State or other jurisdiction        Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)     Classification Code Number     Identification No.)

                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7900
        -----------------------------------------------------------------
       (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT
                           CAROLINA FIRST CORPORATION
                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7913
                 -----------------------------------------------
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                         WILLIAM P. CRAWFORD, JR., ESQ.
                     WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
                               POST OFFICE BOX 728
                      GREENVILLE, SOUTH CAROLINA 29602-0728
                           (864) 242-8200 (TELEPHONE)
                           (864) 235-8900 (FACSIMILE)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                           Proposed Maximum    Proposed Maximum     Amount
Title of Each Class                     Amount to          Offering Price      Aggregate            of Registration
of Securities to be Registered          be Registered      Per Unit (1)        Offering Price (1)   Fee (2)
------------------------------          -------------      ----------------    ------------------   ---------------
Common Stock                               807,040             $6.12             $4,937,185         $1,456.47
(par value $1.00 per share)
===================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f). Pursuant to Rule 457(f)(1), the Proposed Maximum Aggregate Offering Price has been determined based upon $4,937,185, which is the book value as of June 30, 1998 of the Poinsett Financial Corporation common stock to be received by Carolina First Corporation in the Merger.
(2) Calculated pursuant to Rule 457(f)(2).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         POINSETT FINANCIAL CORPORATION
                             6514-B State Park Road
                      Travelers Rest, South Carolina 29690

                                                                 August 12, 1998

Dear Shareholder:

      You are cordially invited to attend the Special Meeting of Shareholders of Poinsett Financial Corporation ("Poinsett Special Meeting") to be held at the main office of Poinsett Financial Corporation ("Poinsett") located at 6514-B State Park Road, Travelers Rest, South Carolina 29690, on Tuesday, September 15, 1998, at 10:00 a.m., local time.

      At the Poinsett Special Meeting you will be asked to consider and vote upon the Reorganization Agreement ("Reorganization Agreement") by and among Poinsett and Carolina First Corporation, Greenville, South Carolina, dated as of June 26, 1998. If the Reorganization Agreement is approved by the holders of at least two-thirds of the outstanding shares of common stock of Poinsett (and certain other conditions are met), Poinsett will be merged with and into Carolina First Corporation (the "Merger"). In connection with the Merger, Poinsett shareholders will receive shares of Carolina First Corporation common stock having a fair market value (as defined in the Reorganization Agreement) of $82.00 for each share of Poinsett common stock held by them. On August __, 1998, the last reported sale price of Carolina First Corporation common stock on the Nasdaq National Market was $________ per share. In connection with the Reorganization Agreement, Poinsett's wholly-owned thrift subsidiary, The Poinsett Bank, a federal savings bank , would continue to operate as a wholly-owned subsidiary of Carolina First Corporation (except that after the Merger, Poinsett Bank's name may be changed to "Carolina First Savings Bank" and certain branch locations of Poinsett Bank may be transferred to Carolina First Corporation's wholly-owned bank subsidiary, Carolina First Bank). The Reorganization Agreement is described in detail in the accompanying Proxy Statement/Prospectus and is attached as Annex A thereto.

      Enclosed herewith are the Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus and a Proxy for use in connection with the Poinsett Special Meeting. The Proxy Statement/Prospectus includes a description of the terms and conditions of the Merger and related agreements, financial and other information about Carolina First Corporation and Poinsett, and other information. You are urged to consider carefully the entire Proxy Statement/Prospectus, including the annexes thereto.

     THE BOARD OF DIRECTORS OF POINSETT BELIEVES THAT THE REORGANIZATION AGREEMENT IS IN THE BEST INTERESTS OF POINSETT AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT.

      Because the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Poinsett common stock is required to approve the Reorganization Agreement, it is important that your shares of Poinsett common stock be represented at the Poinsett Special Meeting, whether or not you are personally able to attend. A failure to vote, either by not returning the enclosed Proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against the Reorganization Agreement. You are therefore urged to complete, date and sign the enclosed Proxy, and return it promptly in the enclosed return envelope, which does not require any postage if mailed in the United States. If you attend the Poinsett Special Meeting, you may vote shares of Poinsett common stock of which you are the record owner in person, even if you have already returned your Proxy.

                                           Sincerely,

                                           James D. King, Sr.
                                           President and Chief Executive Officer

                         POINSETT FINANCIAL CORPORATION
                             6514-B State Park Road
                      Travelers Rest, South Carolina 29690

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 15, 1998

TO THE SHAREHOLDERS OF POINSETT FINANCIAL CORPORATION:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Poinsett Financial Corporation ("Poinsett Special Meeting") is to be held at the main office of Poinsett Financial Corporation ("Poinsett") located at 6514-B State Park Road, Travelers Rest, South Carolina 29690, on Tuesday, September 15, 1998, at 10:00 a.m., local time, for the following purposes:

      1. Consideration of the Reorganization Agreement. To consider and vote upon a proposal to adopt the Reorganization Agreement ("Reorganization Agreement") dated as of June 26, 1998, between Carolina First Corporation and Poinsett, pursuant to which Poinsett will be merged into Carolina First Corporation and Poinsett shareholders will receive Carolina First Corporation common stock in exchange for their shares of Poinsett common stock ("Merger"), all on and subject to the terms and conditions contained therein.

      2. Other Business. To transact such other business as may properly come before the Poinsett Special Meeting or any adjournments thereof.

      Only shareholders of record at the close of business on August 1, 1998, are entitled to notice of and to vote at the Poinsett Special Meeting or any adjournments thereof. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Poinsett common stock is required to approve the Reorganization Agreement. All shareholders, whether or not they expect to attend the Poinsett Special Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope. The Proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of Poinsett at any time before it is voted, (ii) by submitting a proxy having a later date, or (iii) by such person appearing at the Poinsett Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

                                           By Order of the Board of Directors,



August 12, 1998                            James D. King, Sr.
                                           President and Chief Executive Officer

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.
         WHETHER OR NOT YOU PLAN TO ATTEND THE POINSETT SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

Proxy Statement/Prospectus
                   CAROLINA FIRST CORPORATION Prospectus for
           807,040 Shares of Common Stock, $1.00 Par Value Per Share

                         POINSETT FINANCIAL CORPORATION
               Proxy Statement for Special Meeting of Shareholders

      This Proxy Statement/Prospectus relates to the issuance by Carolina First Corporation of up to 807,040 shares (the "Carolina First Corporation Shares") of its $1.00 par value common stock ("Carolina First Corporation common stock") in connection with the proposed merger ("Merger") of Poinsett Financial Corporation ("Poinsett") with and into Carolina First Corporation. Upon consummation of the Merger, each outstanding share of Poinsett common stock will be converted into shares of Carolina First Corporation common stock having a fair market value (as defined in the Reorganization Agreement) of $82.00. The Carolina First Corporation Shares are offered to the Poinsett shareholders subject to the terms and conditions specified in the Reorganization Agreement, dated as of June 26, 1998 ("Reorganization Agreement") and entered into by and between Carolina First Corporation and Poinsett. The Reorganization Agreement provides that as a result of the transactions specified in the Reorganization Agreement, the Poinsett common stock will be canceled and Carolina First Corporation will be the surviving parent corporation. Upon consummation of the transactions specified in the Reorganization Agreement, Poinsett's wholly-owned thrift subsidiary, The Poinsett Bank, a federal savings bank, would continue to operate as a wholly-owned subsidiary of Carolina First Corporation (except that after the Merger, Poinsett Bank's name may be changed to "Carolina First Savings Bank" and certain branch locations of Poinsett Bank may be transferred to Carolina First Corporation's wholly-owned bank subsidiary, Carolina First Bank). Cash will be paid in lieu of fractional shares to which a Poinsett shareholder becomes entitled. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Reorganization Agreement."

      This Proxy Statement/Prospectus serves as the Proxy Statement of Poinsett in connection with the solicitation of proxies to be used at the Special Meeting of Shareholders of Poinsett ("Poinsett Special Meeting") to be held on September 15, 1998 for the purposes described herein. This Proxy Statement/Prospectus is first being sent to Poinsett shareholders on or about August 12, 1998.

      Consummation of the transactions contemplated in the Reorganization Agreement is subject to certain conditions, including, among others, approval by the respective shareholders of Poinsett at the Poinsett Special Meeting and approval by applicable regulatory authorities.

      Any Poinsett shareholder who, at or prior to the Special Meeting, gives written notice that he dissents from the Merger and does not vote in favor of the Merger shall be entitled, upon strict compliance with certain statutory procedures, to receive the value of the Poinsett common stock owned by such shareholder at the time and in the manner set forth herein. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of Poinsett."

      SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF POINSETT.

     POINSETT'S BOARD OF DIRECTORS RECOMMENDS THAT THE POINSETT SHAREHOLDERS VOTE TO APPROVE THE REORGANIZATION AGREEMENT.

      The Carolina First Corporation common stock is traded on the Nasdaq National Market under the Nasdaq market symbol "CAFC." On June 26, 1998 (the last business day prior to the announcement of the execution of the Reorganization Agreement), the closing bid price of the Carolina First Corporation common stock, as reported by Nasdaq, was $26.625 per share. The Poinsett common stock is not traded on any established market. Poinsett does not have information regarding recent sales of Poinsett common stock in 1998.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE CAROLINA FIRST CORPORATION SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS AND LOAN ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR OTHER GOVERNMENTAL AGENCY.

         The date of this Proxy Statement/Prospectus is August 12, 1998.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................... 1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE ............................ 1
OTHER INFORMATION............................................................. 2
SUMMARY....................................................................... 3
         Introduction ........................................................ 3
         Time, Place and Purposes of the Poinsett Special Meeting............. 3
         Parties to the Reorganization Agreement.............................. 3
         General Terms of the Proposed Transaction............................ 3
         Vote Required and Record Date........................................ 4
         Recommendation of Poinsett's Board of Directors...................... 4
         Rights of Dissenting Shareholders.................................... 4
         Certain Differences in Shareholders' Rights.......................... 4
         Conditions and Regulatory Approvals.................................. 4
         Termination of the Reorganization Agreement.......................... 5
         Effective Time of the Merger......................................... 5
         Opinion of Financial Advisor......................................... 5
         Certain Federal Income Tax Consequences.............................. 5
         Interests of Certain Persons......................................... 5
         Restrictions on Resales by Affiliates................................ 6
         Accounting Treatment................................................. 6
         Market Prices and Dividends.......................................... 6
               Selected Consolidated Financial Data........................... 8
               Comparative Per Share Data.................................... 11
RISK FACTORS................................................................. 12
         Dependence on Senior Management..................................... 12
         Growth Through Acquisitions......................................... 12
         Antitakeover Measures............................................... 12
         Commerical Lending Activities ...................................... 12
INFORMATION CONCERNING THE POINSETT SPECIAL MEETING.......................... 14
         Poinsett Special Meeting............................................ 14
               Purpose of the Poinsett Special Meeting....................... 14
               Poinsett Record Date and Voting Rights........................ 14
               Proxies....................................................... 14
               Recommendation................................................ 15
THE PROPOSED TRANSACTION..................................................... 16
         General Description of the Terms of the Reorganization Agreement.... 16
         Background of and Reasons for the Reorganization Agreement.......... 17
               Poinsett's Background of the Merger .......................... 17
               Carolina First Corporation Reasons............................ 19
         Opinion of Poinsett's Financial Advisor............................. 19
         Exchange of Poinsett Stock Certificates............................. 23
         Conditions to Consummation of the Merger............................ 24
         Termination......................................................... 24
         Amendment........................................................... 24
         Conduct of Poinsett's and Carolina First Corporation's Business
               Prior to the Effective Time................................... 24
         Required Regulatory Approvals....................................... 25
         Operations After the Merger......................................... 26
         Interests of Certain Persons in the Merger.......................... 26
               Indemnification; Advancement of Expenses; Directors' and
               Officers' Insurance........................................... 26
               Employment Agreements; Consulting Agreements.................. 26
               Stock Options................................................. 27
               Other Matters Related to Employees and
                  Employee Benefit Plans..................................... 27
         Accounting Treatment................................................ 27

         Certain Federal Income Tax Consequences............................. 28
               Cash Received by Holders of Poinsett Common Stock
                    Who Dissent.............................................. 28
               Fractional Share Interests.................................... 28
         Restrictions on Resales by Affiliates............................... 29
         Rights of Dissenting Shareholders of Poinsett....................... 30
         Recommendations of Board of Directors............................... 31
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION........................... 33
INFORMATION ABOUT CAROLINA FIRST CORPORATION................................. 38
         Capital Adequacy.................................................... 39
         Recent Developments................................................. 41
INFORMATION ABOUT POINSETT................................................... 43
         Monetary Policies................................................... 55
         Legal Proceedings................................................... 56
MANAGEMENT INFORMATION....................................................... 57
         Management and Principal Shareholders of Poinsett................... 57
         Certain Transactions................................................ 57
COMPARATIVE RIGHTS OF SHAREHOLDERS........................................... 59
         General............................................................. 59
         Authorized Capital.................................................. 59
         Amendment of Articles of Incorporation or Bylaws.................... 59
         Size and Classification of Board of Directors....................... 60
         Shareholder Nomination of Directors................................. 61
         Removal of Directors by Shareholders................................ 61
         Director Exculpation................................................ 61
         Director and Officer Indemnification................................ 62
         Shareholder Meetings................................................ 62
         Shareholder Voting in General....................................... 63
         Shareholder Voting in Certain Business Combinations................. 63
         Change in Control, Business Combinations and Anti-Takeover
               Provisions.................................................... 64
         Action by Shareholders Without a Meeting............................ 66
CAROLINA FIRST CORPORATION CAPITAL STOCK..................................... 66
         Common Stock........................................................ 66
         Preferred Stock..................................................... 67
         Certain Matters..................................................... 67
               Shareholders' Rights Agreement................................ 67
               Management Contracts.......................................... 68
               Board of Directors............................................ 69
               Voting ....................................................... 70
               Control Share Acquisition/Business Combination Statutes....... 71
               Transfer Agent................................................ 71
               Dividend Reinvestment Plan.................................... 71
LEGAL MATTERS................................................................ 70
EXPERTS...................................................................... 71
OTHER MATTERS................................................................ 71
INDEX TO FINANCIAL STATEMENTS OF POINSETT....................................F-1
ANNEXES
      Reorganization Agreement.......................................... Annex A
      Opinion of Capital Resources Group, Inc........................... Annex B
      South Carolina Dissenter's Rights Statute......................... Annex C
      Financial Statements of Carolina First Corporation ............... Annex D

                                AVAILABLE INFORMATION

      Carolina First Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including Carolina First Corporation) that file electronically with the Commission.

      Carolina First Corporation has filed with the Commission a Registration Statement (which shall include any amendments thereto) on Form S-4 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Carolina First Corporation Shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the annexes and schedules thereto are available for inspection and copying as set forth in the preceding paragraph. For further information with respect to Carolina First Corporation, Poinsett and the Carolina First Corporation Shares offered hereby, reference is hereby made to the Registration Statement, including the annexes and schedules thereto.

      All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Carolina First Corporation has been supplied by Carolina First Corporation, and all information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Poinsett has been supplied by Poinsett.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CAROLINA FIRST CORPORATION WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS (OTHER THAN ANNEXES TO SUCH A DOCUMENT UNLESS SUCH EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON ORAL OR WRITTEN REQUEST TO WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT, CAROLINA FIRST CORPORATION, 102 SOUTH MAIN STREET, GREENVILLE, SC 29601, TELEPHONE NUMBER (864) 255-7900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 3, 1998.

      The following documents filed with the Commission by Carolina First Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act are incorporated herein by reference:

(i) Carolina First Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;
(ii) Carolina First Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;
(iii) Carolina First Corporation's Current Reports on Form 8-K dated
      February 13, 1998; and
(iv) The description of the Carolina First Corporation common stock which is contained in Carolina First Corporation's Form 8-A filed with the Commission on or about October 20, 1986, including any amendment or report filed for the purpose of updating such description.

      All documents filed by Carolina First Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Poinsett Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


                                OTHER INFORMATION

      This Proxy Statement/Prospectus does not cover any resales of the Carolina First Corporation common stock offered hereby to be received by shareholders deemed to be "affiliates" of Carolina First Corporation or Poinsett upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those shareholders of Carolina First Corporation not deemed to be "affiliates" of Carolina First Corporation or Poinsett.

      No person is authorized to give any information or to make any representation not contained in or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Carolina First Corporation or Poinsett. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of Carolina First Corporation or Poinsett since such date.

                                     SUMMARY

      THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING ANNEXES, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE AND INCLUDED HEREWITH. A COPY OF THE REORGANIZATION AGREEMENT (EXCLUDING THE SCHEDULES ATTACHED THERETO) IS ATTACHED HERETO AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. AS USED HEREIN, THE TERMS "CAROLINA FIRST CORPORATION" AND "POINSETT" REFER TO CAROLINA FIRST CORPORATION AND POINSETT FINANCIAL CORPORATION, RESPECTIVELY, AND UNLESS THE CONTEXT OTHERWISE REQUIRES, TO THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES.

      INTRODUCTION . This Proxy Statement/Prospectus is furnished in connection with (i) the issuance by Carolina First Corporation of the Carolina First Corporation Shares and (ii) the solicitation of proxies by the Poinsett Board of Directors with respect to the Poinsett Special Meeting to be held on September 15, 1998 and at any adjournment thereof. The Poinsett Special Meeting is being held for the purpose of considering and voting upon the Reorganization Agreement. This Proxy Statement/Prospectus is first being mailed to Poinsett shareholders on or about August 12, 1998.

      TIME, PLACE AND PURPOSES OF THE POINSETT SPECIAL MEETING . The Poinsett Special Meeting will be held on September 15, 1998 at 10:00 a.m., local time, at Poinsett's main office, located at 6514-B State Park Road, Travelers Rest, South Carolina. At the Poinsett Special Meeting, shareholders of Poinsett will consider and vote on the proposal to approve the Reorganization Agreement, which provides for the Merger of Poinsett into Carolina First Corporation and the exchange of Poinsett common stock for Carolina First Corporation common stock. See "INFORMATION CONCERNING THE POINSETT SPECIAL MEETING."

      PARTIES TO THE REORGANIZATION AGREEMENT . CAROLINA FIRST CORPORATION. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its four principal operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered commercial bank headquartered in Greenville, South Carolina,
(2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina, and (4) Resource Processing Group, Inc., a credit card origination and servicing operation headquartered in Columbia, South Carolina. Carolina First Corporation is a South Carolina corporation which was organized in 1986. At March 31, 1998, it had total consolidated assets of approximately $2.3 billion. Its principal executive offices are located at 102 South Main Street, Greenville, South Carolina 29601, and its telephone number is (864) 255-7900. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION."

      POINSETT. Poinsett is a thrift holding company headquartered in Travelers Rest, South Carolina which conducts business primarily through its sole direct subsidiary, The Poinsett Bank, a federal savings bank ("Poinsett Bank") which converted from the mutual to stock form of organization in August 1988. Poinsett is a South Carolina corporation organized in June 1990 and became the holding company for Poinsett Bank in February 1991. At March 31, 1998, Poinsett had total assets of approximately $88.9 million. Its principal executive offices are located at 6514-B State Park Road, Travelers Rest, South Carolina 29690, and its telephone number is (864) 834-4135. See "INFORMATION ABOUT POINSETT" and the documents that accompany this Proxy Statement/Prospectus.

      GENERAL TERMS OF THE PROPOSED TRANSACTION . Pursuant to the terms of the Reorganization Agreement, upon consummation of the Merger, holders of Poinsett common stock will be entitled to receive shares of Carolina First Corporation common stock having a "fair market value" (as defined in the Reorganization Agreement) of $82.00 for each outstanding share of Poinsett common stock held by them. The "fair market value" is defined in the Reorganization Agreement as the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the 20 days in which Carolina First Corporation common stock was traded immediately prior to the date of closing of the transactions contemplated in the Reorganization Agreement (the "Closing" and the "Closing Date"), except that if prior to the effective time of the Merger, any other person or entity shall have publicly announced an intention to acquire control of Carolina First Corporation by merger or otherwise or Carolina First Corporation shall have publicly acknowledged that it is seeking to be acquired by another person or entity or is discussing being acquired by another person or entity, then the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the 20 days for which the Carolina First Corporation common stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average derived from the 20 trading days immediately prior to the Closing Date, then the smaller average shall be the fair market value. All of the stock prices set forth above are subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Reorganization Agreement."

      Assuming a fair market value of $26.00 per share, this results in a conversion ratio of 3.1538 shares of Carolina First Corporation common stock for each share of Poinsett common stock. The number of shares of Carolina First Corporation common stock issuable in the Merger for each share of Poinsett common stock is hereinafter referred to as the ("Conversion Ratio") .

      VOTE REQUIRED AND RECORD DATE . Only Poinsett shareholders of record at the close of business on August 1, 1998 ("Record Date") will be entitled to notice of and to vote at the Poinsett Special Meeting. The Merger must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Poinsett common stock eligible to vote at the Poinsett Special Meeting. As of the Record Date, there were 193,365 shares of Poinsett common stock entitled to vote. As of the date hereof, the directors and executive officers of Poinsett and their affiliates beneficially owned 78,328 shares, or approximately 40.5% of Poinsett common stock. Upon consummation of the transactions contemplated hereby (and assuming no adjustment of the Conversion Ratio), such persons will beneficially own 247,031 shares of Carolina First Corporation common stock, or 1.3% of the outstanding Carolina First Corporation common stock.

      RECOMMENDATION OF POINSETT'S BOARD OF DIRECTORS .

      THE BOARD OF DIRECTORS OF POINSETT HAS APPROVED THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE REORGANIZATION AGREEMENT IS IN THE BEST INTERESTS OF POINSETT AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMEND THAT POINSETT'S SHAREHOLDERS VOTE FOR THE REORGANIZATION AGREEMENT. SEE "THE PROPOSED TRANSACTION -- RECOMMENDATION OF BOARD OF DIRECTORS."

      RIGHTS OF DISSENTING SHAREHOLDERS . Shareholders of Poinsett who give written notice at or prior to the Special Meeting that they dissent to the proposed Merger and who do not vote in favor of the proposed Merger, will be entitled to obtain payment of the value of their shares of Poinsett common stock under South Carolina law. Failure to comply strictly with certain statutory procedures may result in the forfeiture of such rights. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of Poinsett."

      CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS . Upon effectiveness of the Merger, the former Poinsett shareholders will become shareholders of Carolina First Corporation, and their rights as shareholders will be determined by Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of shareholders of Carolina First Corporation differ from the rights of shareholders of Poinsett in several important respects, including, among other things, the existence of certain antitakeover provisions. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

      CONDITIONS AND REGULATORY APPROVALS . Consummation of the transactions contemplated by the Reorganization Agreement is subject to various conditions, including receipt of the necessary regulatory approvals (including the approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the

South Carolina State Board of Financial Institutions (the "State Board")), and the requisite shareholder approval of Poinsett. Applications to the necessary regulatory authorities seeking approval of the proposed transaction have been filed and the parties expect that such applications will be approved. Carolina First Corporation and Poinsett may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger" and "THE PROPOSED TRANSACTION -- Required Regulatory Approvals."

      TERMINATION OF THE REORGANIZATION AGREEMENT . The Reorganization Agreement may be terminated at any time prior to the Closing Date: (a) by mutual consent of the parties; (b) by either Carolina First Corporation or Poinsett, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the requisite Poinsett shareholder approval is not received at the Poinsett Special Meeting; (c) by either Carolina First Corporation or Poinsett if the other party has failed to comply with the agreements or failed to fulfill the conditions contained in the Reorganization Agreement (except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the Reorganization Agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure); or (d) by either Carolina First Corporation or Poinsett in the event that closing has not occurred by March 31, 1999. The Reorganization Agreement may be amended by mutual written consent of both parties.

      EFFECTIVE TIME OF THE MERGER . The effective time of the Merger will be the time and date specified in the Articles of Merger ("Effective Time") that are delivered for filing to the Secretary of State of South Carolina. The Effective Time will occur after all conditions specified in the Reorganization Agreement have been satisfied or waived, on such date as Carolina First Corporation shall notify Poinsett in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing. The Effective Time currently is anticipated to be approximately September 30, 1998, although delays in the satisfaction of the conditions to consummation of the Merger could result in a later Effective Time. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger."

      OPINION OF FINANCIAL ADVISOR . Capital Resources Group, Inc. ("Capital Resources") has served as financial advisor to Poinsett in connection with the Reorganization Agreement and has rendered an opinion to the Poinsett Board of Directors that the consideration to be received by shareholders of Poinsett is fair from a financial point of view to the Poinsett shareholders. For additional information concerning Capital Resources and its opinion, see "THE PROPOSED TRANSACTION -- Opinion of Poinsett's Financial Advisor" and the opinion of Capital Resources attached as Annex B to this Proxy Statement/Prospectus.

      CERTAIN FEDERAL INCOME TAX CONSEQUENCES . Poinsett will receive an opinion of counsel to Carolina First Corporation stating that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code"), subject to certain conditions. However, this opinion of counsel is not binding on the Internal Revenue Service ("IRS"). In such opinion, counsel will opine that if certain conditions are met, no taxable gain or loss for federal income tax purposes will be recognized by Poinsett shareholders upon the exchange of Poinsett common stock solely for Carolina First Corporation common stock. To the extent that shareholders receive cash consideration for fractional shares, such shareholders will be taxed to the extent that the cash exceeds such shareholder's allocated basis in such Poinsett common stock. See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences." Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of Poinsett consult his or her tax adviser concerning the Federal (and any applicable state, local or other) tax consequences of the Merger.

      INTERESTS OF CERTAIN PERSONS . The Reorganization Agreement provides that Carolina First Corporation will indemnify Poinsett directors and executive officers against certain liabilities and will maintain such directors' and officers' insurance for these persons after the Closing Date as shall be obtainable for annual premiums of $50,000.

      James D. King, Sr., James D. King, Jr., Edward R. Blakemore, Jr. and Louise P. Ellenburg (each of whom are officers of Poinsett) will receive certain payments and benefits provided for in their employment agreements with Poinsett Bank because the Merger constitutes a change of control giving rise to a right to those payments and benefits under those employment contracts. The aggregate amount payable under such contracts is $817,954.

     The Reorganization Agreement provides that, at closing, Carolina First Corporation shall enter into consulting agreements with James D. King, Jr. and James D. King, Sr. which have terms of twelve months and six months, respectively, and provide for compensation substantially the same as is currently being paid by Poinsett to such individuals. Copies of forms of these consulting agreements are attached to the Reorganization Agreement as annexes thereto.

      The Reorganization Agreement provides that holders of options to purchase Poinsett common stock outstanding at the Effective Time of the Merger will be converted into an option to acquire Carolina First Corporation common stock based on the Conversion Ratio. These options will continue to have the same terms and conditions as were in effect with respect to such options prior to the Merger. The Reorganization Agreement also provides that an option holder may elect immediately prior to the Effective Time (in lieu of having such options converted into the right to receive Carolina First Corporation common stock as provided above), to surrender such options in exchange for a cash payment per share equal to the difference between $82.00 and the exercise price per share of each option.

      Pursuant to the Reorganization Agreement, Carolina First Corporation and Poinsett will cooperate to develop staffing plans which will result in the retention of as many Poinsett and Poinsett Bank managers and employees as is practical. Carolina First Corporation has also specifically agreed to honor or assume (as applicable) Poinsett's obligations under its various existing benefit plans. See "THE PROPOSED TRANSACTION -- Interests of Certain Persons in the Merger."

      RESTRICTIONS ON RESALES BY AFFILIATES . Poinsett has agreed that, prior to closing, it will use its best efforts to cause certain affiliates of Poinsett to deliver written agreements to Carolina First Corporation that they will not dispose of any shares of Carolina First Corporation common stock received upon consummation of the Merger except in compliance with the Securities Act and rules and regulations promulgated thereunder. See "THE PROPOSED TRANSACTION -- Restrictions on Resales by Affiliates."

     ACCOUNTING TREATMENT . The Merger will be accounted for as a "purchase" of Poinsett by Carolina First Corporation under generally accepted accounting principles. See "THE PROPOSED TRANSACTION -- Accounting Treatment."

      MARKET PRICES AND DIVIDENDS . Carolina First Corporation common stock is traded on the Nasdaq National Market. Carolina First Corporation currently pays a regular quarterly dividend of $.08 per share. Although Carolina First Corporation currently expects to continue payment of its regular cash dividend on the Carolina First Corporation common stock, there can be no assurance that Carolina First Corporation's current dividend policy will continue unchanged after consummation of the Merger. The declaration and payment of dividends on Carolina First Corporation common stock is subject to legal restrictions and further depends upon business conditions, operating results, capital and reserve requirements and the Carolina First Corporation Board of Directors' consideration of other relevant factors.

      Poinsett common stock is not traded on any established market. Poinsett management is aware of a trade of Poinsett common stock at $25.00 per share in October 1997 and is not aware of any trades since that time. Poinsett has paid dividends of $0.60, $0.60 and $0 per share in each of the three fiscal years ended September 30, 1995, 1996 and 1997. Poinsett has not declared or paid any dividends since September 30, 1997.

     South Carolina and federal banking regulations restrict the amount of dividends that Carolina First Corporation and Poinsett can pay to shareholders. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Dividends."

      The information presented in the following table reflects the last reported sales prices for Carolina First Corporation common stock on June 26, 1998, the last trading day prior to the public announcement of the proposed Merger, and the Poinsett common stock on an equivalent per share basis, calculated by dividing $82.00 by an assumed fair market value of Carolina First Corporation common stock of $26.00 per share (for an assumed Conversion Ratio of 3.1538). As noted above, the Conversion Ratio is subject to adjustment based on the "fair market value" of the Carolina First Corporation common stock on the Closing Date. The table also reflects the last reported sales price for Carolina First Corporation common stock on August ____, 1998:

                                             Market Values Per Share
                               ------------------------------------------------------
                               Carolina First Corporation               Poinsett
                               --------------------------          -------------------------
                                       Historical                  Historical     Equivalent
                                       ----------                  ----------     ----------
June 26, 1998                         $27.00                        $ 25.00         $85.15
August ___, 1998                      $__.__                        $ __.__         $__.__



      Poinsett shareholders are advised to obtain current market quotations for the Carolina First Corporation common stock. The market price of Carolina First Corporation common stock at the Effective Time may be higher or lower than the market price at the time the Reorganization Agreement was executed, at the date of mailing this Proxy Statement/Prospectus, or at the time of the Special Meeting.

      SELECTED CONSOLIDATED FINANCIAL DATA. The following tables present selected unaudited historical financial information and selected unaudited combined pro forma financial information of Carolina First Corporation (consolidated) and Poinsett (consolidated). This information is derived from the historical financial statements of Carolina First Corporation (consolidated) and Poinsett (consolidated), and should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Proxy Statement/Prospectus, the documents that accompany this Proxy Statement/Prospectus or incorporated herein by reference. The pro forma financial data are presented using the purchase method of accounting. The selected pro forma combined unaudited financial information showing the combined results of Carolina First Corporation (consolidated) and Poinsett (consolidated) is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, see "PRO FORMA COMBINED FINANCIAL INFORMATION."

                           CAROLINA FIRST CORPORATION
                  (Dollars in thousands, except per share data)

                                                                                                   Three Months
                                                      Years Ended December 31,                    Ended March 31,
                                             -----------------------------------------           -----------------
                                            1993       1994       1995       1996      1997       1997       1998
                                            ----       ----       ----       ----      ----       ----       ----
                                                                                                    (unaudited)
STATEMENT OF INCOME DATA
Net interest income                       $29,358    $43,260    $50,772    $57,070    $66,706    $15,452    $20,227
Provision for loan losses                   1,106      1,197      6,846     10,263     11,646      2,952      2,136
Noninterest income, excluding
  securities transactions                   6,085      8,151     16,557     20,368     16,604      3,008      4,473
Securities transactions                       680         75        769        973      3,011         84        140
Noninterest income                          6,765      8,226     17,326     21,341     19,615      3,092      4,613
Noninterest expenses (1)                   27,294     51,839     46,882     51,675     52,243     12,866     15,259
Net income (loss) (1)                       5,418     (1,740)     9,414     10,474     14,340      1,717      4,694
Dividends on preferred stock                1,930      2,433      2,752         63         --         --         --
Net income (loss) applicable
  to common shareholders (1)                3,488     (4,173)     6,662     10,411     14,340      1,717      4,694

BALANCE SHEET DATA (Period End)
Total assets                             $904,474 $1,204,350 $1,414,922 $1,574,204 $2,156,346 $1,613,906 $2,250,747
Securities and temporary
  investments                             190,683    137,091    187,029    271,396    333,236    278,185    542,180
Loans, net of unearned income             623,646    923,068  1,062,660  1,124,775  1,602,415  1,183,443  1,494,590
Allowance for loan losses                   6,679      6,002      8,661     11,290     16,211     12,039     15,349
Nonperforming assets                        5,366      4,722      4,868      5,880      3,767      5,109      3,164
Total earning assets                      814,579  1,059,455  1,249,689  1,396,171  1,935,651  1,461,628  2,036,770
Total deposits                            804,549  1,001,748  1,095,491  1,281,050  1,746,542  1,257,005  1,826,029
Borrowed funds                             16,779    106,074    186,789    145,189    139,739    171,379    110,390
Long-term debt                              1,274      1,162     26,347     26,442     39,119     26,476     39,395
Total liabilities                         834,059  1,117,868  1,319,955  1,469,240  1,954,687  1,508,567  2,007,364
Preferred stock                            15,662     37,014     32,909        943         --         --         --
Shareholders' equity                       70,415     86,482     94,967    104,964    201,659    105,339    243,383

PER SHARE DATA (2) Net income (loss)
  per common share:
     Basic(1)                               $0.63     $(0.59)     $0.89      $0.97      $1.19      $0.15      $0.28
     Diluted(1)                              0.63      (0.59)      0.84       0.92       1.18       0.15       0.28
Cash dividends declared                      0.04       0.17       0.21       0.25       0.29       0.07       0.08
Book value per common
  share (period end)                         7.70       6.61       7.61       9.26      12.88       9.28      13.74
Common shares outstanding:
 Weighted average - basic               5,505,461  7,004,214  7,516,620 10,705,107 11,989,517 11,304,437 16,588,163
 Weighted average - diluted             8,208,935 10,114,812 11,183,726 11,368,035 12,175,561 11,478,383 16,922,202
Period end                              6,969,484  7,079,866  7,820,839 11,225,568 15,659,338 11,355,443 17,709,935

FINANCIAL RATIOS
Return on average assets                     0.69%     (0.16)%     0.74%      0.71%      0.84%      0.44%      0.86%
Return on average equity                     8.27      (1.99)     10.43      10.56      11.62       6.50       8.42
Net interest margin                          4.16       4.65       4.54       4.35       4.36       4.52       4.17

-------------------------------------------
(1) Includes 1996 Savings Association Insurance Fund special assessment of $1,184 (pre-tax) and 1994 restructuring charges of $12,214 (pre-tax).
(2) Adjusted for stock dividends and stock split.

                         POINSETT FINANCIAL CORPORATION
                  (Dollars in thousands, except per share data)

                                                                                               Three Months Ended
                                                  Years Ended September 30,                          March 31,
                                       -----------------------------------------------        ------------------
                                       1993        1994      1995       1996      1997         1997         1998
                                       ----        ----      ----       ----      ----         ----         ----
                                                                                                  (unaudited)
STATEMENT OF INCOME DATA
Net interest income                   $1,553      $1,724    $1,872     $2,209    $2,975        $643         $727
Provision for loan losses                 32          36        53         84       142          42          326
Noninterest income, excluding
    securities transactions              479         492       753        426       578         141          284
Securities transactions                   --          --        --          7        37           -
Noninterest income                       479         492       753        433       615         141          284
Noninterest expenses                   1,531       1,562     1,713      2,709     2,885         645          828
Net income                               300         381       532        (98)      337          57          (98)

BALANCE SHEET DATA (Period End)
Total assets                         $43,525     $50,071   $59,534    $65,701   $78,672     $69,958      $88,869
Securities and temporary
    investments                          181       3,232     4,479      3,730       456         474        1,483
Loans, net of unearned income         36,485      39,421    47,482     55,298    69,319      61,441       68,601
Allowance for loan losses                153         169       190        222       343         316          561
Nonperforming assets                     529         548       307      1,224       611       1,371        2,086
Total earning assets                  39,250      45,336    53,404     61,666    74,741      71,719       69,586
Total deposits                        32,850      43,589    42,562     58,131    72,821      63,798       81,684
Borrowed funds                         4,650          --     8,850      1,500        --       1,500        2,044
Long-term debt                         2,020       1,796     2,221        958       614         785           --
Total liabilities                     39,743      45,970    54,862     61,271    73,822      65,328       83,965
Shareholders' equity                   3,782       4,101     4,672      4,430     4,850       4,630        4,904

PER SHARE DATA
Net income per common share:
  Basic                                $1.84       $2.29     $2.89     ($0.53)    $1.79      $ 0.30       ($0.52)
  Diluted                               1.84        2.29      2.89      (0.53)     1.79        0.30        (0.52)
Cash dividends declared                   --        0.60      0.60       0.60        --          --           --
Book value per common share
    (period end)                       23.11       24.39     25.36      23.74     25.58       24.74        25.54
Common shares outstanding:
  Weighted average-basic
     and diluted                     163,639     166,295   184,229    185,422   188,488     187,115      189,615
  Period end                         163,639     168,139   184,229    186,615   189,615     189,615      190,365

FINANCIAL RATIOS
Return on average assets                0.76%       0.82%     0.97%     (0.15)%    0.47%       0.08%       (0.11)%
Return on average equity                8.32        9.68     12.13      (2.16)     7.26        1.22        (2.00)
Net interest margin                     3.96        3.80      3.81       3.85      4.38        3.91         4.15

                 UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
             CAROLINA FIRST CORPORATION AND POINSETT FINANCIAL CORPORATION

                                              YEAR ENDED             THREE MONTHS ENDED
                                         DECEMBER 31, 1997(1)          MARCH 31, 1998
                                         --------------------        ------------------
                                        (Dollars in thousands, except per share data)
STATEMENT OF INCOME DATA
Net interest income                    $      69,681                $      20,954
Provision for loan losses                     11,788                        2,462
Noninterest income                            20,230                        4,897
Noninterest expenses                          55,864                       16,271
Net income                                    14,026                        4,433

PER SHARE DATA
Net income per common share:
  Basic                                        $1.11                        $0.26
  Diluted                                       1.10                         0.25
Cash dividends declared                         0.29                         0.08
Book value per common share (period end)       13.50                        14.26
Common shares outstanding:
  Weighted average - basic                12,583,970                   17,188,536
  Weighted average - diluted              12,778,274                   17,522,575
   Period end                             16,257,346                   18,310,308

BALANCE SHEET DATA                                                 MARCH 31, 1998
                                                                   --------------
Total assets                                                       $    2,353,676
Securities and temporary investments                                      543,663
Loans, net of unearned income                                           1,563,191
Allowance for loan losses                                                  15,910
Total earning assets                                                    2,106,854
Total deposits                                                          1,907,713
Borrowed funds                                                            112,434
Long-term debt                                                             39,395
Total liabilities                                                       2,092,545
Shareholders' equity                                                      261,131
-----------------------------

(1) Includes September 30, 1997 year ended data for Poinsett Financial Corporation combined with December 31, 1997 year ended data for Carolina First Corporation.

      COMPARATIVE PER SHARE DATA. The following tables present at the dates and for the periods indicated (i) certain consolidated historical and pro forma combined per share data for the Carolina First Corporation common stock after giving effect to the Reorganization Agreement and (ii) certain historical and pro forma data for the Poinsett common stock. The pro forma financial data are presented using the purchase method of accounting, and an assumed Conversion Ratio of 3.1538 shares of Carolina First Corporation common stock for each share of Poinsett common stock (which is based on an assumed "fair market value" of Carolina First Corporation common stock of $26.00 per share). The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. The data are not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated at the beginning of the periods presented and are not indicative of future results.




                             Carolina First
                             Corporation          Poinsett
                             -----------          --------
                           Three Months Ended  Three Months Ended  Pro Forma     Poinsett
                              March 31, 1998     March 31, 1998    Combined      Equivalent(1)
                            ----------------     --------------    --------      -------------
Diluted earnings (loss) per
   common share                     $0.28           $(0.52)         $0.25         $0.79
Cash dividends declared per
   common share                      0.08              --            0.08          0.25
Book value per common
   share (3/31/98)                  13.74            25.54          14.26         44.97


(1) Calculated by multiplying the Pro Forma Combined by an assumed Conversion Ratio of 3.1538.





                             Carolina First
                             Corporation           Poinsett
                             -----------           --------
                                Year Ended           Year Ended      Pro Forma      Poinsett
                             December 31, 1997   September 30, 1997  Combined       Equivalent(1)
                             -----------------   ------------------  --------       -------------

Diluted earnings per
  common share                      $1.18           $ 1.79          $1.11         $3.50
Cash dividends declared per
  common share                       0.29               --           0.29          0.91
Book value per common
  share (year end)                  12.88            25.58          13.50         42.58


(1) Calculated by multiplying the Pro Forma Combined by an assumed Conversion Ratio of 3.1538.
                                       11

                                     RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY
STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY WHEN EVALUATING CAROLINA FIRST CORPORATION AND THE CAROLINA FIRST CORPORATION COMMON STOCK.

      DEPENDENCE ON SENIOR MANAGEMENT. Carolina First Corporation is dependent upon the services of certain of the senior executive officers of Carolina First Corporation and its subsidiaries. The loss of the services of one or more of such individuals could have an adverse effect on Carolina First Corporation. No assurance can be given that replacements for any of these officers could be employed if their services were no longer available. Carolina First Corporation maintains key employee insurance on Mack I. Whittle, Jr., Carolina First Corporation's Chief Executive Officer.

      GROWTH THROUGH ACQUISITIONS. Carolina First Corporation has experienced significant growth in assets as a result of acquisitions. Moreover, Carolina First Corporation anticipates engaging in selected acquisitions of financial institutions and branch locations in the future. There are certain risks associated with Carolina First Corporation's acquisition strategy that could adversely impact net income. Such risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Carolina First Corporation and being unable to profitably deploy funds acquired in an acquisition. Furthermore, there can be no assurance as to the extent that Carolina First Corporation can continue to grow through acquisitions. In the past, Carolina First Corporation has engaged in acquisitions accounted for by the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that Carolina First Corporation engages in significant acquisitions accounted for by the purchase method of accounting in the future, Carolina First Corporation may be required to raise additional capital in order to maintain capital levels required by the Federal Reserve. In the future, Carolina First Corporation may issue capital stock in connection with additional acquisitions. Such acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership. Although Carolina First Corporation is engaged from time to time in discussions relating to possible acquisitions, Carolina First Corporation presently has no agreements or understandings relating to any acquisitions except for the pending acquisitions of Colonial Bank of South Carolina, Inc. and First National Bank of Pickens County as described below in "INFORMATION ABOUT CAROLINA FIRST CORPORATION--Recent Developments."

      ANTITAKEOVER MEASURES. Carolina First Corporation has certain antitakeover measures in place. These include (i) a Shareholders' Rights Plan which, among other things, provides for the dilution of the Carolina First Corporation common stock holdings of certain shareholders who acquire 20% or more of the Carolina First Corporation common stock and attempt to acquire Carolina First Corporation without the consent of management, (ii) certain management contracts which provide for additional management compensation in the event that executive officers who are a party thereto are terminated after a change in control of Carolina First Corporation, and (iii) various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving Carolina First Corporation. Any one or more of these measures may impede the takeover of Carolina First Corporation without the approval of Carolina First Corporation's Board of Directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of Carolina First Corporation common stock. See "CAROLINA FIRST CORPORATION CAPITAL STOCK."

      COMMERCIAL LENDING ACTIVITIES. Over the past several years, Carolina First Corporation has experienced significant growth in commercial and commercial mortgage loans. These loans are generally more risky than one-to-four family or consumer loans because they are unique in character, generally larger in amount and dependent upon the borrower's ability to generate cash to service the loan. There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from uncertainties as to the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. While Carolina First Corporation's nonperforming loans as a percentage of total loans is below its peer group average, there is a risk that the quality of Carolina First Corporation's loan portfolio could decline, particularly in connection with the rapid growth in loans Carolina First Corporation has experienced over the past several years.

               INFORMATION CONCERNING THE POINSETT SPECIAL MEETING POINSETT SPECIAL MEETING

      This Proxy Statement/Prospectus is being furnished to shareholders of Poinsett as of the Record Date in connection with the solicitation of proxies by the Board of Directors of Poinsett for use at the Poinsett Special Meeting and at any adjournments thereof. The Poinsett Special Meeting is to be held on September 15, 1998 at 10:00 a.m., local time, at the main office of Poinsett, 6514-B State Park Road, Travelers Rest, South Carolina. Holders of Poinsett common stock are requested to complete, date and sign the accompanying Proxy and return it promptly to Poinsett in the enclosed postage-paid envelope.

      PURPOSE OF THE POINSETT SPECIAL MEETING. The purpose of the Poinsett Special Meeting is to consider and take action with respect to approval of the Reorganization Agreement. As required by South Carolina law, approval of the Reorganization Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Poinsett common stock entitled to vote on the Reorganization Agreement. See "--Poinsett Record Date and Voting Rights." This Proxy Statement/Prospectus, Notice of Special Meeting and the Proxy are first being mailed to shareholders of Poinsett on or about August 12, 1998.

      POINSETT RECORD DATE AND VOTING RIGHTS. Only the holders of Poinsett common stock on the Record Date are entitled to receive notice of and to vote at the Poinsett Special Meeting and at any adjournments thereof. On the Record Date, there were 193,365 shares of Poinsett common stock outstanding, which were held by approximately 130 holders of record. Each share of Poinsett common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Poinsett Special Meeting.

      A majority of the shares entitled to be voted at the Poinsett Special Meeting constitutes a quorum. If a share is represented for any purpose at the Poinsett Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain," as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the Poinsett Special Meeting.

      THE MERGER MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF POINSETT COMMON STOCK ELIGIBLE TO VOTE AT THE POINSETT SPECIAL MEETING. ACCORDINGLY, PROXIES MARKED "ABSTAIN" AND SHARES THAT ARE NOT VOTED (INCLUDING BROKER NON-VOTES) WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE REORGANIZATION AGREEMENT.

      On August 1, 1998, the directors and executive officers of Poinsett and their affiliates owned a total of 78,226 shares, or approximately 40.5% of Poinsett's common stock.

      PROXIES. The accompanying Proxy is for use at the Poinsett Special Meeting. A record shareholder may use this Proxy if he is unable to attend the Poinsett Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the Poinsett Special Meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Reorganization Agreement. The Board of Directors of Poinsett is not aware of any other matters that may be presented for action at the Poinsett Special Meeting, but if other matters do properly come before the Poinsett Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the Proxy in accordance with their best judgment.

      If a quorum is not obtained, or if fewer shares of Poinsett common stock are voted in favor of approval of the Reorganization Agreement than the number required for approval, it is expected that the Poinsett Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Poinsett Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked).

      The presence of a record shareholder at the Poinsett Special Meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of Poinsett at any time before it is voted, (ii) by submitting a signed proxy having a later date, or (iii) by such person appearing at the Poinsett Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

      Solicitation of proxies may be made in person or by mail, or by telephone or other electronic means, by directors, officers and regular employees of Poinsett, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. Poinsett will bear the costs associated with the solicitation of proxies and other expenses associated with the Poinsett Special Meeting.

      No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Poinsett, Carolina First Corporation or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of Poinsett or Carolina First Corporation since the date of this Proxy Statement/Prospectus.

      RECOMMENDATION. THE POINSETT BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF POINSETT AND ITS SHAREHOLDERS. THE POINSETT BOARD OF DIRECTORS RECOMMENDS THAT POINSETT'S SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

                            THE PROPOSED TRANSACTION

      THE FOLLOWING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE REORGANIZATION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REORGANIZATION AGREEMENT, WHICH IS SET FORTH IN FULL AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION OF THE TERMS OF THE REORGANIZATION AGREEMENT

      The Reorganization Agreement provides for the merger of Poinsett with and into Carolina First Corporation. As a result of the Merger, the separate corporate existence of Poinsett will cease and Carolina First Corporation, as the surviving entity, will possess all rights, franchises and interests of Poinsett. As of the Effective Time of the Merger, certificates of Poinsett common stock will represent only the right to receive the requisite number of shares of Carolina First Corporation common stock and cash for any fractional shares. After the Merger, Poinsett Bank will be operated as a separate subsidiary of Carolina First Corporation (except that after the Merger, Poinsett Bank's name may be changed to "Carolina First Savings Bank" and certain branch locations of Poinsett Bank may be transferred to Carolina First Bank). However, the Reorganization Agreement also provides that Carolina First Corporation may restructure the transactions contemplated therein, provided that any such restructuring shall not (i) alter the type of consideration to be issued to the holders of Poinsett common stock as provided for in the Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to Poinsett's shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the required regulatory approvals, or
(v) materially delay the closing.

      Pursuant to the terms of the Reorganization Agreement, upon consummation of the Merger, holders of Poinsett common stock will be entitled to receive shares of Carolina First Corporation common stock having a "fair market value" (as defined in the Reorganization Agreement) of $82.00 for each outstanding share of Poinsett common stock held by them. The "fair market value" is defined in the Reorganization Agreement as the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the 20 days in which Carolina First Corporation common stock was traded immediately prior to the Closing Date, except that if prior to the Effective Time of the Merger, any other person or entity shall have publicly announced an intention to acquire control of Carolina First Corporation by merger or otherwise or Carolina First Corporation shall have publicly acknowledged that it is seeking to be acquired by another person or entity or is discussing being acquired by another person or entity, then the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the 20 days for which the Carolina First Corporation common stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average derived from the 20 trading days immediately prior to the Closing Date, then the smaller average shall be the fair market value. All of the stock prices set forth above are subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items.

      Because the number of shares of Carolina First Corporation common stock to be received by Poinsett shareholders will depend on the market price of Carolina First Corporation common stock, the exact number of shares to be received by Poinsett shareholders will not be known until the Closing Date. On August __, 1998, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of Carolina First Corporation common stock, as reported on the Nasdaq National Market, was $_____. Poinsett shareholders should note, however, that the market price of the Carolina First Corporation common stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of Carolina First Corporation, among other factors, and therefore may be worth less than, or more than, such amount as of the date they receive their Carolina First Corporation common stock certificates.

      The Reorganization Agreement provides that holders of options to purchase Poinsett common stock outstanding at the Effective Time of the Merger will be converted into an option to acquire Carolina First Corporation common stock based on the Conversion Ratio. These options will continue to have the same terms and conditions as were in effect with respect to such options prior to the Merger. The Reorganization Agreement also provides that an option holder may elect immediately prior to the Effective Time (in lieu of having such options converted into the right to receive Carolina First Corporation common stock as provided above), to surrender such options in exchange for a cash payment per share equal to the difference between $82.00 and the exercise price per share of each option.

      No fractional shares of Carolina First Corporation common stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash will be paid to the holders of the Poinsett common stock in respect of any fractional share that would otherwise be issuable based on the "fair market value" of Carolina First Corporation common stock (as defined in the Reorganization Agreement).

      The Reorganization Agreement generally provides that Carolina First Corporation and Poinsett will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated in the Reorganization Agreement, including fees of attorneys and accountants. The Reorganization Agreement specifically provides that Carolina First Corporation will bear the cost of the filing fees for the Registration Statement and the cost for all filing fees associated with obtaining necessary regulatory approvals.

      The Merger will become effective at the Effective Time, which will be specified in the Articles of Merger to be filed with the South Carolina Secretary of State. At the Effective Time, by operation of law, Poinsett shareholders will no longer be owners of Poinsett common stock and (to the extent that they receive Carolina First Corporation common stock as consideration) will automatically become owners of Carolina First Corporation common stock. After the Effective Time, each outstanding certificate representing shares of Poinsett common stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions by Poinsett to which the former shareholders of Poinsett common stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the consideration as provided in the Reorganization Agreement.

BACKGROUND OF AND REASONS FOR THE REORGANIZATION AGREEMENT

      POINSETT'S BACKGROUND OF THE MERGER. Poinsett Bank converted from the mutual to stock form of organization ("Conversion") in August 1988. Since the consummation of the Conversion, Poinsett Bank has concentrated its efforts primarily on growing its core business of obtaining deposits from the general public and originating residential real estate mortgage loans.

      Poinsett management and the Poinsett Board of Directors have been aware of the significant and rapid consolidation that has been occurring among providers of banking and financial services in Poinsett Bank's market. Management and the Board have also been aware that the larger financial institutions that emerge from such consolidations may acquire substantial competitive advantages, including greater diversity in their loan production, cost savings through the integration of redundant operations and support functions, improved access to capital and funding and the ability to spread the cost of developing new products and services over a wider customer base.

      In light of the continuing consolidation and increasing competition in the banking and financial services industries both nationwide and in South Carolina, Poinsett has continuously reviewed its strategic business alternatives with the intended objective of increasing shareholder value. Poinsett Bank has undertaken since 1991 four significant corporate actions designed to expand its business operations profitably with the goal of increasing shareholder value. First, Poinsett Bank reorganized into the holding company structure in February 1991. Second, Poinsett Bank opened a branch office in Greenville, South Carolina in December 1992. Third, Poinsett Bank expanded into the York County market by opening a branch office in Rock Hill, South Carolina in November 1995. Finally, Poinsett Bank established a mortgage banking operation in September 1996.

      Although the holding company formation did not contribute directly to the growth of Poinsett Bank, the transaction provided Poinsett Bank with operational flexibility that it did not have as a thrift institution outside of a holding company structure. The other three actions, however, contributed directly to the growth of Poinsett, with total assets increasing by more than 175% since the consummation of the Conversion, to approximately $88.9 million at March 31, 1998. In light of this asset growth, Poinsett determined that a capital infusion would likely be necessary to support further significant internal asset growth, and in November 1997 Poinsett management and the Poinsett Board of Directors began reviewing and analyzing the financial viability of conducting alternative types of equity offerings.

      During the first quarter of 1998, when Poinsett was considering possible capital raising options, representatives of two South Carolina-headquartered financial institutions informally contacted Poinsett regarding the possibility of an acquisition. Each institution informally discussed a potential acquisition price which was significantly below $82.00 per share.

     In May 1998, Carolina First Corporation contacted Poinsett regarding a possible acquisition. In view of Carolina First Corporation's serious interest in a potential transaction, the Poinsett Board retained Capital Resources to review and analyze Poinsett's strategic options. Shortly thereafter, Carolina First Corporation outlined the terms of a possible business combination with Poinsett, which provided for an offer price of $82.00 per share in Carolina First Corporation common stock. Additional discussions and final negotiations occurred in June 1998, during which time Poinsett conducted a due diligence review of Carolina First Corporation, Poinsett management and the Poinsett Board of Directors consulted with Capital Resources to analyze Carolina First Corporation's proposal from a financial point of view and reviewed with Breyer & Aguggia LLP, special legal counsel to Poinsett and Poinsett Bank, the draft of the definitive Reorganization Agreement and the legal ramifications of a business combination.

      At a special meeting held on June 17, 1998, the Poinsett Board of Directors considered at length the financial and legal terms of the proposed Reorganization Agreement. In attendance were a representative of Capital Resources and a representative of Breyer & Aguggia LLP. The Poinsett Board of Directors reviewed with special legal counsel and Capital Resources (i) the proposed financial terms of the transaction compared to other relevant transactions, (ii) financial information concerning Carolina First Corporation,
(iii) the results of the due diligence analysis of Carolina First Corporation, and (iv) alternative pricing structures based on the $82.00 offer price. The Poinsett Board of Directors also reviewed the prospects for realizing comparable shareholder returns by remaining an independent entity. Capital Resources indicated that it was prepared to present a written opinion that the proposed transaction was fair to Poinsett's shareholders from a financial point of view (see "-- Opinion of Poinsett's Financial Advisor").

      Poinsett's Board of Directors reconvened a special meeting on June 26, 1998. After concluding that the Reorganization Agreement was in the best interests of Poinsett and its shareholders, Poinsett's Board of Directors voted unanimously to approve and adopt the Reorganization Agreement and authorized management, in consultation with special legal counsel, to enter into and carry out the definitive agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF POINSETT BOARD

      The Poinsett Board of Directors believes that the terms of the definitive agreement, which is the product of arm's length negotiations between representatives of Carolina First Corporation and Poinsett, are fair and in the best interests of Poinsett and its shareholders. In the course of reaching its determination, the Poinsett Board of Directors consulted with special legal counsel with respect to its legal duties, the terms of the Reorganization Agreement and the issued related thereto, with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

      In reaching its determination to approve the Reorganization Agreement, the Poinsett Board of Directors considered all factors it deemed material, which are the following:
      (a) The Poinsett Board of Directors analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Poinsett. In this regard, the Board analyzed the options of selling Poinsett or continuing on a stand-alone basis. Based on the consideration being offered by Carolina First Corporation, the current sale of control value of the Poinsett shares was determined to likely exceed the present value of Poinsett shares on a stand-alone basis under business strategies which possibly could be implemented by Poinsett.
      (b) The Poinsett Board of Directors considered the written opinion of Capital Resources that, as of June 26, 1998, the consideration to be received by holders of Poinsett common stock pursuant to the Reorganization Agreement was fair to Poinsett shareholders from a financial point of view. (See "-- Opinion of Poinsett's Financial Advisor.").
      (c) The Poinsett Board of Directors considered the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries.
      (d) The Poinsett Board of Directors considered the other terms of the Agreement, including the opportunity for Poinsett shareholders to receive shares of Carolina First Corporation common stock, which are listed on The Nasdaq National Market, in a tax-free exchange.
      (e) The Poinsett Board of Directors considered the detailed financial analyses, pro forma and other information with respect to Poinsett and Carolina First Corporation discussed by Capital Resources, as well as the Board's knowledge of Poinsett, Carolina First Corporation and their respective businesses. In this regard, the latest publicly-available financial and other information for Poinsett and Carolina First Corporation were analyzed, including a comparison to publicly-available financial and other information for other similar financial institutions.
      (f) The Poinsett Board of Directors considered the results of the contacts and discussions between Poinsett and its financial advisor and various third parties and the belief of the Board and management that the merger offered the best transaction available to Poinsett and its shareholders.
      (g) The Poinsett Board of Directors considered the likelihood of the merger and related transactions being approved by the appropriate regulatory authorities, including factors such as market share analyses, Carolina First Corporation's Community Reinvestment Act ("CRA") rating at that time and the estimated pro forma financial impact of the transaction on Carolina First Corporation. (See "-- Required Regulatory Approvals.").

      The foregoing discussion of the information and factors considered by the Poinsett Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by it. In reaching its determination to approve and recommend the Agreement, the Poinsett Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

      For the reasons set forth above, the Poinsett Board of Directors has unanimously approved the Agreement as advisable and in the best interests of Poinsett and its shareholders and recommends that the shareholders of Poinsett vote FOR the approval of the Agreement.

      CAROLINA FIRST CORPORATION REASONS. After consideration of relevant business, financial, and market factors, the Board of Directors of Carolina First Corporation believes that the Merger will provide it with a favorable means for entering the Travelers Rest and Rock Hill markets. Carolina First Corporation's goal is to be the leading South Carolina-headquartered, state-wide financial institution, and having a strong market presence in these market areas is an important step in achieving this goal. Carolina First Corporation believes that acquiring an existing institution is a superior means of entering Poinsett's markets, as compared to branching DE NOVO, primarily because of the acquisition of the established customer relationships. Carolina First Corporation believes that Poinsett has valuable community relationships which it will be able to use to expand its banking operations in Poinsett's market areas. Carolina First Corporation also believes that the terms of the proposed Merger are fair from its point of view and from a financial perspective.

OPINION OF POINSETT'S FINANCIAL ADVISOR

      Poinsett retained Capital Resources as its financial advisor in connection with the Merger and requested that Capital Resources render its opinion with respect to the fairness, from a financial point of view, of the Merger

Consideration, to the holders of the Poinsett common stock. Capital Resources rendered its written opinion to Poinsett's Board of Directors on June 26, 1998, that, as of the date of such opinion, the Consideration was fair, from a financial point of view, to the holders of Poinsett common stock. Capital Resources has consented to the inclusion of the opinion and the related disclosure in the Proxy Statement/Prospectus.

      THE FULL TEXT OF THE OPINION OF CAPITAL RESOURCES, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF CAPITAL RESOURCES AS OF JUNE 26, 1998, SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT OPINION. CAPITAL RESOURCES' OPINION SHOULD NOT BE CONSTRUED BY HOLDERS OF THE POINSETT COMMON STOCK AS A RECOMMENDATION AS TO HOW SUCH HOLDERS SHOULD VOTE AT THE SPECIAL MEETING.

      Capital Resources is an investment banking and financial consulting firm which, as part of its specialization in financial institutions, is regularly engaged in providing financial valuations and analyses of business enterprises and securities in connection with mergers, acquisitions, mutual-to-stock conversions, initial and secondary stock offerings and other corporate transactions. Poinsett has utilized the services of Capital Resources in the past. Poinsett's Board of Directors chose Capital Resources because of its expertise, experience and familiarity with Poinsett and the financial institution industry. Capital Resources reviewed the terms of the Reorganization Agreement and the related financial data and reviewed these issues with Poinsett's Board and executive management of Poinsett. No limitations were imposed on Capital Resources by Poinsett's Board with respect to the investigation made or procedures followed by it in rendering its opinion. Capital Resources participated in the negotiations between Poinsett and Carolina First Corporation in which the amount of consideration for Poinsett's shares was agreed upon.

      In the course of rendering its fairness opinion, the following factors were considered by Capital Resources:

      1.       The proposed terms of the Reorganization Agreement;
      2. The audited consolidated financial statements of Poinsett for the fiscal years ended September 30,1993 through 1997, the unaudit consolidated financial statements of Poinsett for the six months ended March 31,1998, certain regulatory reports including the report for the quarter ended March 31,1998, the latest available asset/liability reports, operating budget, and other miscellaneous internally-generated management information reports and business plan, as well as other publicly-available information;
      3. Annual Report to Shareholders for 1997, which provides a discussion of Poinsett's business and operations and a review of various financial data and trends;
      4. Discussions with executive management of Poinsett regarding the business, operations, recent financial condition and operating results and future prospects of Poinsett;
      5. Comparisons of Poinsett's financial condition and operating results with those of similarly sized thrift institutions operating in South Carolina and the United States;
      6. Comparisons of Poinsett's financial condition and operating performance with the published financial statements and market price data of publicly traded thrift institutions in general and publicly traded thrift institutions in Poinsett's region of the United States specifically;
      7. The relevant market information regarding Poinsett shares including any trading activity and information on options to purchase Poinsett shares;
      8. Other financial and pricing analyses and investigations as deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies considered to be generally similar to Poinsett;
      9. Examination of Poinsett's economic operating environment and the competitive environment of Poinsett's market area;

      10. Available financial reports and financial data for Carolina First Corporation, including annual reports to shareholders and Form 10-K reports covering the fiscal years ended through December 31, 1997, quarterly reports to shareholders, Form 10-Q reports, other internal and regulatory financial reports provided by management of Carolina First Corporation and other published financial data; Carolina First Corporation's banking office network; and the pricing trends of the Carolina First Corporation's common stock, as reported on the Nasdaq National Market, and dividend payment history;
      11. A visit to Carolina First Corporation's administrative and executive offices and interviews with senior management of Carolina First Corporation, including a discussion of Carolina First Corporation's business and prospects; and
      12. The pro forma financial impact of the merger of Poinsett and Carolina First Corporation.

      The fairness opinion states that Capital Resources has relied on the accuracy and completeness of the information provided by the parties to the Reorganization Agreement and the representations and warranties in the Reorganization Agreement, without independent verification. Capital Resources did not make an independent evaluation or appraisal of the assets of Poinsett or Carolina First Corporation.

      The summary set forth below describes the approaches utilized by Capital Resources in support of its June 26, 1998 fairness opinion. It does not purport to be a complete description of the analyses performed by Capital Resources in this regard.

      OVERVIEW OF VALUATION METHODOLOGY. In preparing its fairness opinion, Capital Resources evaluated whether the consideration payable upon consummation of the Merger was fair from a financial point of view to the shareholders of Poinsett. The fairness of the consideration was determined by comparing it to acquisition offers received by other comparable types of companies over a time-frame that reflects a similar economic environment. The comparison included an examination of key financial characteristics of the comparative acquisition companies, including balance sheet, earnings and credit risk characteristics.

      Poinsett's key operating statistics and ratios through March 31, 1998, were compared to a select group of thrift institutions that have also been the subject of a proposed or completed acquisition. It is important to note that the comparative group utilized in the fairness opinion was comprised only of thrift institutions (rather than commercial banks), given the distinctive financial, operating and regulatory characteristics of the thrift industry. Capital Resources reviewed relevant acquisition pricing ratios, notably offer price-to-book value (and offer price-to-tangible book value), offer price-to-earnings, offer price-to-deposits, and offer price-to-assets, of the comparative group and compared these ratios to those of Poinsett. The analysis included a review of and comparison of the mean and median pricing ratios represented by a sample of 17 comparative thrifts concentrated in the southeastern and midwestern United States.

      PRICING COMPARISON. Based on an assumed consideration of $82.00 for each outstanding share of Poinsett common stock, there resulted the following acquisition pricing ratios for Poinsett relative to those of the comparative group:

      o Poinsett's price/fully-diluted tangible book value ratio of 325.0% exceeded the mean and median price/fully-diluted tangible book value ratios of 202.1% and 194.8%, respectively, of the comparative group;
      o Poinsett's price/earnings multiple of 66.7x based on trailing 12 months reported net income (or 34.5x based on the calculation of a normalized earnings stream of $2.38 per share) compared to the mean and median price/earnings multiples of the comparative group of 26.5x and 26.6x, respectively;
      o Poinsett's price/assets ratio of 17.6% compared to the mean and median price/assets ratios of 15.9% and 15.5%, respectively, of the comparative group;
      o Poinsett's price/deposits ratio of 19.1% compared to the mean and median price/deposits ratios of 19.0% and 18.5%, respectively, of the comparative group;

      o Poinsett's tangible book premium (offer price minus tangible book value)/core deposits ratio of 19.3% compared to the mean and median ratios of 11.2% and 10.9%, respectively, of the comparative group.

      In analyzing the reasonableness of Poinsett's acquisition pricing ratios relative to those of the comparative group, Capital Resources considered the following factors:


      o Poinsett reported a lower level of profitability relative to that of the comparative group. Poinsett reported a return on assets ("ROA") of 29 basis points versus the comparative group which reported an ROA of 73 basis points. However, Capital Resources also calculated an adjusted ROA of 56 basis points for Poinsett (adjusted to reflect a normal level of loan loss provisions). Given that Poinsett has expanded in recent years to capitalize upon a market area that has experienced economic growth and diversity, Poinsett's earnings growth potential relative to that of the comparative group appears at least similar.
      o Poinsett's lower level of profitability reflected a higher net interest margin and a higher non-interest operating income level which were more than offset by a higher operating expense ratio relative to the comparative group. Poinsett's yield/cost spread is higher than the peer group's spread while Poinsett's net earning asset position is lower than that of the comparative group.
      o Poinsett's lower adjusted ROA of 56 basis points and lower net worth ratio of 5.5% translated into a higher ROE. Poinsett's adjusted ROE of 9.4% compared to a mean and median ROE for the peer group of 8.3 and 8.1%, respectively. Poinsett had a reported ROE of 4.9 percent.
      o A review of other important financial ratios, indicated that Poinsett's non-performing assets ("NPA") level compared unfavorably to that of the comparative peer group. Poinsett's NPA/Assets ratio of 2.35% compared to mean and median ratios of 0.87% and 0.67%, respectively, for the comparative group.

      Therefore, based on the above financial comparisons, Capital Resources believed that, on balance, Poinsett's acquisition pricing ratios were very reasonable when compared to the comparative group's acquisition pricing ratios.

      Also, Capital Resources noted that at the time of its initial public offering in August 1988, Poinsett's conversion price was $8.00 per share. Thus, the acquisition price of $82.00 per share represented a significant return on Poinsett's conversion price, an annual compounded yield of just over 26%.

      DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Capital Resources also performed an analysis of potential returns to shareholders of Poinsett, which was based on an estimate of Poinsett's future cash dividend streams to shareholders and Poinsett's future stock price and sell-out price (terminal value). This analysis assumed Poinsett was not acquired but remained independent for at least three to five years. The analysis utilized certain key assumptions for Poinsett, including the most likely retail asset growth and earnings level scenario as well as regular, periodic dividend payments. The analysis also reflected the utilization of $10 million of wholesale borrowings to support additional asset and earnings growth.

      To approximate the range of terminal values of Poinsett common stock at the end of a three year and five year period, Capital Resources applied a price-to-earnings multiple of 23x, and a price/tangible book value ratio of 195%. The resulting terminal values and dividend streams were then discounted to present values using different discount rates (ranging from 10% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Poinsett common stock.

      The analysis indicated a present value for Poinsett shares and future dividend payments ranging from $59.70 per share (based on a 15% discount rate) to $68.16 per share (based on a 10% discount rate) assuming Poinsett is acquired after three years, and a present value ranging from $61.90 per share (based on a 15% discount rate) to $77.09 per share (based on a 10% discount rate) assuming Poinsett is acquired after five years.

      The results of the above described analysis confirmed that the merger consideration being offered by Carolina First Corporation to Poinsett shareholders was fair from a financial point of view.

      Capital Resources will receive a fee from Poinsett for its services including the rendering of the fairness opinion. Poinsett has also agreed to reimburse Capital Resources for reasonable out-of-pocket expenses and to indemnify Capital Resources and certain related persons against certain liabilities relating to or arising out of its engagement. Capital Resources has in the past provided and may in the future provide other financial advisory services to Poinsett and has received and will receive its customary compensation for such services. In the ordinary course of its business, Capital Resources may actively trade the equity securities of Carolina First Corporation and Poinsett and their respective affiliates for its own account and for the accounts of customers and, may at any time hold a long or short position in such securities.

EXCHANGE OF POINSETT STOCK CERTIFICATES

      As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), Carolina First Corporation or its transfer agent (in such capacity, the "Exchange Agent") will mail, and otherwise make available to each former record holder of shares of Poinsett common stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of Poinsett common stock ("Certificates") for payment therefor. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.

POINSETT SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORMS.

      Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time should send or provide the Certificate, or Certificates, to the Exchange Agent, whereupon the holder shall promptly receive the Carolina First Corporation common stock issuable to him in exchange for such Certificates. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of Carolina First Corporation that no such tax is applicable.

      Carolina First Corporation is not obligated to deliver the Carolina First Corporation common stock to which any former holder of Poinsett common stock is entitled as a result of the Merger until such holder surrenders his or her Certificates, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by Carolina First Corporation or Poinsett. In addition, no dividend or other distribution payable to the holders of record of Carolina First Corporation common stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of Poinsett common stock issued and outstanding at the Effective Time until such holder surrenders such Certificate to the Exchange Agent for exchange. However, upon surrender of the Certificates, both the Carolina First Corporation common stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such Certificates.

      After the Effective Time, each outstanding Certificate shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholders of Poinsett common stock may be entitled) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of Carolina First Corporation common stock in exchange therefore (and cash in lieu of fractional shares) as provided in the Reorganization Agreement.

CONDITIONS TO CONSUMMATION OF THE MERGER

      The obligations of Carolina First Corporation to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing
Date: (i) the compliance by Poinsett with its covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of Poinsett set forth in the Reorganization Agreement (subject to certain limited exceptions); (ii) the receipt by Carolina First Corporation of an opinion of counsel of Poinsett in form and substance reasonably satisfactory to Carolina First Corporation and its counsel; (iii) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to Poinsett through the Closing Date; (iv) the receipt of necessary regulatory approvals; and (v) the receipt of the necessary shareholder approval of Poinsett.

      The obligations of Poinsett to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing Date: (i) the compliance by Carolina First Corporation with its covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of Carolina First Corporation set forth in the Reorganization Agreement (subject to certain limited exceptions); (ii) the receipt by Poinsett of an opinion of counsel of Carolina First Corporation in form and substance reasonably satisfactory to Poinsett and its counsel; (iii) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to Carolina First Corporation through the Closing Date; (iv) the receipt of necessary regulatory approvals; (v) the receipt of the necessary shareholder approval of Poinsett; and (vi) the receipt of a tax opinion from Wyche, Burgess, Freeman & Parham, P.A., reasonably satisfactory to Poinsett, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.

      Carolina First Corporation and Poinsett may waive certain of the conditions imposed with respect to their respective obligations to consummate the Reorganization Agreement.

TERMINATION

      The Reorganization Agreement may be terminated at any time prior to the Closing Date: (a) by mutual consent of the parties; (b) by either Carolina First Corporation or Poinsett, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the requisite Poinsett shareholder approval is not received at the Poinsett Special Meeting; (c) by either Carolina First Corporation or Poinsett if the other party (or its subsidiaries) has failed to comply with the agreements or failed to fulfill the conditions contained in the Reorganization Agreement except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the Reorganization Agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; or (d) by either Carolina First Corporation or Poinsett in the event that Closing has not occurred by March 31, 1999.

AMENDMENT

      The Reorganization Agreement may be amended or supplemented in writing by mutual agreement of Carolina First Corporation and Poinsett.

CONDUCT OF POINSETT'S AND CAROLINA FIRST CORPORATION'S BUSINESS PRIOR TO THE EFFECTIVE TIME

      Under the terms of the Reorganization Agreement, Poinsett and Poinsett Bank each has agreed with respect to the conduct of its respective businesses pending closing, among other things: (a) to carry on its business only in the ordinary course and to use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings; (b) not to amend its charter or bylaws; (c) not to issue or acquire any shares of its capital stock of any class or any securities convertible into its capital stock or declare or pay any dividends or distributions, or make any change in its capital structure; (d) to promptly advise Carolina First Corporation of any material adverse change in the business of Poinsett or Poinsett Bank; (e) not to breach the Reorganization Agreement or cause any of the representations of Poinsett or Poinsett Bank contained in the Reorganization Agreement to become untrue; (f) not to incur any indebtedness other than in the ordinary course of business; (g) except for Merger-related expenses and current contractual obligations, not to incur any expense in excess of $50,000; (h) not to grant any executive officers any increase in compensation (except in the ordinary course of business) or enter into any employment agreement; (i) not to engage in acquisitions, mergers or other reorganizations;
(j) except as may be directed by any regulatory authority or in certain other limited instances, not change its lending, investment, liability management or other material banking or other policies in any material respect, or implement or adopt any change in accounting principles, practices or methods; or (k) except in limited instances, not impose, or permit or suffer the imposition of any liens on any of its assets, including its shares of capital stock of Poinsett Bank.

      Under the terms of the Reorganization Agreement, Carolina First Corporation has agreed, with respect to the conduct of its business pending closing, among other things: (i) to carry on its business in substantially the same manner as heretofore conducted; (ii) not to amend its Articles of Incorporation or Bylaws in any manner that will adversely affect the Poinsett shareholders in any material respect; (iii) to promptly advise Poinsett of any material adverse change in its business; and (iv) not to take any action that would be contrary to or breach any of the terms or provisions of the Reorganization Agreement, or which would cause Carolina First Corporation's representations in the Reorganization Agreement to become untrue in any material respect.

REQUIRED REGULATORY APPROVALS

      The Merger is subject to certain regulatory approvals as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes.

      The acquisition of Poinsett as contemplated herein is subject to approval of the Federal Reserve under Section 4 of the Bank Holding Company Act of 1956 and as provided in 12 C.F.R. ss. 225.24(a)(2). The Federal Reserve will take into account, among other factors, the financial and managerial resources and future prospects of the institutions and any anti-competitive effects associated with the Merger. Applicable regulations require publication of notice of the application for approval of the Merger and provide an opportunity for the public to comment on the application in writing and to request a hearing. The Merger may not be consummated until the 15th day after approval, during which time the United States Department of Justice ("DOJ") may challenge the Reorganization Agreement on antitrust grounds. Carolina First Corporation has filed an application with the Federal Reserve requesting approval of this acquisition.

      The Merger also is subject to approval by the State Board under Section 34-24-30 of the South Carolina Bank Holding Company Act ("SCBHCA"). Under
Section 34-24-50 of the SCBHCA, the State Board may approve the Merger only after determining that the Merger would not create anticompetitive or monopolistic effects on the South Carolina banking business. The State Board also must take into consideration the financial and managerial resources and future prospects of the companies and banks involved as well as the convenience and needs of the communities to be served. In making its determination, the State Board will wait until after the Federal Reserve makes its determination and will deny the application only if the State Board finds that the Federal Reserve's determination is not supported by evidence that is substantial when viewed in light of the whole record considered by the Federal Reserve. Carolina First Corporation has submitted an application to the State Board for approval to consummate the Merger.

      Poinsett is required to provide prior notice of the Merger to the Office of Thrift Supervision ("OTS") under various OTS regulations. This notice has been provided.

      Carolina First Corporation and Poinsett are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained or would not delay consummation of the Merger.

OPERATIONS AFTER THE MERGER

      After consummation of the Merger, the banking locations of Poinsett Bank will continue to be operated as branch locations of Poinsett Bank and such locations are expected to conduct their business in generally the same manner as prior to the Merger, except that additional banking services and products offered by Carolina First Bank will be offered by Poinsett Bank as well. Also, after the Merger, Poinsett Bank's name may be changed to "Carolina First Savings Bank" and certain branch locations of Poinsett Bank may be transferred to Carolina First Bank. It is generally expected that the retained Poinsett Bank officers and employees will continue in similar positions in an at-will employment capacity. In general, retained Poinsett and Poinsett Bank officers and employees will continue at approximately their current levels of compensation and will be eligible for benefits available to other similarly situated officers and employees of Carolina First Bank. After consummation of the Merger, it is anticipated that Carolina First Bank will continue to conduct its business in generally the same manner in which it is now conducted. See "--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      DIRECTORS. Carolina First Corporation has agreed that, following the Effective Time and for a period of 18 months, the Advisory Board of Directors of Poinsett Bank's Rock Hill division shall be continued at their present level of compensation as advisory board members of that office.

      INDEMNIFICATION; ADVANCEMENT OF EXPENSES; DIRECTORS' AND OFFICERS' INSURANCE. The Reorganization Agreement provides that Carolina First Corporation will indemnify the Poinsett directors and executive officers against certain liabilities (and will advance certain expenses) to the fullest extent that such persons would have been entitled to indemnification (or advancement of expenses) under the laws of the State of South Carolina and the Carolina First Corporation Articles of Incorporation and Bylaws as in effect on the date of the Reorganization Agreement. The Reorganization Agreement also provides that prior to closing, Poinsett shall use its best efforts to extend its existing directors' and officers' liability insurance policy past the Closing Date (spending up to $25,000) and after Closing, Carolina First Corporation shall take no action to terminate prematurely such policy.

      EMPLOYMENT AGREEMENTS; CONSULTING AGREEMENTS. James D. King, Sr., James
D. King, Jr., Edward R. Blakemore and Louise P. Ellenburg (the "Officers"), have employment contracts with Poinsett which provide for certain payments, among other things, in connection with the termination of their employment after a change in control (as defined in such agreements). In the Reorganization Agreement, Carolina First Corporation acknowledges the transactions contemplated therein constitute a change in control for purposes of the employment agreements and further acknowledges that the Officers are entitled to receive the certain payments and benefits provided for therein upon a change in control of Poinsett or Poinsett Bank. The benefits payable upon the change of control under these agreements are $306,860, $162,674, $180,713 and $167,707 for James D. King, Sr.,
James D. King, Jr., Edward R. Blakemore, Jr. and Louise P. Ellenburg, respectively.

      It is currently contemplated that Carolina First Corporation and James D. King, Sr. will enter into a consulting agreement that will be effective upon consummation of the Merger, whereby Mr. King, as an independent contractor, will assist Carolina First Corporation in the assimilation of Poinsett. Compensation under such agreement is expected to be at a rate not in excess of his current total compensation and will include the provision of health and other employee benefits to Mr. King and his family. This agreement will have a term of six months.

      It is currently contemplated that Carolina First Corporation and James D. King, Jr. will enter into a consulting agreement that will be effective upon consummation of the Merger, whereby Mr. King, as an independent contractor, will assist Carolina First Corporation in the assimilation of Poinsett. Compensation under such agreement is expected to be at a rate not in excess of his current total compensation and will include the provision of health and other employee benefits to Mr. King and his family. This agreement will have a term of twelve months.

      STOCK OPTIONS. The Reorganization Agreement provides that holders of options to purchase Poinsett common stock outstanding at the Effective Time of the Merger will be converted into an option to acquire Carolina First Corporation common stock based on the Conversion Ratio. These options will continue to have the same terms and conditions as were in effect with respect to such options prior to the Merger. The Reorganization Agreement also provides that an option holder may elect immediately prior to the Effective Time (in lieu of having such options converted into the right to receive Carolina First Corporation common stock as provided above), to surrender such options in exchange for a cash payment per share equal to the difference between $82.00 and the exercise price per share of each option.

      OTHER MATTERS RELATED TO EMPLOYEES AND EMPLOYEE BENEFIT PLANS. In the Reorganization Agreement, Poinsett agreed to terminate the Poinsett Bank 401(k) Profit Sharing Plan (the"401(k) Plan") and thereafter to distribute the assets in the 401(k) Plan to participants in accordance with the requirements of Employee Retirement Income Security Act ("ERISA") and the Code. Poinsett agreed to terminate the Poinsett Bank Employee Stock Ownership Plan ("ESOP") prior to the Effective Time. After such termination, Poinsett agreed that the ESOP shall convert to cash a sufficient number of shares of Carolina First Corporation common stock as may be received by the ESOP with respect to unallocated shares of Poinsett common stock held by the ESOP at the Effective Time to the repayment in full of the outstanding ESOP indebtedness to Perpetual Bank, a federal savings bank headquartered in Anderson, South Carolina. Any surplus of Carolina First Corporation common stock remaining after repayment of such indebtedness shall be allocated as investment earnings of the ESOP to the accounts of ESOP participants (and, if required, to the accounts of former participants or their beneficiaries) in proportion to their account balances at the Effective Time. Carolina First Corporation also agreed that the former Poinsett employees who are employed by Carolina First Corporation or its subsidiaries immediately following the Closing Date: (i) will be eligible, on the same basis as current Carolina First Corporation employees, for all Carolina First Corporation benefit plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under Carolina First Corporation Benefit Plans for years of service with Poinsett as if such service had been with Carolina First Corporation or its subsidiaries.

     Carolina First Corporation has agreed that, prior to the Effective Time, Poinsett Bank may transfer the life insurance policies with respect to Beauford
W. Williams, James D. King, Sr., James D. King, Jr., and Edward R. Blakemore, Jr., to such insureds in fully paid up form.

      Carolina First Corporation has agreed that following the Effective Time, and for a period of 18 months, the advisory Board of Directors of Poinsett Bank's Rock Hill division shall be continued at their present level of compensation.

ACCOUNTING TREATMENT

      Carolina First Corporation will account for the acquisition of Poinsett as a "purchase" under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Poinsett will be adjusted to their estimated market values and combined with the assets and liabilities of Carolina First Bank. Shareholders' equity and cash will be adjusted to reflect common stock and cash issued for the purchase price. The excess of the purchase price over the estimated market value of the net assets acquired will be recorded as intangible assets, which will be amortized over 10 to 25 years using accelerated and straight-line methods. Prior period statements will not be restated.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain material federal income tax consequences of the Merger, including certain consequences to holders of the Poinsett common stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to Poinsett shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to Poinsett shareholders who acquired their shares of Poinsett common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of state, local and other tax laws. The summary does not address the state, local or foreign tax consequences of the Merger, if any.

      Pursuant to the terms of the Reorganization Agreement, Poinsett will receive the opinion of Wyche, Burgess, Freeman & Parham, P.A., dated as of the Effective Time, to the effect that based upon the Code and regulations thereunder and rulings issued by the IRS in transactions similar to those contemplated by the Reorganization Agreement and assuming the Merger occurs in accordance with the Reorganization Agreement and conditioned on the accuracy of certain representations made by Poinsett and Carolina First Corporation, for federal income tax purposes:

      1. The Merger will qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code, provided that substantially all of the assets of Poinsett are acquired in the Merger.

      2. No gain or loss will be recognized either to Carolina First Corporation or Poinsett as a result of the Merger.

      3. No gain or loss will be recognized to the shareholders of Poinsett upon their receipt of shares of Carolina First Corporation common stock in the Merger (disregarding for this purpose any cash received for whole or fractional shares or otherwise in connection with the Merger).

      4. The receipt of cash by Poinsett shareholders in the Merger in exchange for fractional shares will be treated for federal income tax purposes as a redemption of such shares.

      5. The tax basis of the Carolina First Corporation common stock so received by Poinsett shareholders in connection with the Merger will be the same as the basis in the Poinsett common stock surrendered in exchange for such Carolina First Corporation common stock as set forth above.

      6. The holding period of the Carolina First Corporation common stock received by a Poinsett shareholder will include the holding period of the shares of Poinsett surrendered therefor provided that the Poinsett shares are capital assets in the hands of the shareholder at the time of the Merger.

      CASH RECEIVED BY HOLDERS OF POINSETT COMMON STOCK WHO DISSENT. A shareholder of Poinsett who perfects his dissenter's rights under South Carolina law and who receives payment of the value of his shares of Poinsett common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of Poinsett common stock are held by the holder as a capital asset at the Effective Time, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of Poinsett common stock who contemplates exercising his dissenter's rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

      FRACTIONAL SHARE INTERESTS. A Poinsett shareholder who receives cash in lieu of a fractional share interest in

Carolina First Corporation common stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the Poinsett common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Carolina First Corporation common stock received, determined as set forth above, is longer than one year.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

RESTRICTIONS ON RESALES BY AFFILIATES

      The issuance of the Carolina First Corporation Shares has been registered under the Securities Act. Accordingly, resales of the Carolina First Corporation Shares by non-affiliates of Poinsett will not require registration. However, under existing law, any person who is an "affiliate" of Poinsett (as defined below) at the time the proposed exchange is submitted to a vote of the Poinsett shareholders who wishes to sell Carolina First Corporation Shares will be required either to (a) register the sale of the Carolina First Corporation Shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration. Rule 145(d) requires that persons deemed to be Poinsett affiliates resell their Carolina First Corporation Shares pursuant to certain of the requirements of Rule 144 under the Securities Act if such Carolina First Corporation Shares are sold within one year after receipt thereof. After one year, if such person is not an affiliate of Carolina First Corporation and Carolina First Corporation is current in the filing of its periodic securities law filings, a former Poinsett affiliate may freely sell the Carolina First Corporation Shares without limitation. After two years from the issuance of the Carolina First Corporation Shares, if such person is not a Carolina First Corporation affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such Carolina First Corporation Shares without limitation, regardless of the status of Carolina First Corporation's periodic securities law filings. Poinsett has agreed that it will use its best efforts to cause affiliates of Poinsett to agree in writing that they will not sell the Carolina First Corporation common stock to be received by them except as provided above. Stop transfer instructions will be given by Carolina First Corporation to the Exchange Agent with respect to the Carolina First Corporation common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. An "affiliate" of Poinsett, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Poinsett at the time of consummation of the Merger. In this context, an "affiliate" will generally include the following persons: directors or executive officers, and the holders of 10% or more of Poinsett common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).


RIGHTS OF DISSENTING SHAREHOLDERS OF POINSETT

      THE FOLLOWING DISCUSSION IS MERELY A SUMMARY OF RIGHTS OF DISSENTING SHAREHOLDERS PURSUANT TO SOUTH CAROLINA LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 13-13-101 ET SEQ. OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT OF 1988, AS AMENDED (THE "SCBCA"), A COPY OF WHICH IS INCLUDED HEREWITH AS ANNEX C. DISSENTING SHAREHOLDERS HAVE ONLY THOSE RIGHTS PROVIDED BY SUCH LAW. ANY SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS IS STRONGLY ADVISED TO CONSULT WITH AN ATTORNEY.

      Any shareholder of Poinsett entitled to vote on the Merger has the right to dissent from the Merger and receive payment of the fair value of his shares of Poinsett common stock upon compliance with Sections 33-13-101 ET SEQ. of the SCBCA. A shareholder may not dissent as to less than all of the shares that he beneficially owns, regardless of the number of accounts maintained for the benefit of such shareholder. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must notify Poinsett in writing of the names and addresses of the record holders of the shares, if known to him. Any Poinsett shareholder intending to enforce this right may not vote in favor of the Merger and must file a written notice of intent to demand payment for his shares (the "Objection Notice") with the Corporate Secretary of Poinsett either before the Special Meeting or before the vote is taken at the Special Meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of Poinsett common stock if the Merger is effected. Although any Poinsett shareholder who has filed an Objection Notice must not vote in favor of the Merger, a vote in favor of the Merger cast by the holder of a proxy appointment solicited by Poinsett (whether pursuant to the instruction of the shareholder or otherwise) will not disqualify the shareholder from demanding payment for his shares under the SCBCA. A vote against approval of the Merger will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 33-13-210 of the SCBCA. If the Merger is approved by Poinsett's shareholders at the Poinsett Special Meeting, each shareholder who has filed an Objection Notice will be notified by Poinsett of such approval within 10 days after the Poinsett Special Meeting (the "Dissenters' Notice"). The Dissenters' Notice will (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and (b) deposit their Certificates;
(ii) inform holders of uncertificated shares of Poinsett common stock of the extent of any restrictions on the transferability of such shares; (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger; (iv) set a date by which (x) Poinsett must receive the Payment Demand, which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered and (y) the Certificates must be deposited as instructed in the Dissenters' Notice, which may not be earlier than 20 days after the date the Payment Demand is received by Poinsett; and (v) be accompanied by a copy of Sections 33-13-101 through 33-13-310 of the SCBCA. Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of Poinsett common stock before January 29, 1997 (the date of the first public announcement of the terms of the Merger) and deposit his Certificates in accordance with the terms of the Dissenter's Notice. Upon filing the Payment Demand and depositing the Certificates, the shareholder will retain all other rights of a shareholder until these rights are canceled or modified by consummation of the Merger. FAILURE TO COMPLY SUBSTANTIALLY WITH THESE PROCEDURES WILL CAUSE THE SHAREHOLDER TO LOSE HIS DISSENTERS' RIGHTS TO PAYMENT FOR THE SHARES. CONSEQUENTLY, ANY POINSETT SHAREHOLDER WHO DESIRES TO EXERCISE HIS RIGHTS TO PAYMENT FOR HIS SHARES IS URGED TO CONSULT HIS LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

      As soon as the Merger is consummated, or upon receipt of a Payment Demand, Carolina First Corporation shall, pursuant to Section 33-13-250 of the SCBCA, pay to each dissenting shareholder who has substantially complied with the requirements of Section 33-13-230 of the SCBCA, the amount that Carolina First Corporation estimates to be the fair value of the shares of Poinsett common stock plus accrued interest. Section 33-13-250 of the SCBCA requires that payment to be accompanied by (i) certain of Poinsett's financial statements,
(ii) a statement of Carolina First Corporation's estimate of fair value of the shares and explanation of how Carolina First Corporation's estimate of fair value and the interest were calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of Sections 33-13-101 through 33-13-310 of the SCBCA. As authorized by Section 33-13-270, Carolina First Corporation intends to delay any payments with respect to any shares (the "After-acquired sales") held by a dissenting shareholder which were not held by such shareholder on January 29, 1997, the date of the first public announcement of the terms of the Merger, unless the beneficial ownership devolved upon him by operation of law from a person who was the beneficial owner on such date. Where payments are so withheld, Sections 33-13-270(b) and 33-13-280(a) of the SCBCA will require Carolina First Corporation, after the Merger, to send to the holder of the After-acquired shares an offer to pay the holder an amount equal to Carolina First Corporation's estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment under Section 33-13-280 of the SCBCA.

      If the Merger is not consummated within 60 days after the date set for demanding payment and depositing Certificates, Poinsett, within the 60-day period, shall return the deposited Certificates and release the transfer restrictions imposed on the uncertificated shares. If, after returning deposited Certificates and releasing transfer restrictions, the Merger is consummated, Poinsett must send a new Dissenters' Notice and repeat the payment demand procedure.

      If the dissenting shareholder believes that the amount paid by Carolina First Corporation pursuant to Section 33-13-250 of the SCBCA or offered under
Section 33-13-270 of the SCBCA is less than the fair value of his shares or that the interest due is calculated incorrectly, or if Carolina First Corporation fails to make payment or offer payment (or, if the Merger has not been consummated, Poinsett does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares), within 60 days after the date set in the Dissenters' Notice, then the dissenting shareholder may within 30 days after (i) Carolina First Corporation made or offered payment for the sales or failed to pay for the shares or (ii) Poinsett failed to return deposited Certificates or timely release restrictions on uncertificated shares, notify Carolina First Corporation in writing of his own estimate of the fair market value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). FAILURE TO NOTIFY CAROLINA FIRST CORPORATION IN WRITING OF ANY DEMAND FOR ADDITIONAL PAYMENT WITHIN 30 DAYS AFTER CAROLINA FIRST CORPORATION MADE PAYMENT FOR SUCH SHARES WILL CONSTITUTE A WAIVER OF THE RIGHT TO DEMAND ADDITIONAL PAYMENT.

      If Carolina First Corporation and the dissenting shareholder cannot agree on a fair price within 60 days after Poinsett receives such a demand for additional payment, the statute provides that Carolina First Corporation will institute judicial proceedings in the South Carolina Court of Common Pleas in Greenville County (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable and (ii) the accrued interest. The "fair value" of the Poinsett common stock could be more than, the same as, or less than that produced by the exchange ratio set by the Merger. Carolina First Corporation must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by Carolina First Corporation. If Carolina First Corporation does not institute such proceeding within such 60-day period, Carolina First Corporation shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

      The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser but excluding fees and expenses of counsel and experts) against Carolina First Corporation, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against Carolina First Corporation if the Court finds that Carolina First Corporation did not comply substantially with the relevant requirements of the SCBCA or (ii) against either Carolina First Corporation or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

      THE FOREGOING SUMMARY OF THE APPLICABLE PROVISIONS OF SECTIONS 33-13-101 THROUGH 33-13-310 OF THE SCBCA IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTIONS, WHICH ARE INCLUDED AS ANNEX C HEREOF.

RECOMMENDATIONS OF BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS OF POINSETT HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF POINSETT AND

HAS AUTHORIZED CONSUMMATION THEREOF, SUBJECT TO APPROVAL OF THE POINSETT SHAREHOLDERS, RECEIPT OF ALL REQUISITE REGULATORY APPROVALS, AND SATISFACTION OF CERTAIN OTHER CONDITIONS. THE BOARD OF DIRECTORS OF POINSETT RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

                  PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


      The unaudited Pro Forma Combined Condensed Balance Sheet is based on combining the historical consolidated balance sheet for Carolina First Corporation at March 31, 1998 with the historical consolidated balance sheet of Poinsett at March 31, 1998, adjusting for the issuance of additional shares expected to be issued in the Merger.

      The unaudited Pro Forma Combined Capitalization is based on combining the historical consolidated capitalization of Carolina First Corporation at March 31, 1998 with the historical consolidated capitalization of Poinsett at March 31, 1998, adjusting for the issuance of additional shares expected to be issued in the Merger.

      The unaudited Pro Forma Combined Condensed Statement of Income is based on combining the historical consolidated statements of income of Carolina First Corporation for the year ended December 31, 1997 with the historical consolidated statements of income of Poinsett for the twelve months ended December 31, 1997, and the historical consolidated statements of income of Carolina First Corporation for the three months ended March 31, 1998 with the historical consolidated statements of income of Poinsett for the three months ended March 31, 1998. Historical earnings for Poinsett, which has a September 30 fiscal year, have been adjusted to reflect a December 31 fiscal year-end by adding the subsequent three-month period and subtracting the comparable preceding year interim results from the results for the year ended September 30, 1997.

      The Merger is expected to be accounted for under the purchase method of accounting, and pro forma data are derived in accordance with such method.

      The pro forma data do not, given the operational and market overlap between Carolina First Corporation and Poinsett, reflect any potential benefits from potential cost savings or synergies expected to be achieved following the Merger.

      Financial information presented at and for the three months ended March 31, 1998 and for the twelve months ended December 31, 1997 also includes pro forma data for Carolina First Corporation's pending acquisitions of Colonial Bank of South Carolina, Inc. ("Colonial") and First National Bank of Pickens County ("First National"). See "INFORMATION ABOUT CAROLINA FIRST CORPORATION - Recent Developments."

      Information set forth below should be read in conjunction with such historical and pro forma financial statements and the notes thereto. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the period presented, nor is it necessarily indicative of future results.



                                                UNAUDITED PRO FORMA COMBINED CAPITALIZATION
                                                           At March 31, 1998
                                              (Dollars in thousands, except share data)



                                                      Purchase
                          Carolina First             Accounting         Pro Forma  First                   (a)      Pro-Forma
                            Corporation   Poinsett   Adjustments        Combined  National  Colonial   Adjustments  Combined
                            -----------   --------   -----------        --------  --------  --------   -----------  ---------


LONG-TERM DEBT
  Subordinated notes           $ 25,522     $   --        $   --        $ 25,522  $     --   $    --      $     --   $ 25,522
  FHLB advances                  10,000         --            --          10,000        --     4,000            --     14,000
  ESOP debt                       2,800          -            --           2,800        --        --            --      2,800
  Mortgage debt                   1,073         --            --           1,073        --        --            --      1,073
                               --------     ------        ------       ---------      ----       ---           ---   --------
   Total long-term debt          39,395         --           --           39,395        --     4,000            --     43,395
                               --------     ------        ------       ---------      -----    -----           ---    -------

SHAREHOLDERS' EQUITY
  Common stock                   17,710          2           596 (b)      18,308       200       583         2,016(e)  21,107
  Surplus                       201,967      1,387        13,560 (b)     219,114       300     4,412         5,756(e) 230,782
                                                           2,200 (c)                                         1,200(c)

  Retained earnings              23,337      3,512        (3,512)(b)      23,337    15,038       231         (231)(e)  37,625
                                                                                                             (750)(d)
  Nonvested restricted stock and
    guarantee of ESOP debt       (3,617)        --            --          (3,617)       --        --            --    (3,617)
  Unrealized gain on securities
    available for sale            3,986          3            --           3,989       333       (2)            --      4,320
                                 -------      ----        ------         -------    ------     -----         -----    -------
    Total shareholders' equity  243,383      4,904        12,844         261,131    15,871     5,224         7,991    290,217
                                -------      -----        ------         -------    ------     -----         -----    -------

    Total capitalization       $282,778    $ 4,904      $ 12,844        $300,526  $ 15,871   $ 9,224       $ 7,991  $ 333,612
                               ========    =======      ========        ========  ========   =======       =======  =========



(a) The Merger with First National will be accounted for as a "pooling-of-interests," and the Merger with Colonial will be accounted for as a purchase.
(b) To reflect the issuance of 598,017 shares of Carolina First Corporation common stock to holders of Poinsett's common stock based on an assumed market price of $26.00 per share of Carolina First Corporation common stock.
(c)   To record the value of options acquired.
(d) To record estimated Merger costs, including transaction costs and buyout of employee contracts relating to First National.
(e) To reflect the issuance of 2,307,938 shares of Carolina First Corporation common stock to holders of First National's common stock, and the issuance of 490,978 shares of Carolina First Corporation common stock to holders of Colonial's common stock, based on an assumed market price of $26.00 per share of Carolina First Corporation's common stock.




                                                UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                                 March 31, 1998
                                                      (Dollars in Thousands, except footnotes)


                                                           Purchase
                                  Carolina First           Accounting      Pro Forma   First                   (a)      Pro-Forma
                                   Corporation   Poinsett  Adjustments     Combined   National  Colonial   Adjustments  Combined
                                  ------------   --------  -----------     --------   --------  --------   -----------  --------


ASSETS
  Cash and due from banks             $ 67,095  $ 16,194      $   --       $ 83,289    $ 4,712   $  2,027     $  --     $ 90,028
  Interest-bearing bank balances        47,229        --          --         47,229         --      4,129        --       51,358
  Fed funds sold & resale agreements   105,000        --          --        105,000      6,575         --        --      111,575
  Investment securities                389,951     1,483          --        391,434     40,121      4,024      (308)(g)  435,271
  Loans held for sale                  139,033        --          --        139,033         --         --        --      139,033
  Loans held for investment          1,366,018    68,631          --      1,434,649     64,012     44,940        --    1,543,601
    Less unearned income               (10,461)     (30)          --        (10,491)        --         --        --      (10,491)
    Less allowance for loan losses     (15,349)    (561)          --        (15,910)      (712)      (368)       --      (16,990)
                                     ---------    ------        ----      ---------     ------     ------      ----    ---------
      Net loans                      1,479,241    68,040          --      1,547,281     63,300     44,572        --    1,655,153
  Premises and equipment                38,774     2,231          --         41,005      1,566      1,798       350(h)    44,719
  Intangible assets                     56,885        --      14,060(b)      70,945         --        224     9,849(i)    81,018
  Other assets                          66,572       921          --         67,493      1,265        662        --       69,420
                                     ---------    ------       ------     ---------    -------      -----      -----    ---------
           Total assets            $ 2,250,747  $ 88,869      $14,060   $ 2,353,676   $117,539   $ 57,436    $ 9,891  $2,538,542
                                   ===========  ========      =======  ============   ========   ========    =======  ===========



LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities
    Deposits
      Noninterest-bearing          $   228,866   $ 3,060      $   --   $ 231,926      $ 17,481 $   3,146   $     --  $  252,553
      Interest-bearing               1,597,163    78,624          --   1,675,787        78,760    40,480         --   1,795,027
                                    ----------    ------       -----   ---------        ------    ------      -----   ----------
        Total deposits               1,826,029    81,684          --   1,907,713        96,241    43,626         --   2,047,580
      Borrowed funds                   149,785     2,044          --     151,829         4,572     8,500          --     164,901
      Other liabilities                 31,550       237         466(c)   33,003           855        86        400(c)   35,844
                                      --------     -----                 -------        ------        --                 -------
                                                                 750(d)                                       1,500(d)
                                                               -----                                          -----
         Total liabilities           2,007,364    83,965       1,216   2,092,545       101,668    52,212      1,900   2,248,325
                                     ---------    ------       -----   ---------       -------    ------      -----   ----------

Total shareholders' equity             243,383     4,904      10,644(e)  261,131        15,871     5,224      7,541(j)   290,217
                                      --------     -----      ------     -------        ------     -----                 -------
                                                               2,200(f)                                       1,200(f)
                                                               -----
                                                                                                              (750)(d)
Total liabilities and                                                                                         -----
          shareholders' equity     $ 2,250,747  $ 88,869    $ 14,060 $ 2,353,676     $ 117,539  $ 57,436    $ 9,891  $ 2,538,542
                                   ===========  ========    ======== ===========     =========  ========    =======  ===========


-----------------------


(a) The Merger with First National will be accounted for as a "pooling-of-interests," and the Merger with Colonial will be accounted for as a purchase.

(b) To record the excess cost of the acquisition over the estimated market value of the net assets acquired (goodwill of $10,635,000), the valuation of options acquired (goodwill of $2,200,000), and the core deposit premium ($1,225,000).

(c) To adjust the deferred tax liabilities as a result of the purchase accounting adjustments using Carolina First Corporation's statutory rate of 38%.


(d) To record estimated Merger costs, including transaction costs and buyout of employee contracts.

(e) To give effect to the acquisition of Poinsett, assuming the issuance of 598,017 shares of Carolina First Corporation common stock, based on an assumed market price of $26.00 per share of Carolina First Corporation common stock and an exchange ration of 3.1538. The total value of Carolina First Corporation common stock exchanged would be $15,548,000.

(f)   To record the value of options acquired.

(g) To remove the carrying value of Colonial shares owned by Carolina First Corporation.

(h) To adjust the fixed assets and property of Colonial to estimated market value.

(i) To record the excess cost of the acquisition over the estimated market value of the net assets acquired (goodwill of $7,995,000), the value of options acquired (goodwill of $1,200,000) and the core deposit premium ($654,000).

(j) To give effect to the acquisition of Colonial, assuming the issuance of 490,978 shares of Carolina First Corporation common stock, based on an assumed market price of $26.00 per share of Carolina First Corporation common stock and an exchange ratio of .885. The total value of Carolina First Corporation common stock exchanged would be $12,765,000.




                                          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                    Three Months Ended March 31, 1998
                                                 (Dollars in thousands, except share data)


                                                       Purchase
                           Carolina First             Accounting     Pro Forma  First                      (a)       Pro Forma
                            Corporation   Poinsett   Adjustments     Combined   National   Colonial    Adjustments   Combined
                            -----------   --------   -----------     --------   --------   --------    -----------   ---------

Interest income              $   42,127    $ 1,643        $   --     $ 43,770     $2,160    $ 1,122        $    --    $ 47,052
Interest expense                 21,900        916            --       22,816        829        601             --      24,246
                                -------      -----          ----       ------      -----      -----          -----      ------
  Net interest income            20,227        727            --       20,954      1,331        521             --      22,806

Provision for loan losses         2,136        326            --        2,462         --         20             --       2,482
                                 -----        ----         -----       ------      -----      -----          -----      ------

Net interest income after
  provision for loan losses      18,091        401            --       18,492      1,331        501             --      20,324

Noninterest income                4,613        284            --        4,897        134         79             --       5,110
Noninterest expenses             15,259        828           128(b)    16,271        805        477             92(b)   17,679
                                 ------       ----                     ------      -----      -----                     ------
                                                              56(c)                                             30(c)
                                                              -----
                                                                                                                 4(e)
                                                                                                                -----

  Income before income taxes      7,445       (143)         (184)       7,118        660        103           (126)      7,755

Income taxes                      2,751        (45)          (21)(d)    2,685        219         33           (13)(d)    2,924
                                 ------       ----         -----        -----       ----        ---          -----      ------

  Net income                 $   4,694     $   (98)      $ (163)      $ 4,433     $  441     $   70       $   (113)    $ 4,831
                             ==========    =======       =======      =======     ======     ======       ========     =======

Net income per common share:
  Basic                           $0.28     $(0.52)       $   --        $0.26     $ 5.51      $0.12       $     --     $  0.24
  Diluted                          0.28      (0.52)           --         0.25       5.51       0.12             --        0.24

Average shares outstanding:
  Basic                      16,588,163    190,365            --   17,188,536     80,000    583,019             --  20,012,446
  Diluted                    16,922,202    190,365            --   17,522,575     80,000    593,530             -   20,355,787




(a) The Merger with First National will be accounted for as a "pooling-of-interests," and the Merger with Colonial will be accounted for as a purchase.
(b) Record amortization of goodwill using the straight-line method over 25 years.
(c) Record amortization of core deposit intangible using the sum-of-the-year's digits method over 10 years.
(d)   To show impact of taxes at 38% tax rate.
(e) To increase depreciation expense from mark-up of Colonial premises and equipment to an estimated market value.


                               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                          Twelve Months Ended December 31, 1997
                                        (Dollars in thousands, except share data)


                                                      Purchase
                           Carolina First            Accounting     Pro Forma     First                    (a)        Pro Forma
                            Corporation   Poinsett   Adjustments     Combined   National   Colonial    Adjustments    Combined
                           ------------   --------   -----------    ---------   --------   --------    -----------   ---------


Interest income               $ 135,706    $ 6,076        $   --    $ 141,782    $ 8,400    $ 3,968        $    --   $ 154,150
Interest expense                 69,000      3,251            --       72,251      3,204      2,203             --      77,658
                                -------      -----          ----      -------      -----      -----          -----    --------
  Net interest income            66,706      2,825            --       69,531      5,196      1,765             --      76,492

Provision for loan losses        11,646         69            --       11,715        151        309             --      12,175
                                -------        ---          ----       ------      -----      -----          -----       ------

Net interest income after
  provision for loan losses      55,060      2,756            --       57,816      5,045      1,456             --      64,317

Noninterest income               19,615        819            --       20,434        528        335             --      21,297
Noninterest expenses             52,243      2,864           513(b)    55,843      3,019      1,807            368(b)   61,174
                                -------      -----                     ------      -----      -----                     ------
                                                             223(c)                                            119(c)
                                                             ---
                                                                                                                18(e)
                                                                                                              -----

  Income before income taxes     22,432        711          (736)      22,407      2,554       (16)           (505)     24,440

Income taxes                      8,092        240          (85)(d)     8,247        788         59           (52)(d)    9,042
                                  -----       ----          ----      -------      -----        ---           ----      ------

  Net income                 $   14,340    $   471        $ (651)   $  14,160    $ 1,766      $ (75)       $  (453)   $ 15,398
                             ==========    =======        ======    =========    =======      =====        =======    ========

Net income per common share:
  Basic                           $1.19      $2.48        $   --        $1.12     $22.08     $(0.15)         $  --      $ 1.00
  Diluted                          1.18       2.45            --         1.11      22.08      (0.15)            --        0.99

Average shares outstanding:
  Basic                      11,989,517    189,426            --   12,586,929     80,000    486,851             --  15,325,730
  Diluted                    12,175,561    192,045            --   12,781,233     80,000    497,362             --  15,529,336





(a) The merger with First National will be accounted for as a "pooling-of-interests," and the Merger with Colonial will be accounted for as a purchase.
(b) Record amortization of goodwill using the straight-line method over 25 years.
(c) Record amortization of core deposit intangible using the sum-of-the-year's digits method over 10 years.
(d)   To show impact of taxes at 38% tax rate.
(e) To increase depreciation expense from mark-up of Colonial premises and equipment to an estimated market value.

                  INFORMATION ABOUT CAROLINA FIRST CORPORATION

      CAROLINA FIRST CORPORATION. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its four principal operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina, and (4) Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Through its subsidiaries, Carolina First Corporation provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. Carolina First Corporation, which commenced operations in December 1986, currently conducts business in 61 locations in South Carolina and is one of the largest independent South Carolina-headquartered financial institutions. At March 31, 1998, it had total assets of approximately $2.3 billion, total loans of approximately $1.5 billion, total deposits of approximately $1.8 billion and approximately $245 million in shareholders' equity.

      Carolina First Corporation was formed principally in response to opportunities resulting from the takeovers of several South Carolina-based banks by large southeastern regional bank holding companies. A significant number of Carolina First Corporation's executive officers and management personnel were previously employed by certain of the larger South Carolina-based banks that were acquired by these southeastern regional institutions. Consequently, these officers and management personnel have significant customer relationships and commercial banking experience that have contributed to Carolina First Corporation's loan and deposit growth. Carolina First Corporation targets individuals and small- to medium-sized businesses in South Carolina that require a full range of quality banking services typically provided by larger regional banking concerns, but that prefer the personalized service afforded by a South Carolina-based institution.

      Carolina First Corporation's objective is to become the leading South Carolina-based banking institution headquartered in the state. It believes that it can accomplish this goal by being a "super-community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. Carolina First Corporation currently serves four principal market areas: the Greenville metropolitan area and surrounding counties (located in the upstate region of South Carolina); the Columbia metropolitan area and surrounding counties (located in the midlands region of South Carolina); Georgetown and Horry counties (located in the northern coastal region of South Carolina); and the Charleston metropolitan area (located in the central coastal region of South Carolina). Carolina First Corporation's market areas are located in the four largest Metropolitan Statistical Areas of the state. Carolina First Corporation also has branch locations in other counties in South Carolina.

      Carolina First Corporation began its operations with the de novo opening of Carolina First Bank in Greenville and has pursued a strategy of growth through internal expansion and through the acquisition of branch locations and financial institutions in selected market areas. Its more significant acquisitions include the acquisition in August 1990 of First Federal Savings and Loan Association of Georgetown (subsequently renamed Carolina First Savings Bank, which was subsequently merged into Carolina First Bank on February 3,
1995), the acquisition of 12 branch locations of Republic National Bank in March 1993, and the acquisition of First Southeast Financial Corporation in November 1997. Approximately half of Carolina First Corporation's total deposits have been generated through acquisitions. Carolina First Corporation anticipates that it will continue to expand in the future and is frequently in discussions regarding possible acquisitions. See "--Recent Developments."

      Carolina First Corporation is a legal entity separate and distinct from its subsidiary bank and non-banking subsidiaries. Accordingly, the right of Carolina First Corporation, and thus the right of Carolina First Corporation's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Carolina First Corporation in its capacity as a creditor may be recognized. The principal source of Carolina First Corporation's revenues is dividends from its subsidiaries.

      CAROLINA FIRST BANK. Carolina First Bank is a South Carolina-chartered, Federal Reserve non-member bank and a wholly-owned subsidiary of Carolina First Corporation. It currently engages in a general banking business through 58 locations, which are located throughout South Carolina. It began its operations in December 1986 and at March 31, 1998 had total assets of approximately $2.2 billion, total loans of approximately $1.5 billion and total deposits of approximately $1.9 billion. Its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC").

      CAROLINA FIRST MORTGAGE COMPANY. Carolina First Mortgage Company is a South Carolina corporation which principally originates and services one-to-four family mortgage loans through its six offices located in South Carolina. It is headquartered in Columbia, South Carolina. At March 31, 1998, Carolina First Mortgage Company was servicing or subservicing approximately 20,504 loans having an aggregate principal balance of approximately $1.8 billion.

      BLUE RIDGE FINANCE COMPANY, INC. On December 29, 1995, Carolina First Corporation acquired Blue Ridge Finance Company, an automobile finance company headquartered in Greenville, South Carolina. Blue Ridge operates from one location and, at March 31, 1998, had approximately $22 million in total assets. Blue Ridge is engaged primarily in indirect automobile lending.

      RESOURCE PROCESSING GROUP, INC. On June 1, 1998, Carolina First Corporation acquired Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Resource Processing Group, Inc. operates from one location and, at March 31, 1998, was servicing approximately $350 million in credit card receivables.

CAPITAL ADEQUACY

      CAROLINA FIRST CORPORATION. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common shareholders' equity, noncumulative preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier 1 capital (as determined under applicable rules) to average total consolidated assets of at least 3% in the case of bank holding companies which have the highest regulatory examination ratios and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 100 to 200 basis points above the stated minimum. At March 31, 1998, Carolina First Corporation was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.

      CAROLINA FIRST BANK. As a state-chartered, FDIC-insured institution which is not a member of the Federal Reserve, Carolina First Bank is subject to capital requirements imposed by the FDIC. The FDIC requires state-chartered nonmember banks to comply with risk-based capital standards substantially similar to those required by the Federal Reserve, as described above. The FDIC also requires state-chartered nonmember banks to maintain a minimum leverage ratio similar to that adopted by the Federal Reserve. Under the FDIC's leverage capital requirement, state nonmember banks that (a) receive the highest rating during the examination process and (b) are not anticipating or experiencing any significant growth are required to maintain a minimum leverage ratio of 3% of Tier 1 capital to total assets; all other banks are required to maintain a minimum ratio of 100 to 200 basis points above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. At March 31, 1998, Carolina First Corporation and Carolina First Bank were both in compliance with each of the applicable regulatory capital requirements.

     PRO FORMA REGULATORY CAPITAL. The following tables sets forth Carolina First Corporation's regulatory capital position at March 31, 1998, on a historical basis as well as a pro forma basis assuming consummation of the Merger. See "PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

CAROLINA FIRST CORPORATION
                                                    At March 31, 1998
                                        --------------------------------------
                                        Historical                   Pro Forma
                                        ----------                   ---------
                                                  (Dollars in thousands)

Shareholders' Equity....................$ 243,383  10.81%     $ 261,131  11.09%
                                        =========  ======     =========  ======
Regulatory Capital
Tier 1 risk-based:
   Actual...............................$  181,432  11.31%   $ 188,733   11.28%
   Required*............................    64,150   4.00       66,921    4.00
                                         ---------  ------   ---------   -----
   Excess...............................$  117,282   7.31%   $ 121,812    7.28%
                                        ==========   =====   =========   ======
Total risk-based:
   Actual...............................   222,281   13.86%  $ 230,143   13.76%
   Required*............................   128,300    8.00     133,841    8.00
                                        ----------   -----   ---------   ------
   Excess...............................$   93,981    5.86%  $  96,302    5.76%
                                        ==========    =====  =========   ======
Leverage:
   Actual...............................$  181,432    8.27%  $ 188,733    8.27%
   Required*............................    87,759    4.00      91,314    4.00
                                        ----------    ----   ---------    -----
   Excess...............................$   93,673    4.27%  $  97,419    4.27%
                                        ==========    =====  =========    =====

Total risk-based assets.................$1,603,755           $1,673,013
                                        ==========           ==========

Total assets............................$2,250,747           $2,353,676
                                        ==========           ==========
---------------------------
* For capital adequacy purposes.

RECENT DEVELOPMENTS

      SECOND QUARTER 1998 EARNINGS AND FINANCIAL DATA. On July 16, 1998, Carolina First Corporation announced its earnings and other financial data at and for the quarter ended June 30, 1998. For the quarter, Carolina First Corporation's net income totaled $5.5 million, or $0.33 per diluted share, compared with second quarter 1997 net income of $4.7 million, or $0.41 per diluted share. Second quarter 1997 earnings included a $1.5 million after-tax gain on the sale of branches. At June 30, 1998, Carolina First Corporation's total assets, loans, deposits and shareholders' equity were approximately $2.3 billion, $1.6 billion, $1.8 billion and $257 million, respectively. At June 30, 1998, Carolina First Corporation's ratio of nonperforming assets to loans and other real estate owned was 0.16%.

      ACQUISITION OF RESOURCE PROCESSING GROUP, INC. On June 1, 1998, Carolina First Corporation acquired Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina ("RPGI"), through the merger of RPGI with and into an interim subsidiary of Carolina First Corporation. The RPGI transaction was accounted for as a purchase and resulted in the issuance of approximately 398,600 shares of Carolina First Corporation common stock for the outstanding shares of RPGI common stock. Additional shares of Carolina First Corporation common stock may become issuable in the event that certain performance related criteria are met. At June 30, 1998, RPGI operated through one location, had approximately $16.0 million in assets and was servicing approximately $135 million in credit card receivables. For the years ended December 31, 1996 and 1997, RPGI had net income of approximately $448,000 and a loss of $2,296,000, respectively. RPGI does not have any receivables associated with credit cards or other loans.

      PENDING ACQUISITION OF FIRST NATIONAL BANK OF PICKENS COUNTY. On June 9, 1998, Carolina First Corporation signed a definitive agreement to acquire First National Bank of Pickens County ("First National") through the merger of First National with and into Carolina First Bank. First National is a national bank headquartered in Easley, South Carolina. At June 30, 1998, First National operated through three locations and had total assets, loans, deposits and shareholders' equity of approximately $120.6 million, $64.6 million, $97.6 million and $16.4 million, respectively. Under the terms of the merger agreement, First National shareholders will receive compensation of $750.08 per share for each First National share (for an aggregate consideration amount of approximately $60 million), payable in the form of Carolina First Corporation common stock. The per share consideration increases to $769.89 in the event that the closing of the transaction occurs after September 30, 1998. The fair market value of Carolina First Corporation common stock will be determined in a manner similar to which it is being determined for purposes of the Merger (i.e., based on the 20 trading days immediately prior to the closing date of the transaction, except in certain instances involving a change of control, in which case the value may be determined based on the 20 trading days immediately prior to the announcement regarding such matter).

      PENDING ACQUISITION OF COLONIAL BANK OF SOUTH CAROLINA, INC. On July 9, 1998, Carolina First Corporation signed a definitive agreement to acquire Colonial Bank of South Carolina, Inc. through the merger of Colonial with and into Carolina First Bank. Colonial is a state-chartered banking corporation headquartered in Camden, South Carolina. At June 30, 1998, Colonial operated through four locations and had total assets, loans, deposits and shareholders' equity of approximately $59.8 million, $48.1 million, $43.0 million and $5.3 million, respectively. Under the terms of the merger agreement, Colonial shareholders will receive compensation of $23.00 per share for each Colonial share (for an aggregate consideration amount of approximately $12.8 million, excluding the shares owned by Carolina First Corporation), payable in the form of Carolina First Corporation common stock. The Carolina First Corporation common stock will be determined in a manner similar to which it is being determined for purposes of the Merger (i.e., based on the 20 trading days immediately prior to the closing date of the transaction, except in certain instances involving a change of control, in which case the value may be determined based on the 20 trading days immediately prior to the announcement regarding such matter).

      OTHER ACQUISITIONS. Carolina First Corporation continues to explore opportunities to acquire banks and other companies engaging in financial institutions-related activities. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Carolina First Corporation's acquisition strategy is flexible in that it does not require Carolina First Corporation to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, Carolina First Corporation's acquisition strategy reflects its willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Carolina First Corporation's acquisitions may be made by the exchange of stock, through cash purchases, or with other consideration. Other than as described above, Carolina First Corporation does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First Corporation. However, Carolina First Corporation anticipates that it will continue to expand by acquisition in the future.

                           INFORMATION ABOUT POINSETT

     Poinsett is a South Carolina corporation that was organized in June 1990 and on February 15, 1991 became the holding company of Poinsett Bank. The primary business of Poinsett is the business of Poinsett Bank.

     Poinsett Bank was organized in 1958 under the name of "Poinsett Federal Savings and Loan Association of Travelers Rest." In August, 1988, it converted from a federal mutual association to a federal capital stock association. In August, 1992, it changed its name from "Poinsett Federal Savings and Loan Association of Travelers Rest" to its current name, "The Poinsett Bank, a Federal Savings Bank." Poinsett Bank conducts its business through three offices, which are located in Travelers Rest, South Carolina, Rock Hill, South Carolina, and Greenville, South Carolina.

Recent Developments

     THIRD QUARTER 1998 EARNINGS AND FINANCIAL DATA. For the quarter ended June 30, 1998, Poinsett's net income totaled $26,000, or $.12 per diluted share. This represented a decrease from $120,000 for the quarter ended June 30, 1997. In an effort to bolster Poinsett's general valuation allowance it elected to make a provision for loan loss in the amount of $249,000 during the quarter ended June 30, 1998. At June 30, 1998, Poinsett operated through three locations and had total assets, loans, deposits and shareholders' equity of approximately $88.6 million, $58.5 million, $81.6 million and $4.9 million, respectively. At June 30, 1998, Poinsett's ratio of nonperforming assets to loans and other real estate owned was 3.75%.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This discussion is intended to assist in understanding the financial condition and results of operations of Poinsett and should be read in conjunction with the financial statements and related notes contained elsewhere herein.

EARNINGS PERFORMANCE

Six Months Ended March 31, 1998 Compared with Six Months Ended March 31, 1997

Net income for the six months ended March 31, 1998 was $55,000, or $0.29 per share. This compares to a net income of $159,000, or $0.85 per share, for the six months ended March 31, 1997. The $104,000 decrease in net income was due to increasing the provision for loan losses to $335,000 for the six months ended March 31, 1998 compared with $69,000 for the comparable period a year earlier. Management elected to increase the provision for loan losses to more conservatively position Poinsett Bank in connection with an increase in past due loans. Net interest income and noninterest income increased during the six months ended March 31, 1998 which was partially offset by an increase in noninterest expenses.

1997 COMPARED WITH 1996

      Net income for the year ended September 30, 1997 was $337,099 or $1.79 per share, compared with a net loss of $98,124 or ($.53) per share for the year ended September 30, 1996. This was an increase of $435,223 or $2.32 per share. The improvement in earnings was achieved largely by a $764,524 or a 35% rise in net interest income. Due to strong loan growth, the provision for loan losses amounted to $142,113 for the year ended September 30, 1997. This compared to a provision for loan losses of $83,921 for the year ended September 30, 1996. Noninterest income was $614,536 and $432,549 for the years ended September 30, 1997 and 1996, respectively.


1996 COMPARED WITH 1995

      Net loss for the year ended September 30, 1996 was $98,124 or ($.53) per share. This compared to net income of $532,123 or $2.89 per share for the year ended September 30, 1995. This was a decrease of $630,247 or $3.42 per share. The drop in earnings in 1996 was largely the result of an increase of $995,533 or 58% in noninterest expenses. Net interest income grew by $336,711 or 18% to $2,207,909 for the year ended September 30, 1996. The provision for loan losses for the year ended September 30, 1996 was $83,291 versus a $53,231 provision for loan losses for the year ended September 30, 1995. Noninterest income fell 42% to $432,549 for the year ended September 30, 1996.


NET INTEREST INCOME

      Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, and federal funds sold), less the interest expense incurred on interest bearing liabilities (interest bearing deposits), and is the principal source of Poinsett's earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and interest bearing liabilities and the relative funding of these assets.

      For the year ended September 30, 1997, net interest income increased $764,524 or 35% to $2,972,433. Much of this growth can be attributed to a 29% increase in loan interest income and fees. For the fiscal years ended September 30, 1997 and 1996 loan interest income amounted to $5.8 million and $4.5 million, respectively. Investment income declined 35% to $286,324 for the year ended September 30, 1997. Interest expense for the twelve months ended September 30, 1997 increased 14%. For the year ended September 30, 1997 the net interest margin improved by .38% to 4.11%.

      Net interest income was $2.2 million and $1.9 million for the years ended September 30, 1996 and 1995, respectively. The increase of $336,711 or 18% in 1996 when compared to 1995 is attributed to a $873,548 in interest income versus only a $536,837 increase in interest expense. Net interest margin decreased .03% to 3.73% for the year ended September 30, 1996.

      The table, "Comparative Average Balances, Yields and Rates," provides a detailed analysis of the effective yields and rates on the categories of interest earning assets and interest bearing liabilities for the years ended September 30, 1995, 1996 and 1997.




COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES
       (Dollars in thousands)



                                                               Year Ended                         Year Ended
                                                               September 30, 1995          September 30,1996
                                                        ---------------------------     --------------------------
                                                             Income/   Yield/                 Income/    Yield/
                                                    Balance  Expense    Rate        Balance   Expense    Rate
                                                    -------  -------   ------       -------   -------    ------

ASSETS
  Earning assets
   Loans (including fees)                          $ 43,272  $ 3,725     8.61%      $ 51,184 $ 4,530       8.85%
   Securities                                         3,856      257     6.67%         4,105     301       7.33%
   Federal funds sold                                 2,063      118     5.72%         2,040     143       7.01%
     Total earnings assets                           49,191    4,100     8.33%        57,329   4,974       8.68%
  Non-earning assets
   Cash and due from banks                              487                              653
   Property and equipment                             1,366                            1,170
   Other                                              3,760                            3,466
                                                   --------                         --------
     Total assets                                  $ 54,804                         $ 62,618
                                                   ========                         ========
LIABILITIES
  Interest-bearing liabilities
   Demand and savings deposits                     $ 18,754  $   591     3.15%      $ 20,717 $   814       3.93%
   Time deposits >$100,000                            7,068      385     5.45%         8,514     502       5.90%
   Time deposits <$100,000                           16,472      808     4.91%        19,877   1,101       5.54%
   Other liabilities                                  6,434      444     6.90%         6,763     348       5.14%
     Total interest bearing liabilities              48,728    2,228     4.57%        55,871   2,765       4.95%
  Noninterest-bearing liabilities
   Noninterest-bearing deposits                         782                            1,240
   Other liabilities                                    907                              956
                                                  ---------                         --------
     Total liabilities                               50,417                           58,067
  Shareholders' equity                                4,387                            4,551
     Total liabilities and shareholders'
              equity                             $   54,804                         $ 62,618
                                                  =========                         ========
Net interest income and net yield
  on earning assets (1)                                      $ 1,872     3.81%               $ 2,209       3.85%
                                                             =======                         =======
Interest rate spread (2)                                                 3.76%                             3.73%


                                                                           Year Ended
                                                                      September 30, 1997
                                                                   ------------------------
                                                                               Income/   Yield/
                                                                      Balance  Expense   Rate
                                                                      -------- --------  ------

ASSETS
  Earning assets
   Loans (including fees)                                            $ 62,026  $ 5,839   9.41%
   Securities                                                           2,093      124   5.92%
   Federal funds sold                                                   3,802      165   4.34%
     Total earnings assets                                             67,921    6,128   9.02%
  Non-earning assets
   Cash and due from banks                                                687
   Property and equipment                                               2,134
   Other                                                                1,446
                                                                     --------
     Total assets                                                    $ 72,188
                                                                     ========
LIABILITIES
  Interest-bearing liabilities
   Demand and savings deposits                                       $ 29,094  $ 1,214   4.17%
   Time deposits >$100,000                                             14,982      849   5.67%
   Time deposits <$100,000                                             18,540      894   4.82%
   Other liabilities                                                    1,534      196  12.76%
     Total interest bearing liabilities                                64,150    3,153   4.92%
  Noninterest-bearing liabilities
   Noninterest-bearing deposits                                         2,863
   Other liabilities                                                      535
                                                                    ---------
     Total liabilities                                                 67,548
  Shareholders' equity                                                  4,640
     Total liabilities and shareholders'
              equity                                                 $ 72,188
                                                                     ========
Net interest income and net yield
  on earning assets (1)                                                        $ 2,975   4.38%
                                                                               =======
Interest rate spread (2)                                                                 4.11%
-------------------------------------

(1) Net interest income divided by total average earning assets.
(2) Total interest earning assets yield minus total interest bearing liabilities rate.

      The table, "Volume and Rate Variance Analysis," provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities. As reflected in the table, net interest income for fiscal 1997 increased $766,000. Increases in volume accounted for $568,000 of such increase, while changes in rates accounted for $198,000 of the increase. In 1996, increased volumes accounted for $369,000 of the increase in net interest income Changes in rates accounted for a $29,000 decrease, for a total increase in net interest income of $337,000. The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances.

VOLUME AND RATE VARIANCE ANALYSIS
        (Dollars in thousands)



                                     September 30, 1996 compared             September 30, 1995 compared
                                       to September 30, 1997                   to September 30, 1996
                                  --------------------------------      ------------------------------------

                                              Amount      Amount                      Amount    Amount
                                              Caused      Caused                      Caused    Caused
                                               By           By                          By        By
                                   Total     Change in   Change in          Total    Change in  Change in
                                   Change     Volume (1)  Rate (1)          Change   Volume (1)   Rate (1)
                                   -------   -----------  --------         -------   ----------  ----------

Earning assets
  Loans (including fees)          $ 1,309     $   960      $   349       $   805      $   682     $   123
  Securities                         (177)       (148)         (29)           44           18          26
  Federal funds sold                   22         123         (101)           25           (0)         25
                                  -------     -------      -------       -------      -------     -------
    Total interest income           1,154         935          219           874          700         174
                                  -------     -------      -------       -------      -------     -------
Interest-bearing liabilities
  Demand and savings deposits     $   400     $   329      $    71       $   223      $    62     $   161
  Time deposits >$100,000             347         381          (34)          117           79          38
  Time deposits <$100,000            (207)        (74)        (133)          293          167         126
  Other liabilities                  (152)       (269)         117           (96)          23        (119)
                                  -------     -------      -------       -------      -------     -------
   Total interest expense             388         367           21           537          331         206
                                  -------     -------      -------       -------      -------     -------
     Net interest income          $   766     $   568      $   198       $   337      $   369     $   (32)
                                  =======     =======      =======       =======      =======     =======
---------------------

(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances.


INTEREST RATE SENSITIVITY

      Interest rate sensitivity management is concerned with the management of the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. The Asset/Liability Management Committee, along with Poinsett's asset/liability management consultant, reviews interest rate risk exposure and the expected interest rate environment on a monthly basis so that adjustments in interest rate sensitivity can be timely made.

      The table, "Interest Sensitivity Analysis," indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at September 30, 1997 of $27 million. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as is the case at September 30, 1997 with respect to the one year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

      The table below reflects the balances of interest earnings assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Scheduled payment amounts to amortizing fixed rate loans are reflected at each scheduled payment date. Variable rate amortizing loans reflect scheduled payments at each scheduled payment date until the loan may be repriced contractually; the unamortized balances are reflected at that point. Overnight federal funds sold are reflected in the earliest repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, Poinsett is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally Individual Retirement Accounts, are reflected at the earlier of their next repricing or maturity dates.

INTEREST RATE SENSITIVITY AS OF SEPTEMBER 30, 1997
   (Dollars in thousands)

                                                                        Within     4-12     Over 1-5    Over 5
                                                                       3 months   months      years      years     Total
                                                                       --------  --------    -------    -------   -------
Assets
  Earning assets
   Loans (including fees)                                              $ 13,533   $ 20,213   $25,297   $ 9,933   $68,976
  Securities                                                                 --         25       425        --       450
  Federal funds sold                                                       4,966        --        --        --     4,966
    Total earning assets                                                  18,499    20,238    25,722     9,933    74,392
Non-earning assets
  Cash and due from banks                                                     --        --        --       579       579
  Property and equipment                                                      --        --        --     1,377     1,377
  Other                                                                       --        --        --     2,324     2,324
                                                                         -------   -------   -------   -------   -------

    Total assets                                                       $  18,499  $ 20,238   $25,722   $14,213   $78,672
                                                                         =======   =======   =======   =======   =======

LIABILITIES
  Interest-bearing liabilities
   Demand and savings deposits                                         $  33,319  $     --   $    --   $   --    $33,319
   Time deposits >$100,000                                                 7,486    10,639     1,576       --     19,701
   Time deposits <$100,000                                                 5,804     8,471     1,245       --     15,520
                                                                        --------   -------    ------   ------   --------
     Total interest bearing liabilities                                   46,609    19,110     2,821       --     68,540
  Noninterest-bearing liabilities
   Non-interest bearing deposits                                              --        --        --     4,281     4,281
   Other liabilities                                                          --        --        --     1,001     1,001
                                                                        --------   -------    ------   -------  --------
     Total liabilities                                                    46,609    19,110     2,821     5,282    73,822
     Shareholders' equity                                                     --        --        --     4,850     4,850
                                                                        --------   -------    ------   -------  --------
  Total liabilities and shareholders'
       equity                                                          $  46,609  $ 19,110   $ 2,821   $10,132   $78,672
                                                                       =========   =======    ======   =======   =======
Interest sensitive gap                                                 $ (28,110) $  1,128   $22,901   $ 9,933   $ 5,852
Cumulative interest sensitive gap                                      $ (28,110) $(26,982   $(4,081)  $ 5,852   $    --

PROVISION FOR LOAN LOSSES

      The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses were $142,113 and $83,921 for the years ended September 30, 1997 and 1996, respectively. The larger provision in 1997 resulted principally from an increase in loan volume.

      Net loan charge-offs for fiscal 1997 totaled $21,000, compared with $52,000 in fiscal1996. For the six months ended March 31, 1998, the provision for loan losses was $256,000 and for the same period, net charge-offs were $9,000. Management is not aware of any trend toward significantly higher charge-offs in any particular loan category in fiscal 1997. See "Nonperforming Loans; Other Problem Assets" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provisions for loan losses.


OTHER INCOME

      For the year ended September 30, 1997, other income increased $181,987 or 42% from the same period in 1996. This increase primarily resulted from an increase in gains on the sale of real estate of $50,915 and an $80,311 increase in service fees on deposits.

      For the year ended September 30, 1996, other income decreased $320,582 or 43% from the comparable period in 1995, primarily resulting from a decline in unrealized gains on real estate held for sale.

GENERAL AND ADMINISTRATIVE EXPENSES

      For the year ended September 30, 1997, general and administrative expenses grew $175,999 or .07% to $2,884,507. The increased expenses reflect slightly higher salaries and employee benefits, but are offset by lower deposit insurance premiums.

      General and administrative expenses for the year ended September 30, 1996 increased $995,533 or 58% over the comparable period in 1995. The increased expenses reflect higher salaries and employee benefits, higher deposit insurance premiums, and higher advertising and other general expenses.

INCOME TAXES

      For fiscal 1997, federal and state income tax expense was $223,250 compared to an income tax benefit of $53,847 for fiscal 1996. Income taxes for fiscal 1997 were charged to expense at the regular income tax rates. Management estimates that the effective combined federal and state income tax rates on income before income taxes will be approximately 38% for fiscal 1998.

INVESTMENT PORTFOLIO

      At September 30, 1997, securities comprised approximately .006% of Poinsett's assets. The following table summarizes the carrying value amounts of securities held by Poinsett at each of the dates indicated. Available-for-sale securities are stated at estimated fair value and held-to-maturity and investment securities are stated at amortized cost.


 SECURITIES PORTFOLIO COMPOSITION
   (Dollars in thousands)

                                                       September 30,
                                                1996                    1997
                                                ----                    ----
                                            Net Unrealized
                                    Book        Holding        Fair    Book
                                   Value     Gain/(Loss)       Value   Value
                                 --------   -----------   --------   -------
AVAILABLE FOR SALE:
  U.S. Treasury obligations     $      --   $      --    $      --  $    --
  U.S. Agency obligations           1,915           4        1,919      300
  Municipal obligations               175          --          175      150
  Mortgage backed obligations       1,133           4        1,137       --
  Corporate obligations                --          --           --       --
                                ---------   ---------     --------  -------
                                $   3,223   $       8    $   3,231  $   450
                                =========   =========    =========  =======
HELD TO MATURITY:
  U.S. Treasury obligations     $      --   $      --    $      --  $    --
  U.S. Agency obligations             500         (17)         483       --
  Municipal obligations                --          --           --       --
                                ---------   ---------    ---------  -------
                                $     500   $     (17)   $     483  $    --
                                =========   =========    =========  =======



                                                                             March 31,
                                                                                1998
                                                                               -----
                                                      Net Unrealized                   Net Unrealized
                                                           Holding     Fair    Book     Holding      Fair
                                                       Gain/(Loss)     Value   Value   Gain/(Loss)   Value
                                                         -------   ---------  ------   -----------  --------
AVAILABLE FOR SALE:
  U.S. Treasury obligations                              $    --     $    --  $   --   $    --         --
  U.S. Agency obligations                                     --         300     600        (2)       598
  Municipal obligations                                        6         156     150         6        156
  Mortgage backed obligations                                 --          --     250        --        250
  Corporate obligations                                       --          --      --        --         --
                                                          ------      ------  ------    ------    -------
                                                         $     6     $   456  $1,000    $    4    $ 1,004
                                                          ======      ======  ======    ======    =======
HELD TO MATURITY:
  U.S. Treasury obligations                              $    --     $    --  $   --    $   --         --
  U.S. Agency obligations                                     --          --      --        --         --
  Municipal obligations                                       --          --      --        --         --
                                                         -------     -------  ------    ------   --------
                                                         $    --     $    --  $   --    $   --    $    --
                                                         =======     =======  ======    ======   ========


                                       49

SECURITIES PORTFOLIO MATURITIES AND YIELDS
   (Dollars in thousands)                                March 31, 1998
                                                   Book Value        Yield (%)
                                                   ----------        --------
AVAILABLE FOR SALE:
  U.S. Agency obligations:
   1 to 5 years                                    $300                6.2%

  Municipal obligations:
   1 to 5 years                                     125                6.75
   5 to 10 years                                     25                6.75


LOAN PORTFOLIO COMPOSITION

      Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, and there are no foreign loans.

     The amount of loans outstanding at September 30, 1996 and 1997 and at March 31, 1998 are shown in the following table according to type of loan:




                                     September 30,  March 31,
                                     -------------  ---------
                                         1996       1997              1998
                                             (Dollars in thousands)

Real estate - mortgage               $ 45,070   $ 55,330           $ 51,536
Real estate - construction              2,416      4,044              3,459
Commercial                              1,430        918              1,180
Installment loans to individuals        6,382      9,027             12,426
Other                                      --         --                 --
                                      -------   --------           --------

                                     $ 55,298   $ 69,319           $ 68,601
                                     ========   ========           ========


      A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

      Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, sophisticated initial and continuing financial analysis of a borrower's financial information is required.

      Real estate construction loans generally consist of financing the construction of one-to-four family dwellings and some nonfarm, nonresidential real estate. Usually, loan to cost ratios are limited to 75% and permanent financing commitments are required prior to the advancement of loan proceeds.

      Loans secured by real estate mortgages comprised approximately 79.8% and 81.5% of Poinsett's loan portfolio at the end of fiscal 1997 and fiscal 1996, respectively. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 95%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.


NONACCRUAL AND PAST DUE LOANS; OTHER PROBLEM ASSETS
  (Dollars in thousands)
                                         September 30,             March 31,
                                    ------------------------   -------------
                                      1996          1997           1998
                                     -----         -----          -----
Non-accrual loans                    $  --    $      --        $      --

Loans contractually past due         1,224          611            1,867
   90 days or more on which
   interest is still being accrued.

Other real estate owned                 --           --              219
                                     -----      -------           ------

Total nonperforming assets         $ 1,224    $     611        $   2,086
                                   =======      =======           ======


      When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized when received. At March 31, 1998, Poinsett had no non-accrual loans, $1.9 million in loans past due 90 days and still accruing interest, and $219,000 in other real estate owned, compared to $0, $611,000 and $0 respectively, at September 30, 1997.

      When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

     Net loan charge-offs for fiscal 1997 were $21,000 or .03% of average loans compared to $52,000 or 0.1% of average loans for fiscal1996.


POTENTIAL PROBLEM LOANS

      Management has identified and maintains a list of potential problem loans. These are loans that are not included in the nonaccrual or the past due 90 days or more and still accruing categories. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms.

      The total amount of loans determined by management to be potential problem loans was $735,000 at September 30, 1997 and $1.0 million at March 31, 1998. These amounts do not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral.

OTHER REAL ESTATE OWNED

      Real estate owned consists of foreclosed and in-substance foreclosed properties and was $219,000 at March 31, 1998, $0 at September 30, 1997 and $0 at September 30, 1996. Real estate owned is located in areas where sales of the property are expected to be moderate or better. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition.


ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The table, "Summary of Loan Loss Experience," summarizes loan balances at the end of each period indicated, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.


SUMMARY OF LOAN LOSS EXPERIENCE
   (Dollars in thousands)
                                           September 30,           March 31,
                                       ------------------        -----------
                                        1996          1997           1998
                                        ----         -----          -----
Balance at beginning of period       $  190         $ 222         $ 343
Charge-offs:
  Real estate                            --            --            --
  Installment                           (52)          (21)          (51)
  Commercial                             --            --            --
Recoveries:
  Real estate                            --            --            --
  Installment                            --            --            42
  Commercial                             --            --            --
                                   --------      --------       -------
Net charge-offs                         (52)          (21)           (9)
Provision charged to expense             84           142           256
                                   --------      --------       -------
Balance at end of period             $  222      $    343         $ 590
                                   ========      ========       =======

Net charge-offs to average loans       0.10%         0.03%         0.01%
                                   ========      ========       =======


      In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by Poinsett, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of September 30, 1997 and at March 31, 1998.

      In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated monthly. The methodology utilizes a loan risk grading system, detailed loan reviews to assess credit risks, mix of the loan portfolio and the overall quality of the loan portfolio, as well as other off-balance-sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of Poinsett and may require adjustments to the allowance based upon information available to them at the time of the examination. Although management's calculation of the allowance for loan losses does not provide an allocation by individual loan categories, the various categories have differing degrees of risk.

DEPOSITS

      The average amounts and percentage composition of deposits held by Poinsett for the years ended September 30, 1997 and 1996 and the six months ended March 31, 1998 are summarized below:


AVERAGE DEPOSITS
(Dollars in thousands)                        September 30,                         March 31,
                                       --------------------------                 ----------
                                           1996            1997                      1998
                                          Amount    %      Amount    %       Amount            %
                                        --------  ---     -------   ---      ------          ----

Noninterest-bearing demand            $  1,240   2.5%    $ 2,863    4.4%    $ 3,493          4.5%
Interest-bearing demand and savings     20,717  41.1%     29,094   44.4%     38,228         49.5%
Time deposits $100,000 and greater       8,514  16.9%     14,982   22.9%     22,465         29.1%
Time deposits under $100,000            19,877  39.5%     18,540   28.3%     13,068         16.9%
                                      -------- -----    --------  -----    --------        -----
                                      $ 50,348 100.0%   $ 65,479  100.0%   $ 77,254        100.0%
                                      ======== =====    ========  =====    ========        =====

      As of September 30, 1997, Poinsett held $15.0 million in time deposits of $100,000 or more. Average wholesale time deposits (certificates generated through corporations, banks, credit unions, etc., on a national level) were $8.5 million in fiscal 1996 and $22.5 million through the first six months of fiscal 1998. The vast majority of time deposits of $100,000 and over are acquired from customers within Poinsett's service area in the ordinary course of business.

      It is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. Wholesale time deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.


RETURN ON EQUITY AND ASSETS

      The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for each period indicated.


RETURN ON EQUITY AND ASSETS


                                                                                                   For The
                                                                                                Six  Months
                                                                         For The Years Ended       Ended
                                                                              September 30,       March 31,
                                                                      -----------------------  --------------
                                                                      1996            1997         1998
                                                                      ----            ----         ----
Return on average equity (annualized)                                (2.15)%          7.26%       2.25%
Return on average assets (annualized)                                (0.16)%          0.47%       0.13%
Average equity to average assets                                      7.27%           6.43%       5.83%




LIQUIDITY



      Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within Poinsett's service area. Core deposits (total deposits less wholesale time deposits) provide a relatively stable funding base. Average core deposits were equal to 65% of average assets for the year ended September 30, 1997. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. Poinsett also has available unused short-term lines of credit to purchase up to $2.0 million of federal funds from unrelated correspondent institutions. Management believes that Poinsett's overall liquidity sources are adequate to meet its operating needs.


CAPITAL RESOURCES

      The equity capital of Poinsett increased by $420,331 during 1997 as the result of net income. Equity capital decreased $242,577 during 1996, largely as a result of a net loss in earnings for the year. During the six months of the 1998 fiscal year, Poinsett increased equity capital $54,000 to $4.9 million.

      Poinsett is subject to regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the FDIC, federal financial institution regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated.

      Poinsett's September 30, 1997 capital ratios are presented in the following table, compared with the "well capitalized" and minimum ratios under the FDIC regulatory definitions and guidelines:

CAPITAL RESOURCES

                                             As a Percentage of
                                           Adjusted Total Assets
                                           ----------------------     As a Percentage of
                                            Core        Tangible     Risk Weighted Assets
                                            -------     ---------     -------------------
Poinsett
 September 30, 1997                          5.5%          5.5%        9.5$
 March 31, 1998                              6.2%          6.2%       11.3%
"Well Capitalized" requirement               5.0%          n/a         n/a
Minimum requirement                          3.0%          1.5%        8.0%



INFLATION

      Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

      While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.


PROPERTIES

      Poinsett owns the real property at 6514-B State Park Road, Travelers Rest, South Carolina, where its main offices are located. The net book value of the main office is approximately $392,000. It leases the property associated with its other two branch facilities. Both leases associated with these branches expire in 2015. The lessors under the leases are Oakland Group, LLC (in the case of the Rock Hill branch facility) and Brendan Group, LLC (in the case of the Greenville branch facility). Rental payments will respect to the Greenville and Rock Hill branches total approximately $100,000 and $35,000 per year, respectively. James D. King, Sr, James D. King, Jr. and Edward Blakemore are principals in both of the lessors.

      Management of Poinsett believes that all of Poinsett's offices are suitable and adequate for the business of Poinsett.


EMPLOYEES

      At March 31, 1998, Poinsett employed 38 persons on a full-time equivalent basis.


MONETARY POLICIES


      The results of operations of Poinsett are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time, and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Poinsett.


LEGAL PROCEEDINGS

      Poinsett is from time to time engaged in routine litigation in the ordinary course of its business, but is not engaged in any litigation that is expected to have a material adverse effect on Poinsett's business or results of operations. There are no material proceedings known to Poinsett, pending or contemplated, in which any director, officer or affiliate of Poinsett or any holder of 5% or more of Poinsett's outstanding stock, or any associate of any of the foregoing, is a party or has an interest adverse to Poinsett.

                                           MANAGEMENT INFORMATION

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF POINSETT

    The following table sets forth (i) as of August 1, 1998, the number and percent of total outstanding shares of Poinsett common stock beneficially owned by all directors and executive officers of Poinsett individually and by all directors and executive officers of Poinsett as a group, and (ii) pro forma upon consummation of the Merger, the number and percent of total outstanding shares of CFC common stock beneficially owned by such persons individually and as a group. The pro forma calculation assumes that all shares of Poinsett common stock held by such persons are converted solely into CFC common stock.

    Management and Principal Shareholders of Poinsett Financial Corporation


                                                                                      Pro Forma After Merger
                                                                        -------------------------------------------------
                                  Number of                                       Number of
Name  and address of           Poinsett Shares             Percent        Carolina First Corporation         Percent
5% Beneficial Owner           Beneficially Owned          of Class        Shares Beneficially Owned          of Class
-------------------         ----------------------        --------       ---------------------------        ----------
James D. King (1)                    59,601                 26.33%              187,970                          *
201 E. Round Hill Rd.
Greenville, SC 29609

Beauford W. Williams (2)              4,153                  1.83%               13,098                          *

William C. Bates (3)                  2,582                  1.14%                8,143                          *

D. Rudolph Blakely (4)               12,768                  5.64%               40,268                          *
1127 Tubbs Mtn Rd.
Travelers Rest, SC 29690

Calvin H. Garrett (5)                 8,943                  3.95%               28,204                          *

William E. Tucker                     4,068                  1.80%               12,829                          *

Louise P. Ellenburg (6)              12,224                  5.40%               38,552                          *
6 Highlander Ct.
Travelers Rest, SC 29690

James D. King, Jr. (7)                4,316                  1.91%               13,612                          *

Edward R. Blakemore, Jr. (8)          2,673                  1.18%                8,430                          *

All Executive Officers and
Directors as a group
(9 persons)(9)                      111,328                 49.18%              351,106                       1.86%


 *  Less than 1%.
(1) Includes exercisable options to purchase 30,000 shares; 13,159 shares held in Mr. King's profit sharing plan;
    4,501 shares in Mr. King's ESOP and 500 shares held by his wife.
(2) Includes 3,653 shares held in Mr. Williams' IRA; 500 shares owned by Mr. Williams' wife.
(3) Includes 1,701 shares held in Mr. Bates' IRA.
(4) Includes 1,207 shares held in Mr. Blakely's IRA; 1,293 shares held in Mr. Blakely's wife's IRA; 325 shares owned by Mr. Blakely's wife.
(5) Includes 4,981 shares held in Mr. Garrett's IRA.
(6) Includes 6,739 shares held in Mrs. Ellenburg's profit sharing plan; 2,360 shares in Mrs. Ellenburg's ESOP and
    125 shares owned by Mrs. Ellenburg's husband.
(7) Includes exercisable options to purchase 3,000 shares; 471 shares held in Mr. King's profit sharing plan; 820 shares held in Mr. King's ESOP.
(8) Includes 849 shares held in Mr. Blakemore's profit sharing plan and 1,724 shares held in Mr. Blakemore's ESOP.
(9) Includes exercisable options to purchase 33,000 shares.

CERTAIN TRANSACTIONS

    Poinsett had outstanding loans to certain of Poinsett's directors, executive officers, their associates and members of the immediate families of such directors and executive officers. None of these loans are nonaccrual, past due, restructured, or potential problems. These loans were all made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with Poinsett and did not

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involve more than the normal risk of collectibility or present other unfavorable features.

    Poinsett leases the property associated with its two branch facilities. The lessors under the leases are Oakland Group, LLC (in the case of the Rock Hill branch facility) and Brendan Group, LLC (in the case of the Greenville branch facility). Rental payments will respect to the Greenville and Rock Hill branches total approximately $100,000 and $35,000 per year, respectively. James D. King, Sr, James D. King, Jr. and Edward Blakemore are principals in both of the lessors.



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




                       COMPARATIVE RIGHTS OF SHAREHOLDERS

      At the Effective Time, the shares of Poinsett common stock will be converted into shares of Carolina First Corporation common stock with the exception of fractional shares, which will be exchanged for cash. Accordingly, shareholders of Poinsett will become shareholders of Carolina First Corporation, and their rights as Carolina First Corporation shareholders will be determined by Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of Carolina First Corporation shareholders differ from the rights of Poinsett's shareholders with respect to certain matters, including the required shareholder votes as to mergers, consolidations, exchanges, sales of assets or dissolution, removal of directors and amendments to the articles of incorporation, nomination of directors, and statutory and other restrictions on certain business combinations and control share acquisitions.

      A comparison of the respective rights of Poinsett's shareholders and Carolina First Corporation's shareholders with respect to these matters is set forth immediately below. A description of the Carolina First Corporation common stock is set forth below under "CAROLINA FIRST CORPORATION CAPITAL STOCK."

GENERAL

      Carolina First Corporation is a bank holding corporation subject to the provisions of the SCBCA. Poinsett is a savings and loan holding company also subject to the provisions of the SCBCA. Shareholders of Poinsett will, upon consummation of the Merger become shareholders of Carolina First Corporation and, accordingly, their rights as shareholders will be governed by the SCBCA and the Articles of Incorporation and Bylaws of Carolina First Corporation.

      Set forth below are the material differences between the rights of a Poinsett shareholder under the Poinsett Articles of Incorporation and Bylaws, and the rights of a Carolina First Corporation shareholder under the Carolina First Corporation Articles of Incorporation and Bylaws.

      The following summary does not reflect any rules of Nasdaq that may apply to Poinsett or Carolina First Corporation in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the SCBCA and the constituent documents of each corporation.


AUTHORIZED CAPITAL

      POINSETT. The authorized capital stock of Poinsett consists of 15,000,000 shares of Poinsett common stock (par value $0.01 per share) and 5,000,000 shares of preferred stock (par value $0.01 per share). As of August 4, 1998, Poinsett had 193,365 shares of common stock outstanding and no shares of preferred stock outstanding.

      CAROLINA FIRST CORPORATION. The authorized capital stock of Carolina First Corporation consists of 100,000,000 shares of Carolina First Corporation common stock (par value $1.00 per share) and 10,000,000 shares of Carolina First Corporation preferred stock. As of August 4, 1998, Carolina First Corporation had 18,152,750 shares of common stock outstanding and no shares of preferred stock outstanding.

AMENDMENT OF ARTICLES OF INCORPORATION OR BYLAWS

      POINSETT. Pursuant to Poinsett's Articles of Incorporation, the approval of two-thirds of Poinsett's directors and holders of two-thirds of Poinsett's shares entitled to vote is required to amend its Articles of Incorporation, except that the approval of holders of only a majority of Poinsett's shares entitled to vote thereon is required to amend certain provisions thereof, including the provisions relating to its name, corporate purpose, duration, capital stock, preemptive rights, and supermajority voting provisions applicable to certain business combinations.

      Pursuant to Poinsett's Articles of Incorporation, the approval of two-thirds of Poinsett's directors is required to amend its Bylaws. The Poinsett Bylaws may also be amended by the Poinsett shareholders upon the approval of holders of at least two-thirds of Poinsett's shares entitled to vote generally in the election of directors.

      CAROLINA FIRST CORPORATION. The approval of two-thirds of Carolina First Corporation shares entitled to vote is required to amend its Articles of Incorporation. However, Carolina First Corporation's Articles of Incorporation require an 80% affirmative vote of shareholders entitled to vote thereon to amend provisions of its Articles of Incorporation relating to the following issues unless 80% of the directors approve the amendment:

         (i) supermajority voting requirements to approve certain mergers, sales or exchanges of assets or stock exchanges (See "--Shareholder Voting in Certain Business Combinations");
         (ii) provisions regarding the Board of Directors' powers to evaluate proposals for business combinations;
         (iii) provision of notice requirements for shareholder nominations of directors;
         (iv) supermajority voting requirements for removal of directors without cause;
         (v)      provision of staggered terms for three classes of directors;
                  and
         (vi) supermajority voting provisions for dissolution of Carolina First Corporation.

If 80% of the directors approve amendments pertaining to the Articles of Incorporation listed above, then only a two-thirds affirmative vote of shareholders is needed to approve the amendments.

      Carolina First Corporation's Board of Directors may amend or repeal its Bylaws unless: (i) the Articles of Incorporation or the SCBCA reserve this power exclusively to shareholders; (ii) Carolina First Corporation shareholders in adopting, amending or repealing any bylaw provide expressly that the board of directors may not amend that bylaw; or (iii) the bylaw either established, amends or deletes a supermajority shareholder quorum or voting requirement. Amendments to the Bylaws by the Board of Directors must be proposed at a meeting of the Board of Directors prior to the meeting at which such amendments are adopted. Carolina First Corporation's Bylaws may also be amended by a majority vote of Carolina First Corporation shareholders.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

      POINSETT. The Poinsett Articles of Incorporation permit the Board of Directors to have from five to 15 directors. The Bylaws currently set the number of directors at six. The Poinsett Board is not "staggered" into two or more classes. The Poinsett Articles of Incorporation provide that there will be no cumulative voting for directors.

      CAROLINA FIRST CORPORATION. Carolina First Corporation's Bylaws provide that the number of directors shall be determined by action of the board or shareholders at any board meeting or annual meeting of shareholders. The Carolina First Corporation Board of Directors currently consists of 13 persons. Carolina

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



First Corporation's Articles of Incorporation divide the Carolina First Corporation Board into three classes. Carolina First Corporation's Articles of Incorporation provide that there will be no cumulative voting for directors.

SHAREHOLDER NOMINATION OF DIRECTORS

      POINSETT. Under Poinsett's Articles of Incorporation, shareholders entitled to vote to elect directors may nominate directors for election. Nominations must be received at the principal executive offices of Poinsett no less than 30 days and no more than 90 days before the annual meeting at which directors are elected. If shareholders are given less than 45 days notice of a special meeting, they must submit nominations within 15 days of the day on which notice of the meeting was mailed to shareholders. Nominations must conform to informational requirements stated in the Articles of Incorporation. Holders of Poinsett preferred stock may elect directors under specified circumstances.

      CAROLINA FIRST CORPORATION. Under Carolina First Corporation's Bylaws, shareholders entitled to vote to elect directors may nominate directors for election. Nominations must be received at the principal executive offices of Carolina First Corporation no later than 30 days and no earlier than 60 days before the annual meeting at which directors are elected. Nominations must conform to informational requirements stated in the Bylaws. Holders of Carolina First Corporation preferred stock may elect directors under specified circumstances.

REMOVAL OF DIRECTORS BY SHAREHOLDERS

      POINSETT. The Poinsett Articles of Incorporation provide that, except for directors elected under specified circumstances by holders of Poinsett preferred stock, no director may be removed except for cause and then only by an affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors.

      CAROLINA FIRST CORPORATION. The Carolina First Corporation Articles of Incorporation provide that, except for directors elected under specified circumstances by holders of Carolina First Corporation preferred stock, any director or the entire board of directors of Carolina First Corporation may be removed without cause by an affirmative vote of at least 80% of the outstanding shares of capital stock. A majority of a quorum of shareholders present at a meeting may remove a director or the entire board of directors for cause.

DIRECTOR EXCULPATION

      POINSETT. The Poinsett Articles of Incorporation provide for the elimination of personal liability of each director of Poinsett except: (i) for any breach of the director's duty of loyalty to Poinsett or its shareholders,
(ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions, or
(iv) for any transaction from which a director derived an improper personal benefit. If the SCBCA is amended to further limit the personal liability of directors, then the Articles of Incorporation provide that liability is further eliminated or limited to the fullest extent allowable by the SCBCA.

      CAROLINA FIRST CORPORATION. The Carolina First Corporation Articles of Incorporation provide for the elimination of personal liability of each director of Carolina First Corporation except: (i) for any breach of the director's duty of loyalty to Carolina First Corporation or its shareholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions, or (iv) for any transaction from which a director derived an improper personal benefit.


DIRECTOR AND OFFICER INDEMNIFICATION

      POINSETT. The Poinsett Articles of Incorporation effectively require that Poinsett indemnify its directors and officers to the fullest extent permissible by law and advance expenses to the maximum extent permitted by applicable law.

      CAROLINA FIRST CORPORATION. The Carolina First Corporation Bylaws provide for indemnification of officers and directors to the fullest extent permissible by law and for the advancement of expenses to the maximum extent permitted by applicable law.


SHAREHOLDER MEETINGS

      POINSETT. Poinsett has annual meetings, and pursuant to Poinsett's Articles of Incorporation and Bylaws, it may have special meetings called by the President, Chairman of the Board, the Board of Directors or as otherwise required by law. The Board of Directors chooses the place of meetings. Poinsett must mail written notice of meetings to shareholders of record no less than 10 days and no more than 60 days before the meeting. The Poinsett Board of Directors sets the record date for shareholders entitled to vote at a meeting, which can be no more than 70 days before the date on which shareholders are to take action.

      Shareholders may propose business for consideration at shareholder meetings. Shareholders must give notice of proposals to the secretary of Poinsett, which must be received at the principal place of business of Poinsett no more than 90 days and no less than 30 days prior to the meeting. In the event that shareholders receive less than 45 days notice of a meeting, notice of shareholder proposals must be received by the secretary within 15 days following the day on which notice of the meeting was mailed to shareholders. Business proposals must conform to the informational requirements stated in the Articles of Incorporation.

      CAROLINA FIRST CORPORATION. Carolina First Corporation has annual meetings, and pursuant to Carolina First Corporation's Bylaws, it may have special meetings called by the President, the Board of Directors, or by request of holders of one-tenth of all outstanding votes of Carolina First Corporation entitled to be cast on any issue at the meeting. The Board of Directors chooses the place of meetings. Except as described below for shareholder-requested special meetings, the Board of Directors must send Carolina First Corporation shareholders written notice of meetings not more than 60 and not less than 10 days before the date of the meeting. The Board of Directors may set the record date for shareholders entitled to vote at a meeting 70 days in advance of the meeting. If the Board of Directors does not set a record date, the Bylaws list default record dates for various types of meetings and business.

      If shareholders wish to request a special meeting, they must first give written notice to the secretary of Carolina First Corporation requesting that a record date be fixed. The Board of Directors must fix the record date within 10 days of receipt of the request. Carolina First Corporation must receive, within 60 days of the record date, written requests from the requisite 10% of shareholders requesting the special meeting for the shareholder request to be valid. If an adequate number of valid written requests are received, the Board of Directors must set a new record date for the special meeting and give notice of the meeting to shareholders within 30 days of the date on which the 10% written request requirement was satisfied.

      Shareholders may propose business for shareholder meetings. Shareholders must deliver notice of their proposals to the principal place of business of Carolina First Corporation no more than 90 days and no less than 60 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the annual meeting is more than 30 days before or 60 days after the anniversary of the previous annual meeting, notice of shareholder proposals must be delivered no more than 90 and no less than 60 days prior to the meeting or no later than the 10th day following the announcement of the meeting. The notice must meet certain requirements specified in the Bylaws.

SHAREHOLDER VOTING IN GENERAL

      POINSETT. Shareholder action requires a quorum of shares entitled to vote. A majority of Poinsett's shares entitled to vote constitutes a quorum. The affirmative vote of a majority of shares present suffices to approve any proposed action unless otherwise required by law or by Poinsett's Articles of Incorporation or Bylaws. If a separate vote by class or classes is required, a majority of the outstanding shares of that class or classes constitutes a quorum and a majority of shares of that class or classes present suffices to approve any proposed action.

      CAROLINA FIRST CORPORATION. A majority of Carolina First Corporation shares entitled to vote constitutes a quorum and an affirmative vote of a majority of shares present suffices to approve any proposed action unless otherwise required by law or by Carolina First Corporation's Articles of Incorporation or Bylaws. If a separate vote by class or classes is required, a majority of the outstanding shares of that class or classes constitutes a quorum and a majority of shares of that class or classes present suffices to approve any proposed action.

      Carolina First Corporation's Bylaws provide that a bylaw adding, changing or deleting a supermajority quorum or voting requirement must be approved by the same vote and voting groups required to take action under the bylaws as then in effect or as in the proposed amendment, whichever requires a greater quorum and/or vote for approval.

SHAREHOLDER VOTING IN CERTAIN BUSINESS COMBINATIONS

      POINSETT. Under the SCBCA, a plan of merger must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong, and two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the plan by each voting group entitled to vote separately on the plan.

      Under the SCBCA, to authorize the sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, South Carolina law requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the transaction. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be least a majority of all the votes entitled to be cast on the transaction.

      The Poinsett Articles of Incorporation require an affirmative vote of holders of two-thirds of all shares entitled to vote and holders of two-thirds of the shares (other than shares held by a Related Person, as defined below) to approve certain "Business Combinations," unless two-thirds of the Continuing Directors (as defined below) have approved the action. "Business Combinations" include (among others):


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


       (i) any merger or consolidation of Poinsett with or into a Related Person (as defined below) or of a Related Person with or into Poinsett;
       (ii) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Poinsett to a Related Person or of 25% or more of the assets of a Related Person to Poinsett;
       (iii)      any acquisition by Poinsett of securities of a Related Person;
       (iv) any reclassification of the common stock of Poinsett, or any recapitalization involving the common stock of Poinsett; and
       (v) the issuance or transfer by Poinsett to a Related Person of any equity securities having an aggregate "market value" in excess of 5% of the total "market value" of the outstanding shares of Poinsett.

A Related Person is any person, corporation or other entity and/or its affiliates that beneficially owns 10% or more of the common stock of Poinsett. "Continuing Directors" are directors who are unaffiliated with the Related Person and were members of the Board of Directors prior to the time a Related Person became a Related Person. Successors of Continuing Directors are also Continuing Directors if they are unaffiliated with the Related Person and are recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

       CAROLINA FIRST CORPORATION. The Carolina First Corporation Articles of Incorporation alter the default rules of the SCBCA to require the affirmative vote of 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval of the following actions unless 80% of the directors of Carolina First Corporation have approved the action:

                 (i) a merger of Carolina First Corporation or any of its subsidiaries with any other corporation;
                 (ii) the sale or exchange of all or a substantial part of Carolina First Corporation's assets to or with any other corporation; or
                 (iii) the issue or delivery of Carolina First Corporation
                       common stock or other Carolina First Corporation securities in exchange or payment for properties or assets of or securities issued by any other corporation.

Transactions solely between Carolina First Corporation and another corporation are excluded from this 80% approval requirement if Carolina First Corporation owns 50% or more of the other corporation's voting stock.

CHANGE IN CONTROL, BUSINESS COMBINATIONS AND ANTI-TAKEOVER PROVISIONS

      South Carolina's legislation respecting Control Share Acquisitions (as defined in the SCBCA) and Business Combinations (as defined herein) was enacted in 1988. The South Carolina Control Share Acquisition law applies to several categories of South Carolina corporations, including any South Carolina corporation, such as Carolina First Corporation, that has a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Exchange Act, has a principal place of business, its principal office or substantial assets in South Carolina and has a specified shareholder presence in South Carolina. The South Carolina Business Combination Law applies to certain South Carolina corporations, such as Carolina First Corporation and Poinsett, and certain non-South Carolina corporations that have a significant presence in South Carolina.

      SOUTH CAROLINA CONTROL SHARE ACQUISITIONS LAW. Unless a corporation has opted out of the provisions of the South Carolina statute before the "control share acquisition" in question through an amendment to its articles of incorporation or bylaws, "control shares" of the corporation acquired in a "control

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


share acquisition" have no voting rights unless and until granted by resolution approved by a majority of the shares of each voting group, excluding all "interested shares." "Interested shares" are shares of the corporation voted by an acquiring person or a member of a group with respect to a "control share acquisition," any officer of the corporation or any employee of the corporation who is also a director of the corporation.

      If authorized by such a corporation's articles of incorporation or bylaws before a "control share acquisition" has occurred, "control shares" acquired in a "control share acquisition" may under certain circumstances be subject to redemption by the corporation at the fair value thereof.

      Unless otherwise provided in such a corporation's articles of incorporation or bylaws before a "control share acquisition" has occurred, if "control shares" acquired in a "control share acquisition" are accorded full voting rights which will constitute a majority or more of all voting power, all shareholders of the corporation have dissenters' rights to receive fair value for their shares.

      For purposes of the Control Share Acquisition law, "control shares" are shares, the acquisition of which would give a person, acting alone or with a group, the power to exercise one of the following amounts of voting power in an election of directors: (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power or (iii) a majority or more of all voting power. For purposes of the law, a "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares." Among certain other circumstances, a "control share acquisition" is deemed not to occur when the share acquisition is pursuant to a merger or plan of share exchange where the corporation is a party to the agreement of merger or plan of share exchange. Accordingly, the statute would not, by its terms, apply to the Reorganization Agreement.

      POINSETT ARTICLES PROVISION. Poinsett's Articles of Incorporation have provisions which provide, among other things, (1) that no person may acquire beneficial ownership of 15% or more of Poinsett's voting stock unless such acquisition has been approved prior to its consummation by the affirmative vote of holders of at least two-thirds of the outstanding shares of the voting stock or by the affirmative vote of at least two-thirds of the directors then in office; and (2) that no person shall make an offer or acquire beneficial ownership of 10% or more of Poinsett's voting stock unless (among certain other things) such offer shall have been approved by the affirmative vote of at least two-thirds of the directors then in office.

      SOUTH CAROLINA BUSINESS COMBINATION LAW. The law prohibits specified "business combinations" with "interested shareholders" unless certain conditions are satisfied. The act defines an "interested shareholder" as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation's outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation's outstanding shares and is an affiliate or associate of the corporation. Excluded from the statute's coverage is any "business combination" with any person that beneficially owned in excess of 10% of the corporation's voting shares prior to April 23, 1988.

      Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions: (i) merger of the corporation; (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation; (iii) transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and (iv) dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

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



      Covered business combinations are prohibited unless (i) the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder; (ii) a majority of shares not beneficially owned by the interested shareholder approved the combination; and (iii) certain transactional requirements are met. Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

      Neither Poinsett nor Carolina First Corporation has opted out of coverage of either the South Carolina Control Shares Acquisition law or the South Carolina Business Combination law.

      RIGHTS PLAN. Carolina First Corporation has adopted a Shareholders' Rights Plan, discussed below, which may serve to impede certain takeovers not favored by the Carolina First Corporation Board of Directors.


ACTION BY SHAREHOLDERS WITHOUT A MEETING

      Under the SCBCA, unless a corporation's Articles of Incorporation provide otherwise, any action that is required to be or that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, by the unanimous written consent of holders of outstanding shares entitled to vote.

      The Poinsett Articles of Incorporation specifically deny shareholders the power to take action by consent without a meeting. Carolina First Corporation's Articles of Incorporation contain no such limitation.


                    CAROLINA FIRST CORPORATION CAPITAL STOCK

COMMON STOCK

      Carolina First Corporation has 100,000,000 shares of common stock authorized, of which 18,152,750 shares were outstanding as of August 4, 1998. The holders of the Carolina First Corporation common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. The principal source of funds for Carolina First Corporation is dividends from its subsidiaries. Carolina First Corporation's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION." All outstanding shares of Carolina First Corporation common stock are fully paid and nonassessable. No holder of Carolina First Corporation common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of Carolina First Corporation common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock which may be issued in the future. Holders of the Carolina First Corporation common stock are entitled to one vote per share.

PREFERRED STOCK

      Carolina First Corporation has 10,000,000 shares of "blank check" preferred stock authorized ("Preferred Stock"), none of which is outstanding. Carolina First Corporation's Board of Directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and

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limitations of the Preferred Stock are determined by Carolina First
Corporation's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the shareholders of Carolina First Corporation, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, Carolina First Corporation's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by Carolina First Corporation to impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.

CERTAIN MATTERS

      SHAREHOLDERS' RIGHTS AGREEMENT . In 1993, the Carolina First Corporation Board of Directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 ("Rights Agreement"). Under the Rights Agreement, the Board of Directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of Carolina First Corporation common stock outstanding on November 23, 1993 and each share to be issued by Carolina First Corporation thereafter. Each Right entitles the registered holder to purchase from Carolina First Corporation one-half share of Carolina First Corporation common stock at a cash exercise price of $30.00, subject to adjustment.

      Initially, the Rights are not exercisable and no separate rights certificates are distributed. However, the Rights will separate from the Carolina First Corporation common stock and a "Distribution Date" will occur upon the earlier of (i) the close of business on the 10th calendar day after the Share Acquisition Date (as defined below), or (ii) the close of business on the 10th business day after the date of (x) the commencement, by any person, other than an "exempt person", of, or (y) the first public announcement of the intention of any person (other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of the Carolina First Corporation common stock) (the date of said announcement being referred to as the "Share Acquisition Date"). Until the Distribution Date, (i) the Rights will be evidenced by the Carolina First Corporation common stock certificates and will be transferred with and only with such certificates, and (ii) the surrender for transfer of any certificates for Carolina First Corporation common stock will also constitute the transfer of the Rights associated with the Carolina First Corporation common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 18, 2006, unless previously redeemed by Carolina First Corporation as described below. As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of Carolina First Corporation common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Carolina First Corporation common stock issued prior to the Distribution Date will be issued with Rights.

      ln the event that (i) a person acquires beneficial ownership of 20% or more of the Carolina First Corporation common stock, (ii) Carolina First Corporation is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate (as defined in the Rights Agreement) and the Carolina First Corporation common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iv) an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of Carolina First Corporation common stock (or in certain circumstances, cash, property, or other securities of Carolina First Corporation) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void. In the event that following the Share Acquisition Date, (i) Carolina First Corporation is acquired in a merger or other business combination transaction, or (ii) 50% or more of Carolina First Corporation's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding Carolina First Corporation common stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of Carolina First Corporation common stock per Right, subject to adjustment as provided in the Rights Agreement.

      The exercise price payable, and the number of shares of Carolina First Corporation common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Carolina First Corporation common stock, (ii) if holders of the Carolina First Corporation common stock are granted certain rights or warrants to subscribe for Carolina First Corporation common stock or securities convertible into Carolina First Corporation common stock at less than the current market price of the Carolina First Corporation common stock, or
(iii) upon the distribution to holders of the Carolina First Corporation common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

      The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Carolina First Corporation common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to a Share Acquisition Date or the final expiration Date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the Rights Agreement) in office and such redemption is approved by a majority of such Disinterested Directors. After the redemption period has expired, Carolina First Corporation's right of redemption may be reinstated upon the approval of the Board of Directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of Carolina First Corporation common stock in a transaction or series of transactions not involving Carolina First Corporation and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

      Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Carolina First Corporation prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested Directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which has been included in Carolina First Corporation's public filings with the Securities and Exchange Commission.

      MANAGEMENT CONTRACTS . Carolina First Corporation has entered into Noncompetition, Severance and Employment Agreements with Mack I. Whittle, Jr., William S. Hummers III, James W. Terry, Jr., David L. Morrow and Joseph C. Reynolds. These agreements set forth general provisions regarding compensation, confidentiality, termination and noncompetition. However, they also provide that in the event that the named executive's employment with Carolina First Corporation is voluntarily or involuntarily terminated after a "change in control" (as defined in such agreement), then, except in very limited instances, the named executive becomes entitled to receive immediately amounts substantially equal to three years' compensation (including bonus compensation).

      BOARD OF DIRECTORS .

      Classification of Board of Directors. Carolina First Corporation's Board of Directors currently consists of thirteen persons. In accordance with its Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current Directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more Directors as described below, it would take three annual meetings for shareholders to change the members of the entire Board of Directors. Carolina First Corporation's Articles of Incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First Corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

      Removal of Directors. Carolina First Corporation's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of Carolina First Corporation to remove any Director or the entire Board of Directors without cause. Directors may be removed for cause as provided under South Carolina law.

      Limitation of Director Liability. The members of the Board of Directors of Carolina First Corporation are exempt under Carolina First Corporation's Articles of Incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the SCBCA. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.

      Evaluation of Proposed Business Combinations. Carolina First Corporation's Articles of Incorporation provide that the Board of Directors, when evaluating any proposed business combination with Carolina First Corporation, shall give due consideration to (i) all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of Carolina First Corporation, and on its subsidiaries, the communities and geographical areas in which Carolina First Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of Carolina First Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and
(ii) not only the consideration being offered in relation to the then current market price for Carolina First Corporation's outstanding shares, but also in relation to the then current value of Carolina First Corporation in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of Carolina First Corporation (including the unrealized value of its properties and assets) as an independent going concern.

      VOTING.

      Voting For Directors. Carolina First Corporation's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting would not be able to elect any board members. In cases where there are more nominees for Directors than positions available, the nominees receiving the largest number of votes are elected.

      Supermajority Voting Requirements. Carolina First Corporation's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval before Carolina First Corporation may (i) merge or consolidate with any other corporation, (ii) sell or exchange all or a substantial part of its assets to or with any other corporation, or (iii) issue or deliver any stock or other securities of its issue in exchange or in payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First Corporation with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The Articles of Incorporation expressly permit the Board of Directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of Carolina First Corporation entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between Carolina First Corporation and another corporation, 50% or more of the voting stock of which is owned by Carolina First Corporation. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.

      CONTROL SHARE ACQUISITION/BUSINESS COMBINATION STATUTES. The SCBCA has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Change in Control, Business Combinations and Anti-Takeover Provisions."

      TRANSFER AGENT. The transfer agent for the Carolina First Corporation common stock is Reliance Trust Company, Atlanta, Georgia.

      DIVIDEND REINVESTMENT PLAN. Carolina First Corporation has in place a dividend reinvestment plan with respect to the Carolina First Corporation common stock. As set forth in the plan, holders of such shares may elect to receive Carolina First Corporation common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of Carolina First Corporation common stock through optional cash payments.


                                  LEGAL MATTERS

      Certain legal matters in connection with the Reorganization Agreement, including the validity of the Carolina First Corporation Shares offered hereby, will be passed upon for Carolina First Corporation by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. Wyche, Burgess, Freeman & Parham,

P.A. is also rendering a tax opinion to Poinsett regarding the Reorganization Agreement. As of July 21, 1998, members and attorneys of Wyche, Burgess, Freeman & Parham, P.A. beneficially owned a total of approximately 18,944 shares of Carolina First Corporation common stock.

      Certain legal matters in connection with the Reorganization Agreement will be passed upon for Poinsett by Breyer & Aguggia LLP, Washington, D.C.

                                     EXPERTS

      The financial statements of Poinsett as of September 30, 1997 and 1996, and for each of the years in the three year period ended September 30, 1997, have been included herein and in the registration statement in reliance upon the report of Elliott Davis & Company, L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Carolina First Corporation as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                  OTHER MATTERS

      The Board of Directors of Poinsett is not aware of any other matters which may be presented for action at the Poinsett Special Meeting, but if other matters do properly come before the meeting, it is intended that the shares of Poinsett common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.

                          INDEX TO FINANCIAL STATEMENTS
 Report on Consolidated Financial Statements for the
   Years Ended September 30, 1997 and 1996............................. F-2

 Report on Consolidated Financial Statements for the
   Years Ended September 30, 1996 and 1995............................. F-26

 Interim Financial Statements.......................................... F-49

                         POINSETT FINANCIAL CORPORATION

                   REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
POINSETT FINANCIAL CORPORATION
Travelers Rest, South Carolina

         We have audited the accompanying consolidated balance sheets of POINSETT FINANCIAL CORPORATION AND SUBSIDIARIES as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the management of POINSETT FINANCIAL CORPORATION AND SUBSIDIARIES. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of POINSETT FINANCIAL CORPORATION AND SUBSIDIARIES as of September 30, 1997 and 1996 and the results of their operations and their cash flows for the two years then ended, in conformity with generally accepted accounting principles.



December 19, 1997

                   SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

SUMMARY OF OPERATIONS

                                               FOR THE YEARS ENDED SEPTEMBER 30,
                          -----------------------------------------------------------------
                                1997                       1996         1995
                          -----------                 -----------   ----------------------



Interest income            $6,125,213    $4,973,450    $4,099,902    $3,294,218   $2,967,165
Interest expense            3,152,780     2,765,541     2,228,704     1,569,904    1,414,376
                            ---------    -----------   ------------  -----------  -----------
   Net interest income      2,972,433     2,207,909     1,871,198     1,724,314    1,552,789
Provision for loan losses     142,113        83,921        53,231        36,000       32,136
                            ---------     ---------     ---------     ---------    ---------
   Net interest income
     after provision
     for loan losses        2,830,320     2,123,988     1,817,967     1,688,314    1,520,653
Noninterest income            614,536       432,549       753,131       491,753      478,628
Noninterest expense         2,884,507     2,708,508     1,712,975     1,561,596    1,531,427
                            ----------   -----------  ------------  ------------  -----------
   Income (loss) before
     income taxes             560,349      (151,971)      858,123       618,471      467,854
Income tax expense (benefit)  223,250       (53,847)      326,000       237,000      167,400

   NET INCOME (LOSS)        $ 337,099     $  98,124)   $  532,123    $  381,471  $   300,454
                            ==========    ===========  ============  =========== ============

   NET INCOME (LOSS) PER
   COMMON SHARE             $    1.79     $    (.53)   $     2.89    $     2.29  $      1.84
                            ==========    ===========  ============  =========== ============

SUMMARY FINANCIAL POSITION



                                                SEPTEMBER 30,
                             ---------------------------------------------------------
                                  1997                 1996                        1995
                             ---------------       --------------             ------------------


Assets                       $78,672,304    $ 65,700,978  $ 59,533,702  $ 50,071,083  $43,524,627
Loans receivable, net         68,976,340      55,076,137    47,292,134    39,252,039   36,332,360
Investments (1)                5,842,357       6,788,583     6,364,940     6,334,829    2,969,193
Deposit accounts              72,821,065      58,131,254    42,561,777    43,588,719   32,850,373
Borrowings (2)                   613,680       2,457,803    11,070,979     1,795,806    6,669,649
Stockholders' equity
   (substantially
   restricted)                 4,850,225       4,429,894     4,672,471     4,101,439    3,782,155

OTHER SELECTED DATA

                                          FOR OR AT THE YEAR ENDED SEPTEMBER 30,
                             --------------------------------------------------------------

Return on average assets         .47%       (.15)%          .97%          .82%        .76%
Return on average equity        7.26%      (2.16)         12.13%         9.68%       8.32%
Average equity to average
   assets ratio                 6.43%       7.26%          8.01%         8.42%       9.15%
Book value per share at
   end of period            $  25.58     $ 23.74        $ 25.36        $24.39    $  23.11


(1) Includes overnight interest-bearing deposits, investments and mortgage-backed securities and Federal Home Loan Bank ("FHLB") stock.

(2)   Includes advances from FHLB and notes payable.




                           POINSETT FINANCIAL CORPORATION
                            CONSOLIDATED BALANCE SHEETS
                                                              SEPTEMBER 30,
                                                           1997          1996
                                                      ------------- ------------


       ASSETS

Cash and amounts due from depository institutions
(noninterest-bearing)                                $    578,553   $    791,718
Overnight interest-bearing deposits                     4,965,957      2,637,916
       Total cash and cash equivalents                  5,544,510      3,429,634
Investments and mortgage-backed securities
   Available for sale                                     456,000      3,230,267
Loans receivable - net                                 68,976,340     55,076,137
Office properties and equipment - net                   1,376,629        753,419
Real estate held for development and sale                 823,891      1,313,162
Federal Home Loan Bank stock - at cost                    420,400        420,400
Accrued interest receivable                               531,433        418,270
Other assets                                              543,101        559,689
                                                      ---------      -----------




     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposit accounts                                  $ 72,821,065    $58,131,254
    Current                                             -
    Deferred                                              185,248         30,936
  Other liabilities                                       202,086        560,231
 Total liabilities                                     73,822,079     61,271,084

COMMITMENTS AND CONTINGENCIES B NOTE 12

STOCKHOLDERS' EQUITY
   Preferred stock; authorized 5,000,000 shares; none outstanding Common stock, $.01 par value; authorized 15,000,000 shares;
   outstanding, 189,615 and 186,615 shares, respectively

 ESOP                                                    -


      Total stockholders' equity                        4,850,225      4,429,894
                                                      -----------   ------------

         TOTAL                                       $ 78,672,304   $ 65,700,978
                                                     ============  =============

       The accompanying notes are an integral part of these consolidated financial statements.

                           POINSETT FINANCIAL CORPORATION
                         CONSOLIDATED STATEMENTS OF INCOME


                                                               FOR THE YEARS ENDED
                                                                  SEPTEMBER 30,
                                                              1997           1996
                                                          -----------    ------------

INTEREST INCOME
   Interest and fees on loans                             $ 5,838,889   $  4,529,783
   Interest and dividends on investments                      286,324        443,667
                                                          -----------   ------------
       Total interest income                                6,125,213      4,973,450
                                                          -----------   ------------
INTEREST EXPENSE
   Interest on deposit accounts                             2,957,181      2,417,358
   Interest on advances from Federal Home Loan Bank and
     other borrowed money                                     195,599        348,183
                                                          -----------   ------------
       Total interest expense                               3,152,780      2,765,541
                                                          -----------   ------------
       Net interest income                                  2,972,433      2,207,909
PROVISION FOR LOAN LOSSES                                     142,113         83,921
                                                          -----------   ------------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                              2,830,320      2,123,988
                                                          -----------   ------------
NONINTEREST INCOME
   Fees for services to customers                             234,542        154,231
   Insurance commissions and services                         197,078        179,646
   Loss on sale of office properties and equipment                  -         (3,370)
   Net gain (loss) on sale of real estate held for
   development and sale                                        37,551        (13,364)
   Gain on sale of securities available for sale               36,797          7,073
   Other income                                               108,568        108,333
                                                          -----------   ------------
       Total noninterest income                               614,536        432,549
                                                          -----------   ------------
NONINTEREST EXPENSE
   Salaries and employee benefits                           1,581,915      1,186,323
   Occupancy and equipment expense                            446,323        260,990
   Federal deposit insurance premiums                          45,354        390,208
   Advertising, office supplies, computer services, etc.      444,691        485,358
   Other expenses                                             366,224        385,629
                                                          -----------   ------------
       Total noninterest expense                            2,884,507      2,708,508
                                                          -----------   ------------
       Income (loss) before income taxes                      560,349       (151,971)
INCOME TAX EXPENSE (BENEFIT)                                  223,250        (53,847)
                                                          -----------   ------------
NET INCOME (LOSS)                                         $   337,099   $    (98,124)
                                                          ===========   ============
NET INCOME (LOSS) PER COMMON SHARE                        $      1.79   $       (.53)
                                                          ===========   ============
WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING                                                188,488        185,422
                                                          ===========   ============



       The accompanying notes are an integral part of these consolidated financial statements.

                           POINSETT FINANCIAL CORPORATION
                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                        UNREALIZED
                                                               RETAINED                HOLDING GAIN    TOTAL
                                                ADDITIONAL     EARNINGS -              ON SECURITIES   STOCK-
                                      COMMON     PAID-IN     SUBSTANTIALLY LOAN TO       AVAILABLE     HOLDERS'
                                       STOCK                   CAPITAL                   RESTRICTED
                                    ----------------------   ---------------------     -------------------------


BALANCE AT
   SEPTEMBER 30, 1995              $  1,842     $1,341,225     $3,329,404  $      -    $          -   $ 4,672,471

Exercise of stock options                24         19,063             -          -               -        19,087
Cash dividend                             -              -       (111,028)        -               -      (111,028)

Loan to ESOP                              -              -              -   (57,120)              -       (57,120)

Net loss for the year                     -              -        (98,124)        -               -       (98,124)

Net change in unrealized holding
   gain on securities available for
   sale, net of taxes of $2,482           -              -              -         -            4,608        4,608
                                    ----------  -------------- ---------   ----------   ------------- ------------

BALANCE AT
   SEPTEMBER 30, 1996                   1,866     1,360,288     3,120,252   (57,120)           4,608    4,429,894

Exercise of stock options                  30        26,970             -         -                -       27,000
Repayment of loan to ESOP                   -             -             -    57,120                -       57,120

Net income for the year                     -             -       337,099         -                -      337,099

Net change in unrealized holding
   gain on securities available for
   sale, net of taxes of $382               -             -             -         -             (888)        (888)
                                    ----------  -------------  ----------  ----------   ------------- ------------
 BALANCE AT
  SEPTEMBER 30, 1997               $  1,896     $1,387,258     $3,457,351  $      -           $3,720   $4,850,225
                                   ========      =========     ==========   =========         ======     =========





       The accompanying notes are an integral part of these consolidated financial statements.

                           POINSETT FINANCIAL CORPORATION
                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     FOR THE YEARS ENDED
                                                                          SEPTEMBER 30,
                                                                   -----------------------
                                                                      1997           1996

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                               $  337,099   $ (98,124)
   Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
     Provision for loan losses                                        142,113       83,921
     Loss on sale of office properties and equipment                       -         3,370
     Net (gain) loss on sale of real estate held for
     development and sale                                             (37,551)      13,364
     Gain on sale of securities available for sale                    (36,797)      (7,073)
     Deferred income taxes                                             94,388      107,017
     Increase in accrued interest receivable                         (113,163)    (153,284)
     Decrease in other assets                                          16,588      227,962
     Increase (decrease) in income taxes payable - current            (30,936)      30,936
     Decrease in other liabilities                                   (358,145)    (390,998)
                                                                   ------------  ------------
       Net cash provided by (used for) operating activities           104,267     (443,909)
                                                                   ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in loans                                           (13,985,196) (7,925,044)
   Proceeds from the sale of securities available for sale           2,468,401     628,736
   Proceeds from the maturity of securities available for sale       1,665,571   2,271,876
   Proceeds from the maturity of securities held to maturity          500,000           -
   Purchase of securities available for sale                       (1,300,000)  (2,137,500)
   Proceeds from sale of Federal Home Loan Bank stock                       -       22,100
   Proceeds from sale of real estate                                  503,026    1,682,035
   Disbursements for real estate purchases and construction                 -     (282,817)
   Proceeds from the sale of office properties and equipment                -    1,069,659
   Purchase of office properties and equipment                       (713,881)    (204,873)
       Net cash used for investing activities                     (10,862,079)  (4,875,828)
                                                                   ------------ ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in deposit accounts                                    14,689,811   15,498,793
   Repayment of notes payable                                        (344,123)  (1,263,176)
   Repayment of advances from Federal Home Loan Bank               (1,500,000)   (8,850,000)
   Proceeds from advances from Federal Home Loan Bank                      -     1,500,000
   Dividends on common stock                                               -      (111,028)
   Exercised stock options                                             27,000        19,087
       Net cash provided by financing activities                   12,872,688     6,793,676
                                                                   ------------  ------------
       Net increase in cash and cash equivalents                    2,114,876     1,473,939
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                        3,429,634     1,955,695
                                                                   ------------  ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                             $5,544,510   $ 3,429,634
                                                                   ============  ============

CASH PAID FOR
   Interest                                                          $3,145,546 $ 2,762,673
                                                                   ============  ============
   Income taxes                                                    $    220,730 $    84,783
                                                                   ============  ============



       The accompanying notes are an integral part of these consolidated financial statements.
                                       F-8

                           POINSETT FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

   ACTIVITIES
      POINSETT FINANCIAL CORPORATION ("Corporation") is a unitary savings and loan holding company whose subsidiary, THE POINSETT BANK, a Federal Savings Bank ("Bank"), is primarily engaged in the business of accepting savings and demand deposits and originating mortgage loans and loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

   PRINCIPLES OF CONSOLIDATION
      The consolidated financial statements include the accounts of the Corporation and the Corporation's wholly-owned subsidiaries, the Bank and Gateway Appraisers. The Bank has two wholly-owned subsidiaries, Poinsett Service Corporation and Stokes Farnham Insurance. Poinsett Service Corporation is engaged in the development and sale of residential real estate. Stokes Farnham is an insurance agency. Significant intercompany balances and transactions have been eliminated in consolidation.

   ESTIMATES
      The financial statements include estimates and assumptions that affect the Corporation's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

   CASH AND CASH EQUIVALENTS
      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from depository institutions and overnight interest-bearing deposits.

   INVESTMENTS AND MORTGAGE-BACKED SECURITIES
      The Financial Accounting Standards Board ("FASB") Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Statement requires investments to be classified in three categories. Debt securities that the Corporation has the positive intent and ability to hold to maturity are to be classified as "held to maturity" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are to be classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings. The Corporation has no trading securities. Debt and equity securities not classified as either "held to maturity securities" or "trading securities" are classified as "available for sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

      Gains or losses on the sale of securities are recognized on a specific identification, trade date basis. Interest earned on securities is included in interest income.

   LOANS RECEIVABLE
      Interest on loans is accrued and taken into income based upon the interest method. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.
                                                                     (CONTINUED)

   ALLOWANCE FOR LOAN LOSSES AND LOSS PROVISION
      The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management considers the year end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

      The Corporation accounts for impaired loans in accordance with FASB Statement No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. The statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. The statement was adopted in fiscal 1996; implementation of the statement did not have a material impact on financial condition or results of operations. The Corporation maintains an allowance for impaired loans based on a combination of evaluation of impairment of smaller balance, homogeneous loans (primarily consumer loans and 1-4 family real estate mortgages) and specific identification of impaired loans based on delinquency status and other factors related to the borrower's ability to repay the loan. The risk characteristics used to aggregate loans are collateral type, borrower's financial condition and geographic location.

      The Corporation generally determines a loan to be impaired at the time management believes that it is probable that the principal and interest may be uncollectible. Management has determined that, generally, a failure to make a payment within a 90-day period constitutes a minimum delay or shortfall and does not generally constitute an impaired loan. However, management reviews each past due loan on a loan-by-loan basis and may determine a loan to be impaired prior to the loan becoming over 90 days past due, depending upon the circumstances of that particular loan. A loan is classified as a nonaccrual loan at the time management believes that the collection of interest is improbable, generally when a loan becomes 90 days past due. The Corporation's policy for charge-off of impaired loans is on a loan-by-loan basis. At the time management believes the collection of interest and principal is remote, the loan is charged off. The Corporation's policy is to evaluate impaired loans based on the fair value of the collateral. Interest income from impaired loans is recorded using the cash method. The Corporation has no impaired loans at September 30, 1997 or 1996.

   OFFICE PROPERTIES AND EQUIPMENT
      Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the related assets' estimated useful lives, which range from 5 to 40 years.

   REAL ESTATE HELD FOR DEVELOPMENT AND SALE
      Real estate held for development and sale is stated at the lower of cost or net realizable value. Costs relating to the development and improvement of property are capitalized. Gains on the sale of real estate held for development and sale are recorded at the time of sale provided certain criteria relating to property type, cash down payment, loan terms, and other factors are met. Market values of real estate held for development and sale are reviewed regularly and allowance for losses are established when the carrying value exceeds the estimated net realizable value.

   LOAN ORIGINATION FEES AND COSTS
      Non-refundable loan origination fees and certain direct loan origination costs are deferred and amortized over the lives of the related loans. The net amortization of those deferrals is recognized as an adjustment to interest income.
                                                                  (CONTINUED)

   INCOME TAXES
      The Corporation and its subsidiaries file a consolidated federal income tax return. Separate state income tax returns are filed for each subsidiary.

      The Corporation accounts for income taxes in accordance with FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES (FASB 109).

      Under FASB 109, deferred income taxes reflect the net tax effects of (A) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (B) operating loss carryforwards. A valuation allowance is established for deferred tax assets that may not be realized. Also, FASB 109 eliminates the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year 1988 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes.

   NET  INCOME PER COMMON SHARE
      Net income per common share is based on the weighted average number of common shares outstanding. Stock options outstanding (see Note 10) are not considered in determining weighted average shares outstanding because the estimated dilutive effect is less than three percent.

   RECENTLY ISSUED ACCOUNTING STANDARDS
      Accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

   RECLASSIFICATIONS
     Certain 1996 amounts have been reclassified to conform with the 1997 presentation.


NOTE 2 - INVESTMENTS AND MORTGAGE-BACKED SECURITIES
         The amortized cost and estimated fair value of investments and mortgage-backed securities are as follows:
                                               GROSS                 GROSS
                                   AMORTIZED  UNREALIZ  UNREALIZE    FAIR
                                     COST      GAINS     LOSSES      VALUE
                                  ----------- --------- --------- --------
AVAILABLE FOR SALE
SEPTEMBER 30, 1997
Securities of U.S. government
   agencies .....................   $300,000   $   --     $--     $300,000
States and political subdivisions    150,000      6,000    --      156,000
                                               --------   -----   --------
   Total ........................   $450,000   $  6,000   $--     $456,000
                                    ========   ========   =====   ========

                                                                     (CONTINUED)


                                                               GROSS        GROSS      ESTIMATED
                                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                   COST         GAINS       LOSSES      VALUE
                                                -----------  ----------   ----------   ---------

AVAILABLE FOR SALE
SEPTEMBER 30, 1996
Securities of U.S. government
   agencies ..................................   $1,914,812   $    3,750   $     --    $1,918,562

States and political subdivisions ............      175,000         --
                                                                           ----------   ---------
                                                                                 --       175,000
   Total debt securities .....................    2,089,812        3,750         --     2,093,562
                                                 ----------   ----------   ----------   ---------
GNMA pass-through certificates ...............      757,425        6,864         --
                                                                                          764,289
FHLMC pass-through certificates ..............      375,940         --
                                                                           ----------   ---------
                                                                                3,524     372,416
                                                                           ----------   ---------
Mortgage-backed securities ...................    1,133,365        6,864        3,524
                                                              ----------   ----------   ---------
                                                                                        1,136,705
Total ........................................   $3,223,177   $   10,614   $    3,524  $3,230,267
                                                 ==========   ==========   ==========   =========

HELD TO MATURITY
SEPTEMBER 30, 1996
Securities of U.S. government
   agencies ..................................   $  500,000   $     --     $   17,500   $ 482,500
==============================================   ==========   ==========   ==========   =========


         The amortized cost and estimated fair value of debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          SEPTEMBER 30,
                                         ------------------------------------------------
                                              1997                        1996
                                         -------------------------  ---------------------
                                          AMORTIZED    ESTIMATED    AMORTIZED   ESTIMATED
                                            COST       FAIR VALUE     COST      FAIR VALUE
                                         ---------     ----------   ----------  ----------

AVAILABLE FOR SALE
Due in one year or less ..............   $   25,000   $   26,000   $     --     $     --
Due after one year through five years       425,000      430,000    1,615,000
                                                                                 1,615,000
Due after five years through ten years         --           --        474,812
                                                      ----------   ----------   ----------
                                                                                   478,562
   Total debt securities .............      450,000      456,000    2,089,812    2,093,562
Mortgage-backed securities ...........         --           --      1,133,365
                                                      ----------   ----------   ----------
                                                       1,136,705   $  450,000            $
                                                                   ----------   ==========
                                                         456,000   $3,223,177   $3,230,267
                                                      ==========   ==========   ==========
HELD TO MATURITY
Due in one year or less ..............   $     --     $     --     $  500,000   $  482,500
                                         ==========   ==========   ==========   ==========


         On December 30, 1995, the Bank transferred securities from held to maturity to the available for sale classification. These securities had an amortized cost of $3,134,568 and an unrealized gain of $52,730 on the date of transfer. This one-time reassessment of securities was done in compliance with the "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued by the Financial Accounting Standards Board.

NOTE 3 - LOANS RECEIVABLE

         Loans receivable consisted of the following:

                                                                                               SEPTEMBER 30,
                                                                                          1997                1996
                                                                                      --------------     --------------

TYPE OF  LOAN
   Mortgage loans
     Fixed rate ....................................................................    $ 11,638,515     $  7,830,496
     Adjustable rate ...............................................................      49,016,583       42,416,241
     Undisbursed portion of loans in process .......................................      (4,273,199)
                                                                                                         ------------
                                                                                          (3,451,738                )
                                                                                                         ------------
       Total mortgage loans ........................................................      56,381,899       46,794,999
Savings account loans ..............................................................         156,755           98,259
Consumer, installment and other loans ..............................................      12,780,999        8,404,879
                                                                                        ------------     ------------
       Total .......................................................................      69,319,653       55,298,137
Less allowance for loan losses .....................................................        (343,313                )
(222,000 ...........................................................................
       Loans receivable - net ......................................................    $ 68,976,340
                                                                                                         ============
                                                                                                         $ 55,076,137
Weighted average rate ..............................................................            8.73%            8.62%
                                                                                         ============    ============

       Adjustable rate mortgage loans are subject to rate adjustment annually based on the Federal Home Loan Bank's published contract rate, which represents the national average rate for purchases of previously occupied homes. There are no established interest rate ceilings or floors associated with such loans; however, the maximum that rates can be adjusted on these loans is 200 basis points in any one year to a maximum of 500 basis points from the original lending rate.

         The Bank originates commercial real estate loans, which totaled approximately $5,002,000 and $5,507,000 at September 30, 1997 and 1996,
respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. These commercial real estate loans are collateralized by office buildings, apartments and warehouses.

         At September 30, 1997 and 1996, loans which are contractually past due ninety days or more totaled approximately $611,000 and $1,224,000, respectively. The amount the Bank will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended September 30, 1997 and 1996, the Bank realized no material losses of interest income on loans past due 90 days or more.

The changes in the allowance for loan losses consisted of the following:

                                 FOR THE YEARS ENDED
                                    SEPTEMBER 30,
                                ---------------------
                                   1997      1996
                                --------    --------
Allowance for loan losses
   Balance, beginning of year   $222,000
                                           $190,347
   Write-offs during the year    (20,800          )
                                 (52,268          )
   Provision ................    142,113     83,921
                                --------   --------
   Balance, end of year .....   $343,313   $222,000
                                ========   ========


                                                                     (CONTINUED)
                                        F-13

         Directors and officers of the Corporation and the Bank are customers of the Bank in the ordinary course of business. Deposits and loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors were $908,327 and $936,379 at September 30, 1997 and 1996, respectively.

         Under current regulations, aggregate commercial real estate loans may not exceed 400 percent of the Bank's capital as determined under regulatory capital standards. The Bank is in compliance with this limitation.

         Also, under current regulations, the Bank may not, after August 9, 1989, make real estate loans to one borrower in excess of 15 percent of its unimpaired capital and surplus, unless such loans do not exceed $500,000. At September 30, 1997, the Bank is in compliance with this limitation.


NOTE 4 - OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment are summarized as follows:


                                                                                     SEPTEMBER 30,
                                                                                    1997           1996
                                                                                -----------   -----------

Major classifications
   Land and land improvements                                                    $  423,771   $   81,556
   Office buildings .........................................................       571,596      571,596
   Furniture, fixtures and equipment ........................................       990,112      618,446
                                                                                 ----------   ----------
     Total ..................................................................     1,985,479
                                                                                               1,271,598
   Less accumulated depreciation ............................................      (608,850     (518,179)
                                                                                 ----------   ----------.
   Office property and equipment, net .......................................    $1,376,629   $  753,419
                                                                                 ==========   ==========


         Depreciation of office properties and equipment charged to occupancy and equipment expense at September 30, 1997 and 1996 was $90,671 and $107,017, respectively.


NOTE 5 - REAL ESTATE HELD FOR DEVELOPMENT AND SALE

         Real estate held for development and sale consists of several tracts of land in Travelers Rest, South Carolina and is summarized as follows:

                                                                                        FOR THE YEARS ENDED
                                                                                          SEPTEMBER 30,
                                                                                        1997           1996
                                                                                   ------------   -----------

   Land held for future development and sale ....................................   $  312,594   $  307,784
   Residential subdivision
     Capitalized interest .......................................................       25,434       34,411
     Improved lots ..............................................................      285,684      367,741
     Home construction in progress ..............................................      200,179      603,226
                                                                                    ----------   ----------
       Total ....................................................................   $  823,891   $1,313,162
                                                                                    ==========   ==========

                                                                     (CONTINUED)
                                        F-14

         Poinsett Service Corporation substantially completed construction of all infrastructure (streets, underground utilities, grading, etc.) for the first phase of a residential subdivision known as Watson Crossing. The service corporation is marketing and serving as the general contractor for custom constructed homes. Operations for fiscal years 1997 and 1996 are summarized as follows:
                                            FOR THE YEARS ENDED
                                                SEPTEMBER 30,
                                             1997         1996
                                       ------------   -----------
   Sale of homes                       $    503,026   $   625,504
   Cost of homes sold                       489,271       638,868
                                        ------------   -----------
   Gain (loss) on sale of homes             $13,755    $  (13,364)

         For the year ended September 30, 1997, the Corporation recognized a gain of $23,796 on the sale of its offices in Greenville and Rock Hill, South Carolina (See Note 13). This gain is included in the caption net gain (loss) on sale of real estate held for development and sale.


NOTE     6 - DEPOSIT ACCOUNTS Deposit accounts are as follows:

                                                       SEPTEMBER 30,
                                   -----------------------------------------------------
                                               1997                      1996
                                   --------------------------   ------------------------
                                                   WEIGHTED                  WEIGHTED
                                       AMOUNT    AVERAGE RATE   AMOUNT      AVERAGE RATE
                                    ----------   ------------  ---------    ------------
TRANSACTION AND PASSBOOK ACCOUNTS
Negotiable order of withdrawal (NOW):
     Noninterest-bearing            $3,925,548               $ 1,798,744
     Interest-bearing               19,084,889      4.19  %   14,286,549      4.20%
   Passbook savings                 14,587,766      4.15      10,227,375      3.54
                                    ----------               -----------
       Total                        37,598,203                26,312,668
                                    ----------               -----------
SAVINGS CERTIFICATES
   3.25% - 5.00%                       942,842                 1,661,288
   5.01% - 6.00%                    27,399,166                28,080,895
   6.01% - 8.00%                     6,880,854                 2,076,403
                                    -----------              -----------
       Total                        35,222,862      5.53      31,818,586      5.31
                                    ----------               -----------
       Total deposits               $72,821,065     4.60     $58,131,254      4.54
                                    ===========              ===========


         At September 30, 1997 deposit accounts with balances of $100,000 and over totaled approximately $19,701,000 as compared to $10,262,000 at September 30, 1996.




                                                                     (CONTINUED)
                                        F-15

         The amounts and scheduled maturities of deposit accounts are as follows:

                                                  SEPTEMBER 30,
                                                1997             1996
                                            -----------     -----------
SAVINGS CERTIFICATES MATURING WITHIN
   One year                                 $31,584,921     $29,703,925
   After one but within two years             3,378,909       1,481,772
   After two but within three years             259,032         632,889
                                            ------------    -----------

     Total certificate accounts              35,222,862      31,818,586
TRANSACTION AND PASSBOOK ACCOUNTS            37,598,203      26,312,668

     TOTAL                                  $72,821,065     $58,131,254
                                            ===========     ===========


         Interest expense on deposits consisted of the following:

                                                   FOR THE YEARS ENDED
                                                     SEPTEMBER 30,
                                                  1997           1996
                                            --------------  -------------

   Account type
     NOW accounts                           $   715,754     $   481,293
     Passbook deposit accounts                  454,318         290,555
     Certificate accounts                     1,787,109       1,645,510
                                            -------------   ------------

       TOTAL INTEREST ON DEPOSITS           $  2,957,181     $2,417,358
                                            ============    ============


NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK AND FEDERAL HOME LOAN BANK STOCK

         The Bank has an $8,500,000 credit line with the Federal Home Loan Bank of Atlanta. Advances under the credit line accrue interest at a variable interest rate and mature within one year. The weighted average interest rate paid during the current period for such advances was 5.62 percent.

         The Bank has pledged as collateral for borrowings under the credit line its Federal Home Loan Bank stock and has entered into a blanket collateral agreement whereby the Bank will maintain, free of other encumbrances, qualifying mortgages (as defined) with a book value of at least 133 percent of total advances.

         The Bank, as a member institution of the Federal Home Loan Bank ("FHLB") of Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon the Bank's balances of residential mortgage loans and FHLB advances. FHLB capital stock is pledged to secure FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

NOTE 8 - NOTES PAYABLE

         Notes payable consisted of the following:

                                                                      SEPTEMBER 30,
                                                                   1997       1996
                                                                  --------   --------

   First mortgage on real estate, interest paid monthly at 10.25
     percent.  The unpaid balance is due in April, 1998  ....     $491,999    $533,60

   First mortgage on real estate, interest paid semi-annually at
     8.75 percent.  The unpaid balance is due in January, 1998..   121,681    424,196

       TOTAL ................................................     $613,680   $957,803
                                                                  ========   ========


NOTE 9 - INCOME TAXES

         Income tax expense (benefit) is summarized as follows:
                                                            FOR THE YEAR ENDED
                                                                SEPTEMBER 30,
                                                            1997          1996
                                                       ------------   ----------

   Current                                                $104,390    $207,153
   Deferred                                                118,860    (261,000 )

     TOTAL INCOME TAXES                                  $ 223,250   $ (53,847)
                                                         =========   ===========

         The cumulative sources of temporary differences and the resulting deferred tax assets (liabilities) are as follows:

                                                            SEPTEMBER 30,
                                                         1997          1996
                                                    ------------   ----------
   Tax depreciation in excess of book depreciation  $    (37,000)  $   (26,000)
   FHLB dividends                                        (75,000)      (77,000)
   Accrual to cash basis of accounting                  (106,000)     (143,000)
   Provision for loan losses in excess of amount
   deductible for taxes                                  (11,000        (4,000)
   Deferred gain on sale of real estate                   43,000        54,000
   SAIF assessment                                             -       104,000
   Other, net                                                752         1,140
                                                    ------------   -----------
                                                    $   (185,248)  $  (90,860)
                                                    =============  ============





                                                                     (CONTINUED)

         Income taxes differed from amounts computed by applying the statutory federal rates to income before income taxes as follows:
                                                                 SEPTEMBER 30,
                                                               1997       1996
                                                            ---------  ---------
   Income tax expense (benefit) at statutory federal income
     tax rate (34%)                                         $190,520  $(51,670)
   Increase resulting from
     State income taxes, net of federal tax benefit           25,614    (6,839)
     Other - net                                               7,116     4,662
                                                            --------   ---------
       TOTAL                                                $223,250   $(53,847)
                                                            =========  =========

         As of September 30, 1997, the Corporation had, for state income tax return purposes, net operating loss carryforwards of approximately $380,000 that may be used to reduce future state taxable income. Such carryforwards expire in the years 2006 - 2009. The Corporation has no loss carryforwards for federal income tax purposes. The deferred tax asset created by the loss carryforwards is offset by a valuation allowance of an equal amount.

         Legislation has been passed which repeals the "reserve" method of accounting for thrift bad debt reserves for the first tax year beginning after December 31, 1995 (the fiscal year ending September 30, 1997 for the Corporation). This legislation requires all thrifts (including the Corporation) to account for bad debts using either the specific charge-off method (available to all thrifts) or the experience method (available only to thrifts that qualify as "small banks," i.e. under $500 million in assets). The Corporation currently uses the experience method of accounting for its tax bad debt reserves. The legislation also suspends recapture of bad debt reserves taken through 1987 (i.e., the base year reserve), but requires thrifts to recapture or repay bad debt deductions taken after 1987 over six years. As of September 30, 1997, the bad debt reserve subject to recapture, for which deferred taxes have previously been provided, totaled approximately $47,000. As permitted under SFAS 109, no deferred tax liability is provided for approximately $154,000 ($58,000 approximate tax effect) of such tax bad debt reserves that arose prior to October 1, 1988.


NOTE 10 - STOCK OPTION AND OWNERSHIP PLANS

         The Corporation has an Incentive Stock Option Plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Corporation at prices not less than 100 percent of the fair market value on the date of the grant. The outstanding options are exercisable upon being granted and expire ten years from the date of the grant. The Corporation applies Accounting Principles Board (APB) Opinion 25 and related Interpretations in accounting for the plan. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, "Accounting for Stock B Based Compensation", the Corporation's net income and net income per share of common stock would not have been affected. All options under the plan were granted prior to the effective date of SFAS No. 123.





                                                                     (CONTINUED)

         A summary of the status of the plan as of September 30, 1997 and 1996, and changes during the years ending on those dates is presented below:

                                        1997                    1996
                                --------------------     --------------------
                                            WEIGHTED-                WEIGHTED-
                                             AVERAGE                  AVERAGE
                                SHARES     EXERCISE PRICE SHARES  EXERCISE PRICE
                                 ------    -------------  -----   -------------

Outstanding at beginning of year    9,750   $   9.23      12,136   $   8.99
   Granted .....................       --         --          --         --
   Exercised ...................    3,000       9.00       2,386       8.00
   Forfeited or expired ........       --         --          --         --
                                   ------      -----      ------      -----
Outstanding at end of year .....    6,750   $   9.33       9,750     $ 9.23
                                   ======      =====      ======     ======
Options exercisable at year-end     6,750   $   9.33       9,750     $ 9.23


         The weighted average remaining contractual life of exercisable options is 5.5 years at September 30, 1997. No shares are available for grant under the plan.

         The Corporation has an Employee Stock Ownership Plan (ESOP) which enables employees who are not participants in the Incentive Stock Option Plan to purchase the Corporation's common stock. The ESOP contribution is determined annually by the Board of Directors but not in excess of the maximum amount deductible under the Internal Revenue Code. Contributions of $48,827 and $37,826 were made to the ESOP for the years ended September 30, 1997 and 1996, respectively.


NOTE 11 - PROFIT SHARING PLAN

         The Corporation has a non-contributory profit sharing plan for employees. Discretionary contributions to the Plan are determined annually by the Board of Directors and are subject to a percentage of earnings limitation imposed by the Internal Revenue Code.

         Profit sharing expense for the years ended September 30, 1997 and 1996 was $68,867 and $40,695, respectively. Eligible participants in the Plan include all full-time employees over the age of twenty-one having completed one year of continuous employment at the anniversary date of the Plan.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

   LOAN COMMITMENTS
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over periods of time with the majority of such commitments disbursed within a thirty day period. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit at fixed rates expose the Bank to some degree of interest rate risk. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The type and amount of collateral obtained varies and is based on management's credit evaluation of the potential borrower.


                                                                     (CONTINUED)

     Those instruments involve, to varying degrees, elements of credit and interest-rate-risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of the Corporation's involvement in particular classes of financial instruments.

     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     At September 30, 1997, the Bank had commitments of approximately $2,632,000 excluding undisbursed portions of loans in process. All commitments, which are disbursed subject to certain limitations, are for adjustable interest rate mortgage loans and extend over periods of time with the majority disbursed within a twelve-month period.

   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
     FASB Statement No. 105 requires certain additional disclosures in the financial statements regarding financial instruments with off-balance sheet risk. The Corporation has no additional financial instruments with off-balance sheet risk.

   LITIGATION
     The Corporation is involved in legal actions in the normal course of business. In the opinion of management, based on the advice of counsel, the resolution of these matters will not have a material adverse impact on future results of operations or the financial position of the Corporation.

   POTENTIAL IMPACT OF CHANGES IN INTEREST RATES
     The Bank's profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Bank's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Bank's interest earning assets consist primarily of long-term, adjustable rate mortgage loans and short-term investments, and its interest bearing liabilities are primarily short-term deposits. Accordingly, the Bank's exposure to changes in interest rates is considered minimal. However, uncertainties about the potential impact of future changes in interest rates exist. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates. Additionally, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Furthermore, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. The Bank considers the anticipated effects of those various factors in implementing its asset/liability management objectives.

NOTE 13 - RELATED PARTY TRANSACTIONS

         The Corporation has entered into two leases with companies in which certain directors have an interest. These leases were made in the ordinary course of business and were on terms comparable to those which would have been obtained between unrelated parties (See Note 14).

         During 1996, the Corporation sold and leased back two locations (its offices in Greenville and Rock Hill, South Carolina). The properties were sold to partnerships comprised of certain officers and directors of the Corporation. The gross sales price for the two properties was $1,185,000 and the Corporation deferred the gain on the sale of approximately $142,000. This gain will be amortized over the lease term (5 years) on a straight-line basis.


NOTE 14 - LEASE COMMITMENTS

         On September 30, 1997, the Bank was obligated under two non-cancelable operating leases on office properties that had initial or remaining terms of more than one year. Future minimum rental payments under these leases on September 30, 1997 are:

     PAYABLE IN THE YEAR
   ENDING SEPTEMBER 30,                                      AMOUNT
   --------------------                                   ------------
         1998                                             $   136,200
         1999                                                 136,200
         2000                                                 136,200
         2001                                                 136,200
         2002 and thereafter                                2,043,000
                                                            ---------
         TOTAL MINIMUM PAYMENTS REQUIRED                   $2,587,800


         The above leases provide that the Bank pay property taxes, insurance and maintenance costs. Lease payments charged to operations were $136,200 and $0 for the years ended September 30, 1997 and 1996, respectively.


NOTE 15 - STOCKHOLDERS' EQUITY

         The Bank completed a conversion from a federally chartered mutual to a federally chartered capital stock form of organization and ownership on August 4, 1988. At the time of conversion the Bank established a liquidation account in an amount equal to its retained income as of December 31, 1987 (approximately $1.2 million). The liquidation account will be maintained for the benefit of depositors who held a savings or demand account with a balance of $50 or more as of the September 30, 1987 eligibility date who continue to maintain their deposits at the Bank after conversion. In the event of a future liquidation (and only in such an event), each eligible and supplemental eligible account holder who continues to maintain his or her savings account will be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible and supplemental eligible account holders on each subsequent annual determination date. Except for repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of stockholders' equity.

NOTE 16 - REGULATORY MATTERS
         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Under present regulations, the Bank must maintain core capital (leverage requirement) at least equal to 3.0 percent of adjusted total assets, of which 1.5 percent must be tangible capital, and risk-based capital at least equal to 8.0 percent of risk weighted assets. For purposes of measuring capital compliance, the Bank's capital must be reduced based on investments in and extensions of credit to its subsidiary. Management believes, as of September 30, 1997 and 1996, that the Bank met all capital adequacy requirements to which it was subject.

         The Bank had the following actual and required amounts and ratios (in thousands):


                                                                    SEPTEMBER  30, 1997
                                                               --------------------------------
                                                               TANGIBLE     CORE     RISK-BASED
                                                                CAPITAL    CAPITAL    CAPITA
                                                               ---------   --------  ----------

Actual capital of the Bank ..................................   $ 4,414    $ 4,414    $ 4,414
Adjustments
   Unrealized gain on available for sale securities .........        (3)       (3)        (3)
   General allowance for loan losses ........................      --         --          255
   Investments in and extensions of credit
     to subsidiaries ........................................      (113)      (113)      (113)
                                                                  -------    -------    ------
   Adjusted regulatory capital ..............................     4,298      4,298      4,553
   Minimum capital requirement ..............................     1,168      2,337
                                                                    --         --       3,820
Regulatory capital excess ...................................   $ 3,130    $ 1,961    $   733
                                                                =======    =======    =======
Actual regulatory capital ratio .............................      5.49%     5.49%     9.50 %
                                                                ========   =======    =======
Required capital ratio for capital adequacy purposes ........      1.50%     3.00%     8.00 %
                                                                ========   =======    =======


                                                             SEPTEMBER  30, 1996
                                                      ----------------------------------
                                                       TANGIBLE     CORE     RISK-BASED
                                                        CAPITAL    CAPITAL    CAPITAL
                                                      ---------    -------    --------

Actual capital of the Bank .........................    $ 3,897    $ 3,897    $ 3,897
Adjustments
   Unrealized gain on available for sale securities          (4)        (4)
(4 .................................................
   General allowance for loan losses ...............       --         --          222
   Investments in and extensions of credit
     to subsidiaries ...............................       (332)      (332)      (332)
                                                          -------    -------    ------
   Adjusted regulatory capital .....................      3,561      3,561      3,783
   Minimum capital requirement .....................        962      1,925      3,296
                                                         --------    -------    ------

Regulatory capital excess ..........................    $ 2,599     $ 1,636    $  487
                                                        ========    =======     ======
Actual regulatory capital ratio ....................       5.51%       5.51%     9.18%
                                                         =======    ========    ======

Required capital ratio for capital adequacy purposes       1.50%       3.00%     8.00%
                                                         ========   ========    ======



                                                                 (CONTINUED)

         The Corporation and the Bank are prohibited from declaring cash dividends on their common stock or repurchasing their common stock if the effect thereof would cause the Bank's capital to be reduced below either the amount required for the liquidation account (Note 15) or the minimum regulatory capital requirements. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval in any amount in a calendar year in excess of 100 percent of its current year's net income to the date of any such dividend or repurchase, plus 50 percent of the excess of its capital at the beginning of the year over its fully phased-in capital requirement.


NOTE 17 - CONDENSED FINANCIAL INFORMATION

         Condensed financial information of the Corporation (parent company only) is presented as follows:

                                                                       SEPTEMBER 30,
                                                                   1997          1996
                                                            ------------  -----------

                              CONDENSED BALANCE SHEETS
ASSETS
   Cash                                                     $    51,474   $  192,256
   Investment securities                                        150,000      150,000
   Notes receivable                                             131,169      179,464
   Investment in subsidiaries                                 4,462,723    3,822,754
   Property and real estate investments, net                     53,190      235,974
   Other assets                                                 120,449       68,262
                                                            -----------   ----------
     TOTAL ASSETS                                           $ 4,969,005   $4,648,710
                                                            ===========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Other liabilities                                        $   118,780    $ 218,816
   Stockholders' equity                                       4,850,225        9,894
                                                            -----------     ---------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $4,969,005   $4,648,710
                                                            ===========   ==========





                           CONDENSED STATEMENTS OF INCOME

                                                                FOR THE YEARS ENDED
                                                                   SEPTEMBER 30,
                                                               1997          1996
                                                            ----------    -----------

Equity in earnings of subsidiaries                          $375,334      $ 42,607
Other income (expenses), net                                 (38,235)     (140,731)

     NET INCOME (LOSS)                                      $337,099      $(98,124)
                                                            ===========   ===========




                           (CONTINUED)
NOTE 17 - CONDENSED FINANCIAL INFORMATION, CONTINUED

                         CONDENSED STATEMENTS OF CASH FLOWS

                                                                       FOR THE  YEARS ENDED
                                                                              SEPTEMBER 30,
                                                                     ----------------------------
                                                                       1997             1996
                                                                     -------------   ------------

OPERATING ACTIVITIES
   Net income (loss) .............................................    $   337,099    $   (98,124)
   Adjustments to reconcile net income (loss) to net cash used for operating activities
     Equity in earnings of subsidiary ............................       (375,334)       (42,607)
     Depreciation and amortization ...............................           --           20,141
     Gain on sale of real estate .................................        (23,796)
                                                                                              --
     Increase in other assets ....................................        (52,187)       (12,689)
                                                                          (12,689)
     Decrease in other liabilities ...............................       (100,036)      (128,597)

       Net cash used for operating activities ....................       (214,254)      (261,876)
INVESTING ACTIVITIES
   Proceeds from repayment of notes receivable ...................         48,295
                                                                                          91,238
   Proceeds from sale of real estate .............................        205,692
                                                                                       1,199,956
   Investment in subsidiary ......................................       (264,635)         2,891
       Net cash provided by (used for) investing activities ......        (10,648)     1,294,085

FINANCING ACTIVITIES
   Repayment of notes payable ....................................           --         (756,458)
   Dividend on common stock ......................................           --         (111,028)
   Exercise of stock options .....................................         27,000         19,087
   Loan to ESOP ..................................................         57,120        (57,120)
                                                                      -----------    -----------
       Net cash provided by (used for) financing activities ......         84,12        (905,519)
                                                                      -----------    -----------
       Net increase (decrease) in cash ...........................       (140,782)       126,690
CASH AT BEGINNING OF YEAR ........................................        192,256         65,566
                                                                      -----------    -----------

CASH AT END OF YEAR ..............................................    $    51,474    $   192,256
                                                                      ===========    ===========


                               CORPORATE INFORMATION


 BOARD OF DIRECTORS                               OFFICE

 James D. King                                    6514B State Park Road
 President, Chief Executive Officer and           Post Office Box 1045
 Chairman of the Board                            Travelers Rest, SC 29690
 The Poinsett Bank, a Federal Savings Bank        (864) 834-4135
    and Poinsett Financial Corporation

 William C. Bates                                 INDEPENDENT ACCOUNTANTS
 Retired Accountant
                                                  Elliott, Davis & Company, L.L.P.
 David Rudolph Blakely                            P. O. Box 6286
 Retired account manager                          Greenville, SC 29606
 W. W. Grainger, Inc. (wholesaler merchandiser)

 Calvin H. Garrett                                SPECIAL COUNSEL
 Owner and Manager
 Garrett's, Inc. (retail furniture store)         Breyer & Aguggia
                                                  1300 I Street, N.W., Suite 470 East
 Dr. William E. Tucker                            Washington, D.C. 20005
 Retired Optometrist
                                                  ANNUAL STOCKHOLDERS' MEETING
 Beauford W. Williams

 President, Poinsett Service Corporation          The 1998 Annual Stockholders' meeting

 Secretary, The Poinsett Bank, a Federal          will convene at 10:00 AM January 29, 1998

    Savings Bank and Poinsett Financial           at the Poinsett Bank's Travelers Rest

    Corporation                                   office, 6514 B State Park Rd., Travelers Rest,

                                                  South Carolina.  Holders of common stock

 OFFICERS                                         of record as of December 8, 1997 will be

                                                  eligible to vote at the Annual Meeting.
 James D. King
 President, Chief Executive Officer

 Edward R. Blakemore, Jr.
 Chief Financial Officer and Treasurer

 Louise P. Ellenburg
 Vice President

 James D. King, Jr.
 Vice President

 Beauford W. Williams
 Secretary


                         POINSETT FINANCIAL CORPORATION

                   REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

                   SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

SUMMARY OF OPERATIONS

                                                 FOR THE YEAR ENDED SEPTEMBER 30,
                                 1996          1995          1994          1993        1992
                              ----------    ----------   -----------   -----------  -----------

Interest income               $4,973,450    $4,099,902   $ 3,294,218   $ 2,967,165  $ 3,083,727
Interest expense               2,765,541     2,228,704     1,569,904     1,414,376    1,764,211
                              ----------    ----------   -----------   -----------  -----------

   Net interest income         2,207,909     1,871,198     1,724,314     1,552,789    1,319,516
Provision for loan
   losses                         83,921        53,231        36,000        32,136       36,395
                              ----------    ----------   -----------   -----------  -----------

   Net interest income
     after provision
     for loan losses           2,123,988     1,817,967     1,688,314     1,520,653    1,283,121
Noninterest income               432,549       753,131       491,753       478,628      489,856
Noninterest expense            2,708,508     1,712,975     1,561,596     1,531,427    1,256,730
                              ----------    ----------   -----------   -----------  -----------

   Income (loss) before
     income taxes               (151,971)      858,123       618,471       467,854      516,247
Income tax (benefit) expense     (53,847)      326.000       237,000       167,400      178,000
                              ----------    ----------   -----------   -----------  -----------

   NET INCOME (LOSS)           $ (98,124)   $  532,123   $   381,471    $  300,454   $  338,247
                              ==========    ==========   ===========   ===========  ===========

   NET INCOME (LOSS) PER
   COMMON SHARE                $    (.53)   $     2.89   $      2.29    $     1.84   $     2.07
                              ==========    ==========   ===========   ===========  ===========

SUMMARY FINANCIAL POSITION

                                                         SEPTEMBER 30,
                                 1996           1995           1994            1993            1992
                            -------------  -------------   ------------   -------------   -------------
Assets                      $  65,700,978  $  59,533,702   $ 50,071,083   $  43,524,627   $  38,293,963
Loans receivable, net          55,076,137     47,292,134     39,252,039      36,332,360      31,774,144
Investments (1)                 6,788,583      6,364,940      6,334,829       2,969,193       2,553,209
Deposit accounts               58,131,254     42,561,777     43,588,719      32,850,373      30,933,451
Borrowings (2)                  2,457,803     11,070,979      1,795,806       6,669,649       3,515,091
Stockholders' equity
   (substantially
   restricted)                  4,429,894      4,672,471      4,101,439       3,782,155       3,481,701

OTHER SELECTED DATA
                                             FOR OR AT THE YEAR ENDED SEPTEMBER 30,
                               ---------------------------------------------------------------
Return on assets                  (.15)%        .97%          .82%         .76%           .92%
Return on average equity         (2.16)       12.13%         9.68%        8.32%         10.02%
Average equity to average
   assets ratio                   7.26         8.01%         8.42%        9.15%          9.03%
Book value per share at
   end of period                $23.74       $25.36        $24.39       $23.11         $21.28

(1) Includes overnight interest-bearing deposits, investments and mortgage-backed securities and Federal Home Loan Bank ("FHLB") stock.

(2) Includes advances from FHLB and notes payable.

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors and Stockholders
POINSETT FINANCIAL CORPORATION
Travelers Rest, South Carolina

         We have audited the accompanying consolidated balance sheets of POINSETT FINANCIAL CORPORATION AND SUBSIDIARY as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the management of POINSETT FINANCIAL CORPORATION AND SUBSIDIARY. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of POINSETT FINANCIAL CORPORATION AND SUBSIDIARY as of September 30, 1996 and 1995 and the results of their operations and their cash flows for the two years then ended, in conformity with generally accepted accounting principles.


December 2, 1996

                           POINSETT FINANCIAL CORPORATION
                            CONSOLIDATED BALANCE SHEETS

                                                                SEPTEMBER 30,
                                                         ---------------------------
                                                             1996            1995
                                                         ------------     ----------
       ASSETS
Cash and amounts due from depository institutions
(noninterest-bearing)                                    $    791,718     $  512,471
Overnight interest-bearing deposits - Note 2                2,637,916      1,443,224
                                                          -----------   ------------
     Total cash and cash equivalents                        3,429,634      1,955,695
Investments and mortgage-backed securities - Note 3
   Available for sale                                       3,230,267              -
   Held to maturity (fair value $482,500 and $4,501,776)      500,000      4,479,216
Loans receivable - net - Notes 4 and 8                     55,076,137     47,292,134
Office properties and equipment - net - Note 5                753,419      1,585,776
Real estate
   Held for sale - Note 6                                           -      1,000,000
   Held for development and sale - Note 6                   1,313,162      1,673,823
   Acquired in settlement of loans                                  -         51,921
Federal Home Loan Bank stock - at cost - Note 8               420,400        442,500
Accrued interest receivable                                   418,270        264,986
Other assets                                                  559,689        787,651
                                                          -----------   ------------
     TOTAL                                                $65,700,978    $59,533,702
                                                          ===========    ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposit accounts - Notes 2 and 7                       $58,131,254   $ 42,561,777
   Advances from Federal Home Loan Bank - Note 8            1,500,000      8,850,000
   Notes payable - Note 9                                     957,803      2,220,979
   Accounts payable                                             6,161        486,017
   Income taxes payable - Note 10
     Current                                                   30,936              -
     Deferred                                                  90,860        351,860
   Other liabilities                                          554,070        390,598
                                                          -----------   ------------
       Total liabilities                                   61,271,084     54,861,231
                                                          -----------   ------------
COMMITMENTS AND CONTINGENCIES - Note 13

STOCKHOLDERS= EQUITY - Notes 11, 16 and 17
   Preferred stock; authorized, 5,000,000 shares; none outstanding Common stock,
   $0.01 par value; authorized, 15,000,000 shares;
     outstanding, 186,615 and 184,229 shares, respectively      1,866          1,842
   Additional paid-in capital                               1,360,288      1,341,225
   Retained earnings - substantially restricted             3,120,252      3,329,404
   Loan to ESOP                                               (57,120)             -
   Unrealized holding gain on securities available for sale     4,608              -
                                                          -----------   ------------
       Total stockholders' equity                           4,429,894      4,672,471
                                                          -----------   ------------
       TOTAL                                              $65,700,978   $ 59,533,702
                                                          ===========   ============

         See Notes to Consolidated Financial Statements which are an integral part of these statements.

                           POINSETT FINANCIAL CORPORATION
                         CONSOLIDATED STATEMENTS OF INCOME

                                                              FOR THE YEARS ENDED
                                                                  SEPTEMBER 30,
                                                          --------------------------
                                                             1996           1995
                                                          -----------   ------------
INTEREST INCOME
   Interest and fees on loans                             $ 4,529,783   $  3,724,603
   Interest and dividends on investments                      443,667        375,299
                                                          -----------   ------------
       Total interest income                                4,973,450      4,099,902
                                                          -----------   ------------
INTEREST EXPENSE
   Interest on deposit accounts - Note 7                    2,417,358      1,784,363
   Interest on advances from Federal Home Loan Bank and
     other borrowed money - Notes 8 and 9                     348,183        444,341
                                                          -----------   ------------
       Total interest expense                               2,765,541      2,228,704
                                                          -----------   ------------
       Net interest income                                  2,207,909      1,871,198
PROVISION FOR LOAN LOSSES - Note 4                             83,921         53,231
                                                          -----------   ------------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                              2,123,988      1,817,967
                                                          -----------   ------------
NONINTEREST INCOME
   Fees for services to customers                             154,231         74,063
   Insurance commissions and services                         179,646        151,073
   Loss on sale of office properties and equipment             (3,370)             -
   Gain (loss) on sale of real estate held for development
     and sale - Note 6                                        (13,364)        36,480
   Unrealized gain on real estate held for sale - Note 6            -        410,263
   Gain on sale of securities                                   7,073              -
   Other income                                               108,333         81,252
                                                          -----------   ------------
       Total noninterest income                               432,549        753,131
                                                          -----------   ------------
NONINTEREST EXPENSE
   Salaries and employee benefits                           1,186,323        933,688
   Occupancy and equipment expense                            260,990        190,974
   Federal deposit insurance premiums                         390,208         80,227
   Advertising, office supplies, computer services, etc.      485,358        248,197
   Other expenses                                             385,629        259,889
                                                          -----------   ------------
       Total noninterest expense                            2,708,508      1,712,975
                                                          -----------   ------------
       Income (loss) before income taxes                     (151,971)       858,123
INCOME TAX (BENEFIT) EXPENSE - Note 10                        (53,847)       326,000
                                                          -----------   ------------
NET INCOME (LOSS)                                         $   (98,124)  $    532,123
                                                          ===========   ============
NET INCOME (LOSS) PER COMMON SHARE                        $      (.53)  $       2.89
                                                          ===========   ============
WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING                                                185,422        184,229
                                                          ===========   ============


         See Notes to Consolidated Financial Statements which are an integral part of these statements.

                           POINSETT FINANCIAL CORPORATION
                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                              UNREALIZED
                                                                                             HOLDING GAIN        TOTAL
                                                    ADDITIONAL                              ON SECURITIES        STOCK-
                                         COMMON      PAID-IN       RETAINED     LOAN TO       AVAILABLE         HOLDERS'
                                         STOCK                     CAPITAL                     EARNINGS            ESOP
                                       --------    ----------    ----------     --------        --------     -------------
BALANCE AT
   SEPTEMBER 30, 1994                  $  1,681    $1,191,940    $2,907,818    $       -       $       -      $  4,101,439

Exercise of stock options                   161       149,285             -            -               -           149,446

Cash dividend                                 -             -      (110,537)           -               -          (110,537)

Net income for the year                       -             -       532,123            -               -           532,123
                                       --------    ----------    ----------     --------        --------     -------------
BALANCE AT
   SEPTEMBER 30, 1995                     1,842     1,341,225     3,329,404            -               -         4,672,471
                                       ========    ==========    ==========     ========        ========     =============

Exercise of stock options                    24        19,063             -            -               -            19,087
Cash dividend                                 -             -      (111,028)           -               -          (111,028)

Loan to ESOP                                  -             -             -      (57,120 )             -           (57,120)

Net loss for the year                         -             -       (98,124)           -               -           (98,124)

Net change in unrealized holding
   gain on securities available for
   sale, net of taxes of $2,482               -             -             -            -           4,608             4,608
                                       --------    ----------    ----------     --------        --------     -------------
BALANCE AT
   SEPTEMBER 30, 1996                  $  1,866    $1,360,288    $3,120,252     $(57,120)       $  4,608     $   4,429,894
                                       ========    ==========    ==========     ========        ========     =============

         See Notes to Consolidated Financial Statements which are an integral part of these statements.

                           POINSETT FINANCIAL CORPORATION
                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED
                                                                   SEPTEMBER 30,
                                                          --------------------------
                                                               1996          1995
                                                          ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                      $    (98,124) $    532,123
   Adjustments to reconcile net income (loss) to net
     cash provided by (used for) operating activities
     Provision for loan losses                                  83,921        53,231
     Loss on sale of office properties and equipment             3,370             -
     Net loss (gain) on sales of real estate                    13,364       (36,480)
     Gain on sale of securities available for sale              (7,073)            -
     Provision for deferred income taxes                      (261,000)      191,000
Increase in real estate acquired in settlement of loans              -       (41,865)
Unrealized gain on real estate held for sale                         -      (410,263)
     Depreciation                                              107,017        86,563
     Increase in accrued interest receivable                  (153,284)      (36,193)
     Decrease (increase) in other assets                       227,962      (336,072)
     Increase (decrease) in income taxes payable - current      30,936       (57,246)
     Increase (decrease) in accounts payable and other
     liabilities                                              (390,998)      509,602
                                                          ------------  ------------
       Net cash provided by (used for) operating activities   (443,909)      454,400
                                                          ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in loans                                    (7,925,044)   (8,093,326)
   Proceeds from the sale of securities available for sale     628,736             -
   Proceeds from sale of real estate                         1,682,035       906,811
   Proceeds from the maturity of securities available
   for sale                                                  2,271,876       652,284
   Purchase of securities available for sale                (2,137,500)   (1,899,812)
   Proceeds from sale of Federal Home Loan Bank stock           22,100             -
   Purchase of Federal Home Loan Bank stock                          -       (22,100)
   Disbursements for real estate purchases and construction   (282,817)     (946,017)
   Proceeds from the sale of office properties and equipment 1,069,659             -
   Purchase of office properties and equipment                (204,873)     (526,926)
                                                          ------------  ------------
       Net cash used for investing activities               (4,875,828)   (9,929,086)
                                                          ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Increase (decrease) in deposit accounts                  15,498,793    (1,026,942)
   Repayment of notes payable                               (1,263,176)     (507,267)
   Proceeds from notes payable                                       -       932,440
   Repayment of advances from Federal Home Loan Bank        (8,850,000)   (3,000,000)
   Proceeds from advances from Federal Home Loan Bank        1,500,000    11,850,000
   Dividends on common stock                                  (111,028)     (110,537)
   Exercised stock options                                      19,087       149,446
                                                          ------------  ------------
       Net cash provided by financing activities             6,793,676     8,287,140
                                                          ------------  ------------
       Net increase (decrease) in cash and cash equivalents  1,473,939    (1,187,546)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                 1,955,695     3,143,241
                                                          ------------  ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                    $  3,429,634  $  1,955,695
                                                          ============  ============
CASH PAID FOR
   Interest                                                 $2,762,673  $  2,225,298
                                                          ============  ============
   Income taxes                                           $     84,783  $    195,500
                                                          ============  ============

     See Notes to Consolidated Financial Statements which are an integral part of these statements.
                                      F-32

                           POINSETT FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

         POINSETT FINANCIAL CORPORATION ("Corporation") is a unitary savings and loan holding company whose subsidiary, THE POINSETT BANK, a Federal Savings Bank ("Bank"), is primarily engaged in the business of accepting savings and demand deposits and originating mortgage loans and loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

   PRINCIPLES OF CONSOLIDATION
      The consolidated financial statements include the accounts of the Corporation, the Bank and the Bank's wholly-owned subsidiaries, Poinsett Service Corporation, Stokes Farnham Insurance and Gateway Appraisers. Poinsett Service Corporation is engaged in the development and sale of residential real estate. Stokes Farnham is an insurance agency. Significant intercompany balances and transactions have been eliminated in consolidation.

   ESTIMATES
      The financial statements include estimates and assumptions that affect the Corporation's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

   CASH AND CASH EQUIVALENTS
      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from depository institutions and overnight interest-bearing deposits.

   INVESTMENTS AND MORTGAGE-BACKED SECURITIES
      The Financial Accounting Standards Board ("FASB") Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Statement requires investments to be classified in three categories. Debt securities that the Corporation has the positive intent and ability to hold to maturity are to be classified as "held to maturity" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are to be classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings. The Corporation has no trading securities. Debt and equity securities not classified as either "held to maturity securities" or "trading securities" are classified as "available for sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. The Corporation adopted the Statement as of October 1, 1994. There was no effect on stockholders' equity or net income as a result of adopting the Statement.

      Gains or losses on the sale of securities are recognized on a specific identification, trade date basis. Interest earned on securities is included in interest income.

   LOANS RECEIVABLE
      Interest on loans is accrued and taken into income based upon the interest method. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.

                                                                     (Continued)
                                      F-33

   ALLOWANCE FOR LOAN LOSSES AND LOSS PROVISION
      The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management considers the year end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

      The Corporation adopted FASB Statement No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, October 1, 1994. The statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. Implementation of the statement did not have any material impact on the Corporation's financial condition or results of operations.

   OFFICE PROPERTIES AND EQUIPMENT
      Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the related assets' estimated useful lives, which range from 5 to 40 years.

   REAL ESTATE HELD FOR SALE, DEVELOPMENT AND SALE, AND ACQUIRED IN SETTLEMENT OF LOANS
      Real estate held for sale is recorded at market value as established by a contractual agreement for the sale of certain land. The unrealized gain is included in income under the full accrual method of accounting. Real estate held for development and sale is stated at the lower of cost or net realizable value. In determining net realizable value, the Corporation deducts from the estimated selling price the projected cost to complete and dispose of the property and the estimated cost (i.e., interest, property taxes, etc.) to hold the property to an expected date of sale. Recovery of net realizable value is dependent to a great extent on economic, operating and other conditions that may be beyond the Corporation's control. Accordingly, these estimates are particularly susceptible to changes that could result in material adjustments in the near term.

      Costs relating to the development and improvement of property are capitalized; whereas those costs relating to holding the property are charged to expense. Real estate acquired in settlement of loans is recorded at fair value.

   LOAN ORIGINATION FEES AND COSTS
      Non-refundable loan origination fees and certain direct loan origination costs are deferred and amortized over the lives of the related loans. The net amortization of those deferrals is recognized as an adjustment to interest income.

   INCOME TAXES
      The Corporation and its subsidiaries file a consolidated federal income tax return. Separate state income tax returns are filed for each subsidiary.

      The Corporation accounts for income taxes in accordance with FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES (FASB 109).

                                                                     (Continued)
                                      F-34

     Under FASB 109, deferred income taxes reflect the net tax effects of (A) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (B) operating loss carryforwards. A valuation allowance is established for deferred tax assets that may not be realized. Also, FASB 109 eliminates the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year 1988 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes.

   NET INCOME PER COMMON SHARE
      Net income per common share is based on the weighted average number of common shares outstanding (185,422 and 184,229 for the years ended September 30, 1996 and 1995, respectively). Stock options outstanding (see
      Note 11) are not considered in determining weighted average shares outstanding because the estimated dilutive effect is less than three percent.

   RECENTLY ISSUED ACCOUNTING STANDARDS
      Accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Financial Accounting Standards Board has issued Statement No. 126, "Exemption from Certain Required Disclosures About Financial Instruments for Certain Nonpublic Entities". In accordance with this statement, the Corporation is not presenting fair value of financial instrument disclosures.

   RECLASSIFICATIONS
     Certain 1995 amounts have been reclassified to conform with the 1996 presentation.

NOTE 2 - OVERNIGHT INTEREST-BEARING DEPOSITS

         Overnight interest bearing deposits at September 30, 1996 totaling $108,000 are pledged as collateral for deposits of the State of South Carolina.

NOTE 3 - INVESTMENTS AND MORTGAGE-BACKED SECURITIES
         The amortized cost and estimated fair value of securities are as follows:

                                                     GROSS       GROSS     ESTIMATED
                                      AMORTIZED    UNREALIZED  UNREALIZED     FAIR
                                         COST         GAINS      LOSSES      VALUE
                                      ---------       -----    ----------  ---------
AVAILABLE FOR SALE

SEPTEMBER 30, 1996
Securities of U.S. government
   agencies                         $  1,914,812    $  3,750   $      -    $1,918,562
States and political subdivisions        175,000           -          -       175,000
                                       ---------       -----    -------     ---------
   Total debt securities               2,089,812       3,750          -     2,093,562
                                       ---------       -----    -------     ---------
GNMA pass-through certificates           757,425       6,864          -       764,289
FHLMC pass-through certificates          375,940           -     (3,524)      372,416
                                       ---------       -----     ------     ---------

Mortgage-backed securities             1,133,365       6,864     (3,524)    1,136,705
                                       ---------       -----     ------     ---------
Total investments and mortgage-
   backed securities                $  3,223,177    $ 10,614   $ (3,524)   $3,230,267
                                    ============    ========   ========    ==========

                                                                     (Continued)

                                                     GROSS       GROSS     ESTIMATED
                                      AMORTIZED    UNREALIZED  UNREALIZED     FAIR
                                         COST         GAINS      LOSSES      VALUE
                                    ------------   ----------  ----------  ----------
HELD TO MATURITY
SEPTEMBER 30, 1996
Securities of U.S. government
   agencies                         $    500,000   $      -   $ (17,500)   $  482,500
                                    ============   ========   =========    ==========

SEPTEMBER 30, 1995
Securities of U.S. government
   agencies                         $  2,699,812   $ 11,776   $ (32,875)   $2,678,713
States and political subdivisions        321,663     12,867           -       334,530
                                    ------------   --------   ---------    ----------
   Total debt securities               3,021,475     24,643     (32,875)    3,013,243
                                    ------------   --------   ---------    ----------

GNMA pass-through certificates         1,003,791     29,800           -     1,033,591
FHLMC pass-through certificates          453,950        992           -       454,942
                                    ------------   --------   ---------    ----------
Mortgage-backed securities             1,457,741     30,792           -     1,488,533
                                    ------------   --------   ---------    ----------
Total investments and mortgage-
   backed securities                $  4,479,216   $ 55,435   $ (32,875)   $4,501,776
                                    ============   ========   =========    ==========

         The amortized cost and estimated fair value of debt securities at September 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    SEPTEMBER 30,
                                       ----------------------------------
                                          1996                       1995
                                       ---------                 -----------
                                       AMORTIZED     ESTIMATED     AMORTIZED      ESTIMATED
                                          COST      FAIR VALUE       COST         FAIR VALUE
                                      ----------    ---------    ----------    ------------
AVAILABLE FOR SALE
Due in one year or less               $        -    $       -    $        -    $          -
Due after one year through five years  1,615,000    1,615,000             -               -
Due after five years through ten years   474,812      478,562             -               -
Due after ten years                            -            -             -               -
                                      ----------    ---------    ----------    ------------

       Total debt securities           2,089,812    2,093,562             -               -
Mortgage-backed securities             1,133,365    1,136,705             -               -
                                      ----------    ---------    ----------    ------------

HELD TO MATURITY
Due in one year or less               $  500,000    $ 482,500    $        -    $          -
Due after one year through five years          -            -     1,900,000       1,867,125
Due after five years through ten years         -            -       499,812         519,588
Due after ten years                            -            -       621,663         626,530
                                      ----------    ---------    ----------    ------------

       Total debt securities             500,000      482,500     3,021,475       3,013,243
Mortgage-backed securities                     -            -     1,457,741       1,488,533
                                      ----------    ---------    ----------    ------------

                                      $  500,000    $ 482,400    $4,479,216    $  4,501,776
                                      ==========    =========    ==========    ============



                                                                    (Continued)
                                      F-36

         On December 30, 1995, the Bank transferred securities from held to maturity to the available for sale classification. These securities had an amortized cost of $3,134,568 and an unrealized gain of $52,730 on the date of transfer. This one-time reassessment of securities was done in compliance with the "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued by the Financial Accounting Standards Board.


NOTE 4 - LOANS RECEIVABLE

         Loans receivable consisted of the following:
                                                            SEPTEMBER 30,
                                                    --------------------------
                                                         1996          1995
TYPE OF  LOAN
   Mortgage loans
     Fixed rate                                     $  7,830,496   $ 9,210,194
     Adjustable rate                                  42,416,241    35,604,804
     Undisbursed portion of loans in process          (3,451,738)   (2,031,195)
                                                     -----------   -----------

       Total mortgage loans                           46,794,999    42,783,803
Savings account loans                                     98,259       128,648
Consumer, installment and other loans                  8,404,879     4,570,030
                                                     -----------   -----------
       Total                                          55,298,137    47,482,481
Less allowance for loan losses                          (222,000)     (190,347)
                                                     -----------   -----------

       Loans receivable - net                        $55,076,137   $47,292,134
                                                     ===========   ===========

Weighted average rate %                                     8.62%         8.72%
                                                     ===========   ===========

         Adjustable rate mortgage loans are subject to rate adjustment annually based on the Federal Home Loan Bank's published contract rate, which represents the national average rate for purchases of previously occupied homes. There are no established interest rate ceilings or floors associated with such loans; however, the maximum that rates can be adjusted on these loans is 200 basis points in any one year to a maximum of 500 basis points from the original lending rate.

         The Bank originates commercial real estate loans, which totaled approximately $5,507,458 and $5,429,000 at September 30, 1996 and 1995,
respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. These commercial real estate loans are collateralized by office buildings, apartments and warehouses.

         At September 30, 1996 and 1995, loans which are contractually past due ninety days or more totaled approximately $1,223,591 and $307,000, respectively. The amount the Bank will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended September 30, 1996 and 1995, the Bank realized no material losses of interest income on loans past due 90 days or more.




                                                                     (Continued)

         The changes in the allowance for loan losses consisted of the following:

                                        FOR THE YEARS ENDED
                                            SEPTEMBER 30,
                                    --------------------------
                                         1996         1995
                                    ------------   -----------
Allowance for loan losses
   Balance, beginning of year       $    190,347   $   169,345
   Write-offs during the year            (52,268)      (32,229)
   Provision                              83,921        53,231
                                    ------------   -----------
   Balance, end of year             $    222,000   $   190,347
                                    ============   ===========

         Directors and officers of the Corporation and the Bank are customers of the Bank in the ordinary course of business. Deposits and loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors were $936,379 and $978,856 at September 30, 1996 and 1995, respectively.

         Under current regulations, aggregate commercial real estate loans may not exceed 400 percent of the Bank's capital as determined under regulatory capital standards. The Bank is in compliance with this limitation.

         Also, under current regulations, the Bank may not, after August 9, 1989, make real estate loans to one borrower in excess of 15 percent of its unimpaired capital and surplus, unless such loans do not exceed $500,000. At September 30, 1996, the Bank is in compliance with this limitation.


NOTE 5 - OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment are summarized as follows:

                                               SEPTEMBER 30,
                                        --------------------------
                                            1996           1995
                                        ------------   -----------
Major classifications
   Land and land improvements           $     81,556   $   369,889
   Office buildings                          571,596     1,279,503
   Furniture, fixtures and equipment         618,446       461,753
                                        ------------   -----------
     Total                                 1,271,598     2,111,145
   Less accumulated depreciation            (518,179)     (525,369)
                                        ------------   -----------
   Office property and equipment, net   $    753,419   $ 1,585,776
                                        ============   ===========

         Depreciation of office properties and equipment charged to occupancy and equipment expense at September 30, 1996 and 1995 was $107,017 and $86,563, respectively.

NOTE 6 - REAL ESTATE HELD FOR DEVELOPMENT AND SALE

         Real estate held for development and sale consists of several tracts of land in Travelers Rest, South Carolina and is summarized as follows:

                                                     FOR THE YEARS ENDED
                                                         SEPTEMBER 30,
                                                 --------------------------
                                                     1996           1995
                                                 ------------   -----------
   Land held for future development and sale $ 307,784 $ 405,196 Residential subdivision
     Capitalized interest                             34,411         38,842
     Improved lots                                   367,741        312,393
     Home construction in progress - net             603,226        917,392
                                                 -----------    -----------
       Total                                     $ 1,313,162    $ 1,673,823
                                                 ===========    ===========

         During the year ended September 30, 1996, Poinsett Service Corporation substantially completed construction of all infrastructure (streets, underground utilities, grading, etc.) for the first phase of a residential subdivision known as Watson Crossing which consists of 53 lots. The service corporation is marketing and serving as the general contractor for custom constructed homes. Operations for fiscal years 1996 and 1995 are summarized as follows:

                                        FOR THE YEARS ENDED
                                            SEPTEMBER 30,
                                   --------------------------
                                        1996           1995
                                   ------------   -----------
   Sale of homes                   $    625,504   $   881,735
   Cost of homes sold                   638,868       875,115
                                   ------------   -----------
   Gain (loss) on sale of homes    $    (13,364)  $     6,620
                                   ============   ===========

         On December 21, 1995, the Corporation completed the closing on the sale of approximately 109 acres of land under contractual agreements dated May 1, 1995. The Corporation received $500,000 of the $1,000,000 sales price in cash and holds a $500,000 mortgage with principal due equally in June 1997 and December 1998 bearing interest at eight percent per annum.

NOTE     7 - DEPOSIT ACCOUNTS Deposit accounts are as follows:

                                                                   SEPTEMBER 30,
                                            -----------------------------------------------------
                                                          1996                    1995
                                            -------------------------- --------------------------
                                                            WEIGHTED                   WEIGHTED
                                                AMOUNT    AVERAGE RATE    AMOUNT     AVERAGE RATE
                                            ------------  ------------ -----------   ------------
TRANSACTION AND PASSBOOK ACCOUNTS
   Negotiable order of withdrawal (NOW):
     Noninterest-bearing                    $  1,798,744        - %    $   681,027        - %
     Interest-bearing                         14,286,549      4.20%      8,487,298      4.41%
   Passbook savings                           10,227,375      3.54%      8,431,580      2.92%
                                            ------------               -----------
       Total                                  26,312,668                17,599,905
                                            ------------               -----------
SAVINGS CERTIFICATES
   3.25% - 5.00%                               1,661,288                12,156,851
   5.01% - 6.00%                              28,080,895                 5,763,984
   6.01% - 8.00%                               2,076,403                 7,041,037
                                            ------------               -----------
       Total                                  31,818,586      5.31%     24,961,872      5.32%
                                            $ 58,131,254      4.54%    $42,561,777      4.56%
                                            ============               ===========


                                                                     (Continued)
                                      F-39

         At September 30, 1996 deposit accounts with balances of $100,000 and over totaled $10,262,482 as compared to $6,766,382 at September 30, 1995.

         The amounts and scheduled maturities of deposit accounts are as follows:

                                                   SEPTEMBER 30,
                                           --------------------------
                                              1996           1995
                                           -----------    -----------
SAVINGS CERTIFICATES MATURING WITHIN
   One year                                $29,703,925    $21,559,137
   After one but within two years            1,481,772      2,183,441
   After two but within three years            632,889      1,066,555
                                           -----------    -----------
     Total certificate accounts             31,818,586     24,809,133
TRANSACTION AND PASSBOOK ACCOUNTS           26,312,668     17,752,644
                                           -----------    -----------

     TOTAL                                 $58,131,254    $42,561,777
                                           ===========    ===========

         Interest expense on deposits consisted of the following:

                                           FOR THE YEAR ENDED
                                              SEPTEMBER 30,
                                      --------------------------
                                          1996           1995
                                      ------------   -----------
   Account type
     NOW accounts                     $    481,293   $   484,418
     Passbook  deposit accounts            290,555       168,238
     Certificate accounts                1,645,510     1,131,707
                                      ------------   -----------
       TOTAL INTEREST ON DEPOSITS       $2,417,358   $ 1,784,363
                                      ============   ===========

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK AND FEDERAL HOME LOAN BANK STOCK

         The Bank has an $8,500,000 credit line with the Federal Home Loan Bank of Atlanta. Advances under the credit line accrue interest at a variable interest rate and mature within one year. The weighted average interest rate paid during the current period for such advances was 5.62 percent.

         The Bank has pledged as collateral for borrowings under the credit line its Federal Home Loan Bank stock and has entered into a blanket collateral agreement whereby the Bank will maintain, free of other encumbrances, qualifying mortgages (as defined) with a book value of at least 133 percent of total advances.

         The Bank, as a member institution of the Federal Home Loan Bank ("FHLB") of Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon the Bank's balances of residential mortgage loans and FHLB advances. FHLB capital stock is pledged to secure FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

                                                                    (Continued)

NOTE 9 - NOTES PAYABLE

         Notes payable consisted of the following:

                                                                                 SEPTEMBER 30,
                                                                        --------------------------
                                                                            1996            1995
                                                                        -----------     ----------
   First mortgage on real estate, due in monthly installments of
     $7,768 including interest at 9.75 percent.                         $         -     $  756,458

   First mortgage on real estate, interest due in monthly
     installments adjusted annually at the prime rate plus 2.0
     percent (10.25 percent at September 30, 1996); minimum
     principal payments of $104,000 due annually with remaining
     unpaid balance due in February, 1997.                                  533,607      1,047,267

   First mortgages on real estate, interest paid semi-annually at rates ranging from 8.75 to 9.5 percent on funds drawn. The
     entire indebtedness is due in September, 1997.                         424,196        366,210
   First mortgages on real estate, due in monthly installments
     of $628 including interest at 8.5 percent.                                   -         51,044
                                                                        -----------     ----------

       TOTAL                                                            $   957,803     $2,220,979
                                                                        ===========     ==========

         These notes mature during the year ending September 30, 1997.


NOTE 10 - INCOME TAXES

         Income tax expense (benefit) is summarized as follows:

                                  FOR THE YEARS ENDED
                                      SEPTEMBER 30,
                                ------------------------
                                   1996          1995
                                ----------     ---------
   Current                      $  207,153     $ 135,000
   Deferred                       (261,000)      191,000
                                ----------     ---------
     TOTAL INCOME TAXES         $  (53,847)    $ 326,000
                                ==========     =========

         The cumulative sources of temporary differences and the resulting deferred tax assets (liabilities) are as follows:

                                                           SEPTEMBER 30,
                                                    --------------------------
                                                        1996          1995
                                                    ------------   -----------
   Tax depreciation in excess of book depreciation   $    26,000     $  20,000
   FHLB dividends                                         77,000        77,000
   Accrual to cash basis of accounting                   143,000        99,000
   Provision for loan losses in excess of amount
   deductible for taxes                                    4,000        (3,000)
   Deferred gain on sale of real estate                  (54,000)      158,000
   SAIF assessment                                      (104,000)            -
   Other, net                                             (1,140)          860
                                                    ------------   -----------
                                                    $     90,860   $   351.860
                                                    ============   ===========

                                                                     (Continued)
                                      F-41

         Income taxes differed from amounts computed by applying the statutory federal rates to income before income taxes as follows:

                                                                 SEPTEMBER 30,
                                                         --------------------------
                                                              1996           1995
                                                         -------------  -----------
   Income tax expense (benefit) at statutory federal
     income tax rate (34%)                               $    (51,670)  $   291,762
   Increase resulting from
     State income taxes, net of federal tax benefit            (6,839)       28,318
     Other - net                                                4,662         5,920
                                                         ------------   -----------
       TOTAL                                             $    (53,847)  $   326,000
                                                         ============   ===========

         As of September 30, 1996, the Corporation had, for state income tax return purposes, net operating loss carryforwards of approximately $580,000 that may be used to reduce future state taxable income. Such carryforwards expire in the years 2006 - 2009. The Corporation has no loss carryforwards for federal income tax purposes. The deferred tax asset created by the loss carryforwards is offset by a valuation allowance of an equal amount.

         Legislation has been passed which repeals the "reserve" method of accounting for thrift bad debt reserves for the first tax year beginning after December 31, 1995 (the fiscal year ending September 30, 1997 for the Corporation). This legislation requires all thrifts (including the Corporation) to account for bad debts using either the specific charge-off method (available to all thrifts) or the experience method (available only to thrifts that qualify as "small banks", i.e. under $500 million in assets). The Corporation currently uses the Percent of Taxable Income ("PTI") method of accounting, when beneficial, for its tax bad debt reserves. The change in accounting method referred to above would trigger bad debt reserve recapture for post-1987 reserves over a six year period.

         Through September 30, 1996 and prior to the effective date of the legislation, the Corporation is permitted a special bad debt deduction under PTI in determining federal taxable income, subject to certain limitations. If the amounts that qualify as bad debt deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. As permitted under SFAS 109, no deferred tax liability is provided for approximately $154,000 ($58,000 approximate tax effect) of such tax bad debt reserves that arose prior to October 1, 1988.


NOTE 11 - STOCK OPTION AND OWNERSHIP PLANS

         The Corporation has an Incentive Stock Option Plan (Plan) for the benefit of certain directors, officers and employees. Under the Plan, at September 30, 1996, 9,750 shares of authorized common stock are reserved for future issuance pursuant to grants issued by the Board of Directors. The options have a maximum duration of ten years and may not be exercised at less than the market value of the Corporation's common stock on the date of grant of the option. At September 30, 1996, the following options were outstanding:

                      SHARES        SHARES      OPTION  PRICE     EXPIRATION
 GRANT DATE          GRANTED      EXERCISABLE     PER SHARE          DATE
-------------        -------      -----------   ------------    -------------
February 1991         3,750          3,750          $ 8.00      February 2001
February 1994         6,000          6,000          $10.00      February 2004

                                                                     (Continued)

         During the year ended September 30, 1996, options to purchase 2,386 shares were exercised at $8.00 per share. During the year ended September 30, 1995, options to purchase 5,725 shares and 10,365 shares were exercised at $8.00 per share, respectively.

         The Corporation has an Employee Stock Ownership Plan (ESOP) which enables employees who are not participants in the Incentive Stock Option Plan to purchase the Corporation's common stock. The ESOP contribution is determined annually by the Board of Directors but not in excess of the maximum amount deductible under the Internal Revenue Code. Contributions of $37,826 and $24,064 were made to the ESOP for the years ended September 30, 1996 and 1995, respectively.

         The ESOP has a loan used to acquire shares of stock of the Corporation. In accordance with the requirements of the American Institute of Certified Public Accountants Statements of Position 76-3 and 93-6, the Corporation presents the outstanding loan amount as a reduction of stockholders' equity in the accompanying consolidated balance sheets and the note payable has been offset with loans receivable. Corporation contributions to the ESOP are the primary source of funds used to service the debt.


NOTE 12 - PROFIT SHARING PLAN

         The Corporation has a non-contributory profit sharing plan for employees. Discretionary contributions to the Plan are determined annually by the Board of Directors and are subject to a percentage of earnings limitation imposed by the Internal Revenue Code.

         Profit sharing expense for the years ended September 30, 1996 and 1995 was $40,695 and $25,674, respectively. Eligible participants in the Plan include all full-time employees over the age of twenty-one having completed one year of continuous employment at the anniversary date of the Plan.


NOTE 13 - COMMITMENTS AND CONTINGENCIES

   LOAN COMMITMENTS
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over periods of time with the majority of such commitments disbursed within a thirty day period. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit at fixed rates expose the Bank to some degree of interest rate risk. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The type and amount of collateral obtained varies and is based on management's credit evaluation of the potential borrower.

     Those instruments involve, to varying degrees, elements of credit and interest-rate-risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of the Corporation's involvement in particular classes of financial instruments.

     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                      (Continued)

     At September 30, 1996, the Bank had commitments of approximately $1,200,000 excluding undisbursed portions of loans in process. All commitments, which are disbursed subject to certain limitations, are for adjustable interest rate mortgage loans and extend over periods of time with the majority disbursed within a twelve-month period.

   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
     FASB Statement No. 105 requires certain additional disclosures in the financial statements regarding financial instruments with off-balance sheet risk. The Corporation has no additional financial instruments with off-balance sheet risk.

   LITIGATION
     The Corporation is involved in legal actions in the normal course of business. In the opinion of management, based on the advice of counsel, the resolution of these matters will not have a material adverse impact on future results of operations or the financial position of the Corporation.

   SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") ASSESSMENT
     On September 30, 1996, legislation was enacted which provided for a one-time assessment on all SAIF-insured deposits for the purpose of recapitalizing the SAIF. The one-time assessment is 0.657 percent of SAIF-insured deposits as of March 31, 1995. The Corporation has accrued with a charge to operations approximately $273,000 representing its estimated liability for the one-time assessment as of September 30, 1996.

   POTENTIAL IMPACT OF CHANGES IN INTEREST RATES
     The Bank's profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Bank's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Bank's interest earning assets consist primarily of long-term, adjustable rate mortgage loans and short-term investments, and its interest bearing liabilities are primarily short-term deposits. Accordingly, the Bank's exposure to changes in interest rates is considered minimal. However, uncertainties about the potential impact of future changes in interest rates exist. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates. Additionally, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Furthermore, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. The Bank considers the anticipated effects of those various factors in implementing its asset/liability management objectives.

NOTE 14 - RELATED PARTY TRANSACTIONS

         The Corporation has entered into two leases with companies in which certain directors have an interest. These leases were made in the ordinary course of business and were on terms comparable to those which would have been obtained between unrelated parties.

         As of September 30, 1996, the Corporation sold and leased back two locations (its offices in Greenville, South Carolina and Rock Hill, South Carolina). The properties were sold to partnerships comprised of certain officers and directors of the Corporation. The gross sales price for the two properties was $1,185,000 and the Corporation deferred the gain on the sale of approximately $142,000. This gain will be amortized over the lease term (20 years) on a straight-line basis.
                                      F-44

NOTE 15 - LEASE COMMITMENTS

         On September 30, 1996, the Bank was obligated under two non-cancelable operating leases on office properties that had initial or remaining terms of more than one year. Future minimum rental payments under these leases on September 30, 1996 are:

   PAYABLE IN THE YEAR
   ENDING SEPTEMBER 30,                            AMOUNT
   --------------------                         ------------
         1997                                   $   136,200
         1998                                       136,200
         1999                                       136,200
         2000                                       136,200
         2001 and thereafter                      2,179,200
                                                -----------
         TOTAL MINIMUM PAYMENTS REQUIRED        $ 2,724,000
                                                ===========

         No lease payments were charged to operations for the year ended September 30, 1996. The above leases provide that the Bank pay property taxes, insurance and maintenance costs.


NOTE 16 - STOCKHOLDERS' EQUITY AND DIVIDEND RESTRICTIONS

         The Bank completed a conversion from a federally chartered mutual to a federally chartered capital stock form of organization and ownership on August 4, 1988. At the time of conversion the Bank established a liquidation account in an amount equal to its retained income as of December 31, 1987 (approximately $1.2 million). The liquidation account will be maintained for the benefit of depositors who held a savings or demand account with a balance of $50 or more as of the September 30, 1987 eligibility date who continue to maintain their deposits at the Bank after conversion. In the event of a future liquidation (and only in such an event), each eligible and supplemental eligible account holder who continues to maintain his or her savings account will be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible and supplemental eligible account holders on each subsequent annual determination date. Except for repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of stockholders= equity.

         The Corporation and the Bank are prohibited from declaring cash dividends on their common stock or repurchasing their common stock if the effect thereof would cause the Bank's capital to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval in any amount in a calendar year in excess of 100 percent of its current year's net income to the date of any such dividend or repurchase, plus 50 percent of the excess of its capital at the beginning of the year over its fully phased-in capital requirement.
                                                                     (Continued)

NOTE 17 - REGULATORY CAPITAL REQUIREMENTS



         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Under present regulations, the Bank must maintain core capital (leverage requirement) at least equal to 3.0 percent of adjusted total assets, of which 1.5 percent must be tangible capital, and risk-based capital at least equal to 8.0 percent of risk weighted assets. For purposes of measuring capital compliance, the Bank's capital must be reduced based on investments in and extensions of credit to its subsidiary. Management believes, as of September 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

         At September 30, 1996, the Bank was in compliance with all minimum capital requirements, as follows (in thousands):

                                             TANGIBLE        CORE        RISK-BASED
                                             CAPITAL        CAPITAL       CAPITAL
                                          ------------   ------------   -----------
Actual capital of the Bank                $      3,893   $      3,893   $     3,893
Adjustments
   General allowance for loan losses                 -              -           222
   Investments in and extensions of credit
     to subsidiaries                              (332)          (332)         (332)
                                          ------------   ------------   -----------
   Adjusted regulatory capital                   3,561          3,561         3,783
   Minimum capital requirement                     962          1,925         3,296
                                          ------------   ------------   -----------
Regulatory capital excess                 $      2,599   $      1,636   $       487
                                          ============   ============   ===========
Actual regulatory capital ratio                   5.51%          5.51%         9.18%
                                          ============   ============   ===========
Required capital ratio for capital
 adequacy purposes                                1.50%          3.00%         8.00%
                                          ============   ============   ===========


NOTE 18 - POINSETT FINANCIAL CORPORATION FINANCIAL INFORMATION

         Condensed financial information of the Corporation are presented as follows:
                                                         SEPTEMBER 30,
                                                    1996          1995
                                               -------------   ----------
                            CONDENSED BALANCE SHEETS
ASSETS
   Cash                                        $    192,256   $    65,566
   Investment securities                            150,000       150,000
   Notes receivable                                 179,464       270,702
   Investment in subsidiaries                     3,822,754     3,778,430
   Property and real estate investments, net        235,974     1,456,071
   Other assets                                      68,262        55,573
                                               ------------   -----------
     TOTAL ASSETS                              $  4,648,710   $ 5,776,342
                                               ============   ===========

                                                                   (Continued)

                                                           SEPTEMBER 30,
                                                    --------------------------
                                                        1996           1995
                                                    -------------   ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
   Notes payable                                    $          -   $   756,458
   Other liabilities                                     218,816       347,413
   Stockholders' equity                                4,429,894     4,672,471
                                                    ------------   -----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 4,648,710   $ 5,776,342
                                                    ============   ===========
                           CONDENSED STATEMENTS OF INCOME
                                                        FOR THE YEARS ENDED
                                                            SEPTEMBER 30,
                                                    --------------------------
                                                        1996           1995
                                                    -------------  -----------
Equity in earnings of subsidiaries                       $42,607   $   560,782
Other income (expenses), net                            (140,731)      (28,659)
                                                    -------------  -----------
    NET INCOME (LOSS)                               $   (98,124)  $   532,123
                                                    =============  ===========

                         CONDENSED STATEMENTS OF CASH FLOWS
                                                        FOR THE YEARS ENDED
                                                            SEPTEMBER 30,
                                                    --------------------------
                                                        1996           1995
                                                    -------------  -----------
OPERATING ACTIVITIES
   Net income (loss)                                 $   (98,124)   $  532,123
   Adjustments to reconcile net income (loss) to
     net cash provided by (used for) operating
     activities
     Equity in earnings of subsidiary                    (42,607)     (560,782)
     Depreciation and amortization                        20,141        29,306
     Increase in other assets                            (12,689)      (41,632)
     Increase (decrease)in other liabilities            (128,597)      237,156
                                                     -----------    ----------
       Net cash provided by (used for) operating
       activities                                       (261,876)      196,171
                                                     -----------    ----------

INVESTING ACTIVITIES
   Issuance of notes receivable                                -      (270,702)
   Repayment of notes receivable                          91,238             -
   Purchase of property and real estate investments            -      (330,196)
   Proceeds from sale of real estate                   1,199,956             -
   Investment on subsidiary                                2,891       (20,000)
                                                     -----------    ----------

       Net cash  provided by (used for)
       operating activities                            1,294,085      (620,898)
                                                     -----------    ----------

FINANCING ACTIVITIES
   Proceeds from long-term notes payable                       -       607,040
   Repayment of notes payable                           (756,458)     (203,300)
   Dividend on common stock                             (111,028)     (110,537)
   Exercise of stock options                              19,087       149,446
   Loan to ESOP                                          (57,120)            -
                                                     -----------    ----------

       Net cash provided by (used for)
       financing activities                             (905,519)      442,649
                                                     -----------    ----------
       Net increase  in cash                             126,690        17,922
CASH AT BEGINNING OF YEAR                                 65,566        47,644
                                                     -----------    ----------

CASH AT END OF YEAR                                  $   192,256    $   65,566
                                                     ===========    ==========

                               CORPORATE INFORMATION



 BOARD OF DIRECTORS                               OFFICE


 James D. King                                    6514B State Park Road
 President, Chief Executive Officer and           Post Office Box 1045
 Chairman of the Board                            Travelers Rest, SC 29690
 The Poinsett Bank, a Federal Savings Bank        (864) 834-4135
    and Poinsett Financial Corporation

 William C. Bates                                 INDEPENDENT ACCOUNTANTS
 Retired Accountant
                                                  Elliott, Davis & Company, L.L.P.
 David Rudolph Blakely                            P. O. Box 6286
 Retired account manager                          Greenville, SC 29606
 W. W. Grainger, Inc. (wholesaler merchandiser)

 Calvin H. Garrett                                SPECIAL COUNSEL
 Owner and Manager
 Garrett's, Inc. (retail furniture store)         Breyer & Aguggia
                                                  601 13th Street, N.W.
 Dr. William E. Tucker                            Washington, D.C. 20005
 Optometrist
                                                  ANNUAL STOCKHOLDERS' MEETING
 Beauford W. Williams
 President, Poinsett Service Corporation          The 1997 Annual Stockholders'
 Secretary, The Poinsett Bank, a Federal          Meeting will convene at 10:00 AM January
    Savings Bank and Poinsett Financial           30, 1997 at the Poinsett Bank's Travelers
    Corporation                                   Rest, office, 6514 B State Park Rd.,
                                                  South Carolina.  Holders of common stock
 OFFICERS                                         of record as of December 7, 1996
                                                  eligible to vote at the Annual
 James D. King                                    Meeting.
 President, Chief Executive Officer

 Edward R. Blakemore, Jr.
 Chief Financial Officer and Treasurer

 Louise P. Ellenburg
 Vice President

 James D. King, Jr.
 Vice President

 Beauford W. Williams
 Secretary

                         Poinsett Financial Corporation
                          Condolidated Balance sheets
                                   Unaudited

    ASSETS                                         March 31        September 30,
                                                     1998              1997
                                                   ----------     --------------
Cash                                               $16,194              $5,545
Investments and mortgage backed securities             985                 456
Loans receivable, net                               68,040              68,976
Office properties and equipment, net                 1,332               1,377
Real estate:
     Held for development and sale                     680                 824
     In settlement in loans                            219                  -
Federal Home Loan Bank stock                           498                 420
Accrued interest receivable                            502                 531
Other assets                                           419                 543
                                                   ---------          ----------
     Total Assets                                  $88,869             $78,672
                                                   =========          ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY

    LIABILITIES
Deposit accounts                                   $81,684             $72,821
Notes payable                                        2,044                 614
Income taxes payable                                   185                 185
Other liabilities                                       46                 202
                                                   ---------          ----------
     Total liabilities                              83,959              73,822
                                                   =========          ==========


    STOCKHOLDERS EQUITY
Preferred stock
Common stock $.01 par value; authorized 15,000,000
     shares outstanding, 190,365 and 189,615 shares,
     respectively                                        2                   2
Additional paid in capital                           1,393               1,387
Retained earnings                                    3,512               3,457
Unrealized holding gain on securities held for
     sale                                                3                   4
                                                   ---------          ----------
     Total stockholders' equity                      4,910               4,850
                                                   ---------          ----------
     Total liabilities and stockholders' equity    $88,869             $78,672
                                                   =========          ==========


See accompanying notes to financial statements

                         Poinsett Financial Corporation
                       Consolidated Statements of Income


                                                Three Months     Three Months   Six Months     Six Months
                                                    Ended            Ended        Ended          Ended
                                                  March 31,         March 31,     March 31,     March 31,
                                                     1998              1997         1998          1997
                                                -------------     ------------  ------------    -----------
INTEREST INCOME
     Interest and fees on loans                    $1,532           $1,328         $3,083          $2,582
     Interest and dividends on investments            110               56            172             138
                                                -------------     ------------  ------------    -----------
          Total interest income                     1,642            1,384          3,255           2,720
                                                -------------     ------------  ------------    -----------
INTEREST EXPENSE
     Interest on deposit accounts                     903              699          1,776           1,383
     Interest on advance from the FHLB                 12               42             -               80
                                                -------------     ------------  ------------    -----------
          Total interest expense                      915              741          1,776           1,463
                                                -------------     ------------  ------------    -----------
     Net interest income                              727              643          1,479           1,257

PROVISION FOR LOAN LOSSES                             326               42            335              69
                                                -------------     ------------  ------------    -----------
NET INTEREST INCOME AFTER PROVISION                   401              601          1,144           1,188
                                                -------------     ------------  ------------    -----------

NONINTEREST INCOME
     Fees for services to customers                   228               56            454             138
     Insurance commissions and services                49               62            101              99
     Net gain on sale of real estate held for
        development                                    -               (7)             12              -
     Gain on sale of securities held for sale          -                -              -               24
     Other income                                       7               30             56              52
                                                -------------     ------------  ------------    -----------
        Total noninterest income                      284              141            623             313
                                                -------------     ------------  ------------    -----------

NONINTEREST EXPENSE
     Salaries and employee benefits                   437              273            846             582
     Occupancy and equipment expense                  117              141            289             248
     Federal insurance premiums                        24               12             39              15
     Advertising, office and administrative
         expenses                                     152              135            301             242
     Other expenses                                    98               84            203             153
                                                -------------     ------------  ------------    -----------
          Total noninterest expense                   828              645          1,678           1,241
                                                -------------     ------------  ------------    -----------

          Income before income taxes                 (143)              97             89             261

INCOME TAX EXPENSE                                    (45)              40             34             102
                                                -------------     ------------  ------------    -----------
NET INCOME                                          $ (98)             $57            $55            $159
                                                =============     ============  ============    ===========
NET INCOME PER COMMON SHARE                        $(0.52)           $0.30          $0.29           $0.85
                                                =============     ============  ============    ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING     189,615          187,115        189,615         189,615
                                                =============     ============  ============    ===========


                         Poinsett Financial Corporation
                  Statement of Changes of Stockholders' Equity


                                                      Additional                     Total
                                           Common      Paid-In       Retained    Stockholders'
                                            Stock      Capital       Earnings       Equity
                                         -----------   ----------    ---------    -----------
Balance at September 30, 1996               $     2     $   1,360     $  3,120     $  4,482

Net income                                                                 159          159

Exercise of stock options                                      27                        27
                                          -----------   ----------    ---------    -----------

Balance at March 31, 1997                   $     2      $  1,387     $  3,279     $  4,668

Balance at September 30, 1997               $     2      $  1,387     $  3,457     $  4,846

Net income                                                                  55           55

Exercise of stock options                                       6                         6
                                           -----------   ----------    ---------    -----------
Balance at March 31, 1998                   $      2      $ 1,393      $ 3,512     $  4,907

                         POINSETT FINANCIAL CORPORATION



Statements of Cash Flows
Unaudited

For the six months ended March 31, 1998 and September 30, 1997
(Dollars in Thousands)

                                                                Six Months Ended
                                                              March 31,       March 31,
                                                                1998            1997
                                                            -----------      ----------

Cash flows from operating activities:
     Net income (loss)                                            55              159
     Adjustments to reconcile net income (loss) to net cash
          provided by (used for) operating activities
          Provision for loan losses                              335               69
          Loss on sale of office properties and equipment
          Net (gain) loss on sale of real estate held for
               development and sale                              (12)              -
          Gain on sale of securities available for sale            -              (24)
          Deferred income taxes                                    -               -
          Depreciation                                            54               48
          (Increase) decrease in accrued interest receivable      29              (90)
          (Increase) decrease in other assets                    124              (55)
          Increase (decrease) in income taxes payable - current    -              140
          Decrease in other liabilities                         (156)            (363)
                                                               --------        ---------
               Net cash provided by (used for) operating
                    activities                                   429             (118)
                                                               --------        ---------
     Cash flows from investing activities
          Net increase (decrease) in loans                       601           (7,537)
          Proceeds from the sale of securities available for
               sale                                               -             2,468
          Proceeds from the maturity of securities available
               for sale                                           -               694
          Proceeds from the maturity of securities held to
               maturity                                           -               500
          Purchase of securities available for sale             (529)          (1,300)
          Purchase of Federal Home Loan Bank stock               (78)              -
          Proceeds from the sale of real estate                  156              490
          Disbursements for real estate purchases and
               construction                                     (219)
          Proceeds from the sale of office properties and
               equipment
          Proceeds of office properties and equipment
          Purchase of office properties and equipment            (10)            (274)
                                                               --------        ---------
          Net cash used for investing activities                 (79)          (4,959)
                                                               --------        ---------

     Cash flows from financing activities
          Increase in deposit accounts                         8,863            4,893
          Repayment of notes payable                             (70)             169
          Proceeds from note payable                           1,500               -
          Dividends on common stock                               -                -
          Exercised stock options                                  6               27
                                                              --------         ---------
               Net cash provided by financing activities      10,299            5,089
                                                              --------         ---------
               Net increase in cash and cash equivalents      10,649               12
          Cash and cash equivalents, beginning period          5,545            3,430
                                                              --------         ---------
          Cash and cash equivalents, end of period            16,194            3,442
                                                              ========         =========
          Cash paid for
               Interest                                        1,785            1,444
                                                              ========         =========
               Income taxes                                       35               96
                                                              ========         =========

                         POINSETT FINANCIAL CORPORATION

                     NOTES TO INTERIM FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

   A summary of Poinsett Financinal Corporation's significant accounting policies is included in the 1997 Annual Report to Shareholders.

2. Management's Opinion

   In the opinion of management, the accompanying interim financial statements reflect all normal recurring adjustments which are necessary for a fair presentation of a financial position of Poinsett Financial Corporation at March 31, 1998, and the results of their operations and their cash flows for the six months ended March 31, 1998 and 1997.

                                                                ANNEX A




                            REORGANIZATION AGREEMENT





                                 BY AND BETWEEN




                           CAROLINA FIRST CORPORATION


                                       AND

                         POINSETT FINANCIAL CORPORATION
















                           DATED AS OF JUNE 26, 1998

                                TABLE OF CONTENTS

SECTION I.  DEFINITIONS.........................................................6
                  1.1.  Articles of Merger......................................6
                  1.2.  Benefit Plans...........................................6
                  1.3.  CERCLA .................................................6
                  1.4.  CFC ....................................................6
                  1.5.  CFC Benefit Plans.......................................6
                  1.6.  CFC Common Stock........................................6
                  1.8.  Code ...................................................6
                  1.9.  Confidential Information................................6
                  1.10. Derivative Contract.....................................6
                  1.11. ERISA...................................................6
                  1.12. Effective Time..........................................6
                  1.13. Exchange Act............................................7
                  1.14. Fair Market Value.......................................7
                  1.15. FDIC....................................................7
                  1.16. Federal Reserve Board...................................7
                  1.17. Federal Reserve.........................................7
                  1.18. GAAP....................................................7
                  1.19. IRS.....................................................7
                  1.20. Knowledge...............................................7
                  1.21. Lien....................................................7
                  1.22. Material Adverse Event; Material Adverse Effect.........7
                  1.23. Merger..................................................7
                  1.24. OTS.....................................................7
                  1.25. PBGC....................................................7
                  1.26. Person..................................................7
                  1.27. PFC.....................................................7
                  1.28. PFC Benefit Plans.......................................7
                  1.29. PFC Common Stock........................................7
                  1.30. PFC Shareholder Approval................................8
                  1.31. PFC Shareholders' Meeting...............................8
                  1.32. Plan of Merger..........................................8
                  1.33. Poinsett Bank...........................................8
                  1.34. Proxy Statement.........................................8
                  1.35. Registration Statement..................................8
                  1.36. Regulations.............................................8
                  1.37. Regulatory Approvals....................................8
                  1.38. Regulatory Authority....................................8
                  1.39. Reorganization Agreement................................8
                  1.40. Rights..................................................8
                  1.41. SEC.....................................................8
                  1.42. Securities Act..........................................8
                  1.43. State Board.............................................8

SECTION II.  THE MERGER.........................................................8
                  2.1.  The Merger..............................................8
                  2.2.  The Closing.............................................8
                  2.3.  Consideration for the Merger............................8
                  2.4.  PFC Shareholder Approval; Registration Statement........9
                  2.5.  Cooperation; Regulatory Filings.........................9
                  2.6.  Tax Treatment...........................................9

                                       2

SECTION III.  REPRESENTATIONS AND WARRANTIES OF PFC.............................9
                  3.1.  Organization, Good Standing and Conduct of Business.....9
                  3.2.  Subsidiaries...........................................10
                  3.3.  Corporate Authority....................................10
                  3.4.  Binding Effect.........................................10
                  3.5.  Capitalization of PFC..................................10
                  3.6.  Compliance with Laws; Absence of Defaults..............10
                  3.7.  Non-Contravention and Defaults; No Liens...............11
                  3.8.  Necessary Approvals....................................11
                  3.9.  Financial Statements...................................11
                  3.10. Tax Returns............................................11
                  3.11. Undisclosed Liabilities................................12
                  3.12. Properties, Encumbrances...............................12
                  3.13. Litigation ............................................12
                  3.14. Reports................................................12
                  3.15. Brokers................................................12
                  3.16. Expenditures...........................................12
                  3.17. Insurance..............................................12
                  3.18. Contracts and Commitments..............................13
                  3.19. Employee Benefit Plans and Contracts...................13
                  3.20. Allowance for Loan Losses..............................14
                  3.21. Environmental Matters..................................14
                  3.22. PFC Information........................................15
                  3.23. Asset Classification...................................15
                  3.24. Derivatives Contracts, Etc.............................15
                  3.25. Labor Matters..........................................15
                  3.26. Ownership of CFC Common Stock..........................15
                  3.27. Resale of CFC Common Stock.............................15

SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC.............................15
                  4.1.  Organization, Good Standing and Conduct of Business....15
                  4.2.  Subsidiaries...........................................16
                  4.3.  Corporate Authority....................................16
                  4.4.  Binding Effect.........................................16
                  4.5.  Capitalization of CFC..................................16
                  4.6.  Compliance with Laws; Absence of Defaults..............16
                  4.7.  Non-Contravention and Defaults; No Liens...............17
                  4.8.  Necessary Approvals....................................17
                  4.9.  Financial Statements...................................17
                  4.10. Undisclosed Liabilities................................17
                  4.11. Litigation.............................................17
                  4.12. CFC Information........................................18
                  4.13. Securities Reports.....................................18
                  4.14. Ownership of PFC Common Stock..........................18
                  4.15. Due Diligence..........................................18

SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING...............................18
                  5.1.  Conduct of PFC Pending Closing.........................18
                  5.2.  Conduct of CFC Pending Closing.........................19

SECTION VI.  COVENANTS OF THE PARTIES..........................................19
                  6.1.  Access to Properties and Records.......................20

                                       3

                  6.2.  Confidentiality........................................20
                  6.3.  Cooperation............................................20
                  6.4.  Affiliates' Letters....................................20
                  6.5.  Listing of CFC Common Stock............................20
                  6.6.  Tax Treatment..........................................20
                  6.7.  Expenses...............................................20
                  6.8.  Material Events........................................20
                  6.9. Acquisition Proposals...................................21
                  6.10. Public Announcements...................................21
                  6.11. Updating of Schedules..................................21
                  6.12. Certain Policies of PFC................................21
                  6.13. Employment Matters.....................................21
                  6.14. Prohibited Actions.....................................22

SECTION VII.   CONDITIONS TO CFC'S OBLIGATION TO CLOSE.........................22
                  7.1.  Performance of Acts and Representations by PFC.........22
                  7.2.  Opinion of Counsel for PFC.............................22
                  7.3.  Conduct of Business....................................23
                  7.4.  Consents...............................................23
                  7.5.  Certificate............................................23
                  7.6.  PFC Shareholder Approval...............................23
                  7.7.  IRS Ruling.............................................23
                  7.8.  Securities Laws........................................23
                  7.9.  PFC Allowance..........................................23

SECTION VIII. CONDITIONS TO THE OBLIGATION OF PFC TO CLOSE.....................23
                  8.1.  Performance of Acts and Representations by CFC.........23
                  8.2.  Opinion of Counsel for CFC.............................24
                  8.3.  Conduct of Business....................................24
                  8.4.  Consents...............................................24
                  8.5.  Certificate............................................24
                  8.6.  Tax Opinion............................................24
                  8.7.  PFC Shareholder Approval...............................24
                  8.8.  Securities Laws........................................24

SECTION IX.   TERMINATION......................................................24
                  9.1.  Termination............................................25

SECTION X.   INDEMNIFICATION...................................................25
                  10.1.  Information for Application and Statements............25
                  10.2.  Indemnification of Officers and Directors.............25
                  10.3.  Insurance.............................................26
                  10.4.  Survival..............................................26

SECTION XI.   MISCELLANEOUS....................................................26
                  11.1.  Survival of Representations, Warranties and Covenants.26
                  11.2.  Entire Agreement......................................26
                  11.3.  Binding Agreement.....................................27
                  11.4.  Notices...............................................27
                  11.5.  Counterparts..........................................27
                  11.6.  Headings..............................................27
                  11.7.  Law Governing.........................................27
                  11.8.  Amendment.............................................27

                                       4

                  11.9.  Waiver................................................27

APPENDICES
Appendix A   Plan of Merger
Appendix B   Consulting Agreements

SCHEDULES
Schedule 3.5:     Capitalization Exceptions
Schedule 3.6:     Violations
Schedule 3.10:    Taxes
Schedule 3.11:    Material Liabilities or Obligations Not Disclosed in the PFC Financial Statements
Schedule 3.12:    Exceptions to No Liens
Schedule 3.13:    Litigation
Schedule 3.16:    Proposed Expenditures Exceeding $50,000
Schedule 3.17:    Insurance
Schedule 3.18:    Contracts or Other Commitments of PFC; Other Material Contracts or Commitments
Schedule 3.19:    PFC Employee Benefit Plans
Schedule 3.23:    Classified Assets
Schedule 3.24:    Derivatives Contracts, Etc.
Schedule 4.4:     Exceptions to CFC Capitalization Representations
Schedule 4.5:     Violations
Schedule 4.10:    Undisclosed Liabilities
Schedule 4.11:    Litigation


                  This REORGANIZATION AGREEMENT is entered into as of this 26th day of June, 1998 between Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina and Poinsett Financial Corporation ("PFC"), a corporation organized and existing under the laws of the State of South Carolina.

                                    RECITALS

                  A. PFC is a South Carolina corporation headquartered in Travelers Rest, South Carolina, and a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA").
                  B. CFC is a South Carolina corporation headquartered in Greenville, South Carolina, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").
                  C. The parties hereto desire that PFC be merged with and into CFC, all as more particularly set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, CFC and PFC hereby agree as follows:

                             SECTION I. DEFINITIONS

                  1.1. Articles of Merger. The Articles of Merger to be executed by CFC and PFC in a form appropriate for filing with the Secretary of State of South Carolina, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.
                  1.2 Benefit Plans. All employee benefit plans within the meaning of Section 3(3) of ERISA and any related or separate contracts, plans, trusts, annuities, programs, policies, arrangements, practices, customs or understandings that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee.
                  1.3. CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq.
                  1.4. CFC. Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina. Where the context permits, CFC shall include all subsidiaries.
                  1.5. CFC Benefit Plans. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by CFC or under which CFC may be obligated.
                  1.6. CFC Common Stock. The common stock, par value $1.00 per share, of CFC.
                  1.7. Closing; Closing Date. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Section 2.2 hereof.
                  1.8 Code. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.
                  1.9 Confidential Information. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof as a result of the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.
                  1.10. Derivative Contract. Any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on a balance sheet which is a derivative contract (including various combinations thereof).
                  1.11. ERISA. The Employee Retirement Income Security Act of 1974, as amended.
                  1.12. Effective Time. The date and time which the Merger becomes effective as set forth in the Articles of Merger. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify PFC in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
                  1.13. Exchange Act. The Securities Exchange Act of 1934, as amended.
                  1.14. Fair Market Value. The average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the twenty days in which CFC Common Stock was traded immediately prior to the Closing Date.
                  1.15. FDIC.The Federal Deposit Insurance Corporation.
                  1.16. Federal Reserve Board. The Board of Governors of the Federal Reserve System, or any successor thereto.
                  1.17. Federal Reserve. The Federal Reserve Bank of Richmond acting under delegated authority from the Federal Reserve Board, or any successor thereto.
                  1.18. GAAP. Generally accepted accounting principles consistently applied.
                  1.19. IRS. The Internal Revenue Service.
                  1.20. Knowledge. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other executive officers and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent verification or confirmation by members of senior management or board of directors of the entity making the representation or warranty from other Persons).
                 1.21. Lien. Any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.
                 1.22 Material Adverse Event; Material Adverse Effect. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially prevent such party's, or any affiliated party's, ability to perform its obligations under this Reorganization Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in banking, tax and similar laws or regulations of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, (C) any action or omission of PFC or CFC or a subsidiary thereof taken with the prior written consent of CFC or PFC, as applicable, in contemplation of the transaction contemplated herein, (D) the actions contemplated by Section 6.13, and (E) any changes in general economic conditions affecting financial institutions generally, including but not limited to changes in interest rates.
                 1.23. Merger. The Merger of PFC with and into CFC.
                 1.24. OTS. The Office of Thrift Supervision.
                 1.25. PBGC. The Pension Benefit Guaranty Corporation.
                 1.26. Person. An individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.
                 1.27. PFC. Poinsett Financial Corporation, a corporation organized and existing under the laws of the State of South Carolina. Where the context permits, PFC shall include Poinsett Bank and any other subsidiaries.
                 1.28. PFC Benefit Plans. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by PFC or Poinsett Bank or under which PFC or Poinsett Bank may be obligated.
                 1.29. PFC Common Stock. The common stock, par value $0.01 per share, of PFC.

                 1.30. PFC Shareholder Approval. This term shall mean the requisite approval of the Merger by the shareholders of PFC at the PFC Shareholders' Meeting, all in accordance with this Reorganization Agreement and the Plan of Merger.
                 1.31. PFC Shareholders' Meeting. The meeting of PFC shareholders at which the Merger will be voted upon.
                 1.32. Plan of Merger. The Plan of Merger attached to this Reorganization Agreement as Appendix A.
                 1.33. Poinsett Bank. Poinsett Bank, a federal savings bank, which was organized and is existing under the laws of the United States of America.
                 1.34. Proxy Statement. The proxy statement/prospectus included in the Registration Statement which shall be furnished to the PFC shareholders in connection with the PFC Shareholders' Meeting and the matters contemplated hereby.
                 1.35. Registration Statement. The Registration Statement on Form S-4 to be filed with the SEC registering the issuance of the CFC Common Stock to be issued to the PFC shareholders in connection with the Merger.
                 1.36. Regulations. The regulations issued by the IRS under the Code.
                 1.37. Regulatory Approvals. The order of the Federal Reserve Board (or, if applicable, of the Federal Reserve acting under delegated authority) approving the Merger and the required order, approval, or exemption of the FDIC, the OTS, the State Board, or any other Regulatory Authority approving the Merger.
                 1.38. Regulatory Authority. Any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the OTS, the FDIC, and the Federal Reserve Board) and any other federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities, and any and all other agencies or departments of federal, state or local government, including without limitation the SEC.
                 1.39. Reorganization. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.
                 1.40. Rights. Rights shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and in place of, any of its capital stock or ownership interests therein.
                 1.41. SEC. The Securities and Exchange Commission.
                 1.42. Securities Act. The Securities Act of 1933, as amended.
                 1.43. State Board.The South Carolina State Board of Financial Institutions.


                             SECTION II. THE MERGER

                  2.1. The Merger. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, PFC shall merge with and into CFC (the "Merger"), the separate existence of PFC shall cease, and CFC shall survive and the name of the surviving Corporation shall be "Carolina First Corporation." The parties agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger.
                  2.2 The Closing. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by March 31, 1999, either party hereto shall have the right to terminate this Reorganization Agreement.
                  2.3. Consideration for the Merger. The manner of converting the shares of PFC into shares of CFC shall be as set forth in the Plan of Merger.

                  2.4. PFC Shareholder Approval; Registration Statement. PFC shall call the PFC Shareholders' Meeting in accordance with the applicable provisions of South Carolina law and its Articles of Incorporation and Bylaws for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The PFC Shareholders' Meeting shall be held as soon as practicable. The board of directors of PFC shall recommend to its shareholders and (subject to compliance with their legal and fiduciary duties, as advised by counsel) use its best efforts to obtain the approval of this Reorganization Agreement and the Merger. CFC shall file the Registration Statement with the SEC as soon as practical and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. CFC shall also take any reasonable action required to be taken under the blue sky laws in connection with the issuance of CFC Common Stock in the Merger. CFC and PFC shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to the PFC shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement, with due consideration given to the anticipated length of time that will be required to obtain the Regulatory Approvals. PFC shall mail, at its expense, the Proxy Statement to its shareholders.
                  2.5. Cooperation; Regulatory Filings. Subject to the terms and conditions of this Reorganization Agreement, CFC and PFC shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by CFC and PFC, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the Federal Reserve, the OTS, the appropriate Regulatory Authorities of South Carolina, the shareholders of PFC, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining the approvals of the other parties. CFC shall be responsible for all filings fees associated with the Regulatory Approvals.
                  2.6. Tax Treatment. CFC and PFC intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.
                  2.7. Reservation Of Right To Revise Transaction. CFC may at any time change the method of effecting the acquisition of PFC (including without limitation the provisions of this Section II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall
(i) alter the type of consideration to be issued to the holders of PFC Common Stock as provided for in this Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to PFC's stockholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the Regulatory Approvals, or (v) materially delay the Closing.


               SECTION III. REPRESENTATIONS AND WARRANTIES OF PFC

                  PFC hereby represents and warrants to CFC the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section III shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by CFC, such breach or inaccuracy must have a Material Adverse Effect.
                  3.1. Organization. PFC is a corporation, duly organized, validly existing and in good standing under the laws of the state of South Carolina, is duly registered as a savings and loan holding company under the HOLA, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by PFC makes such license or qualification necessary. Poinsett Bank is the sole direct subsidiary of PFC. Poinsett Bank is a savings bank, duly organized, validly existing and in good standing under the laws of the United States of America, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of its business makes such license or qualification necessary. Poinsett Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. The deposits of Poinsett Bank are insured by the Savings Association Insurance Fund of the FDIC. Poinsett Bank is a member of the Federal Home Loan Bank of Atlanta (the "FHL Bank").
                   3.2 Subsidiaries. Other than Poinsett Bank, PFC neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly. PFC is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of Poinsett Bank. There are no contracts, commitments, understandings or arrangements by which PFC is or may be bound to sell or otherwise issue any shares of Poinsett Bank's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of PFC to vote or to dispose of such shares. All of the shares of capital stock of Poinsett Bank are fully paid and nonassessable and are owned by PFC free and clear of any liens. Poinsett Bank does not own or control five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.
                  3.3 Corporate Authority. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of PFC. Other than PFC Shareholder Approval, no further corporate acts or proceedings on the part of PFC are required or necessary to authorize this Reorganization Agreement or the Merger.
                  3.4. Binding Effect. Subject to receipt of PFC Shareholder Approval and the Regulatory Approvals, when executed, this Reorganization Agreement will constitute valid and legally binding obligation of PFC, enforceable against PFC in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by PFC in accordance with the provisions hereof, shall be duly authorized, executed and delivered by PFC and enforceable against PFC in accordance with its terms, subject to the exceptions in the previous sentence.
                  3.5. Capitalization of PFC. The authorized capital stock of PFC consists solely of (i) 15,000,000 authorized shares of common stock ($0.01 par value), of which 190,365 shares are issued and outstanding as of the date hereof, and 5,000,000 authorized shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of PFC are validly issued and fully paid and nonassessable. Except as set forth on Schedule 3.5, there are no outstanding Rights to purchase shares of any class of capital stock of PFC, or outstanding agreements pursuant to which PFC is or may become obligated to issue any shares of its capital stock. None of the shares of the PFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in PFC's Articles of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws.
                  3.6. Compliance with Laws; Absence of Defaults. (a) PFC is not in default under, or in violation of, any provision of its Articles of Incorporation. Poinsett Bank is not in default under, or in violation of, any provision of its Federal Stock Charter or Bylaws. PFC is not in default under, or in material violation of, any agreement material to the operations of PFC and Poinsett Bank taken as a whole.
                  (b) Except as disclosed in Schedule 3.6, PFC is not in violation of any applicable law, rule or regulation. PFC has not received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that PFC is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of PFC, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require PFC, or indicating that PFC may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of PFC, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of PFC (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

     (c) PFC: (i) is not required to give prior notice to any federal banking agency regulating thrift institutions of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive; (ii) is "well capitalized" as defined in 12 CFR 564.4 and is not in "troubled condition" as defined in 12 CFR 574.9; and (iii) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations.

                  3.7. Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which PFC is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of PFC, or (iv) violate any provisions of PFC's or Poinsett Bank's Articles of Incorporation, Federal Stock Charter or Bylaws. To the best of PFC's knowledge, no other party to any material agreement to which PFC is a party is in default thereunder or in breach of any provision thereof. To the best of PFC's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
                  3.8. Necessary Approvals. PFC has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets except where the failure to obtain such certificates, licenses, permits or registrations would not have a Material Adverse Effect. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of PFC in connection with the execution and delivery of this Reorganization Agreement or the consummation by PFC of the transactions contemplated hereby. Except for the Regulatory Approvals, PFC is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of PFC as a result of this Reorganization Agreement.
                  3.9. Financial Statements. The audited financial statements of PFC at and for each of the fiscal years ended September 30, 1995, 1996 and 1997, and the unaudited quarterly statements subsequent to September 30, 1997 (the "PFC Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of PFC at the dates indicated and the results of its operations for each of the periods indicated, except with respect to the unaudited statements, normal year end adjustments. The financial books and records of PFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of PFC.
                  3.10. Tax Returns. PFC files its income tax returns and maintains its tax books and records on the basis of a taxable year ending September 30. PFC has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by PFC) through the date hereof, and PFC has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. PFC is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. PFC does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Except as set forth on Schedule 3.10, PFC does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of PFC which, if determined adversely, would result in the assertion of any deficiency.
                  3.11. Undisclosed Liabilities. Except for the liabilities which are disclosed in the PFC Financial Statements or as set forth on Schedule 3.11, PFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since September 30, 1997, there has been no (i) Material Adverse Event with respect to PFC, or (ii) any incurrence by or subjection of PFC to any obligation or liability (whether fixed, accrued or contingent) or commitment material to PFC not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the PFC Financial Statements at and for the periods subsequent to September 30, 1997.
                  3.12. Properties, Encumbrances. PFC has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on
Schedule 3.12. Set forth on Schedule 3.12 are all business locations of PFC, including whether such locations are owned or leased and a statement of when such locations were first occupied by PFC. All buildings and all fixtures, equipment, and other property and assets which are material to their business and are held under leases or subleases by PFC are held under valid leases or subleases enforceable in accordance with their respective terms.
                  3.13. Litigation. Except as shown on Schedule 3.13, there are no claims, actions, suits or proceedings pending or threatened against PFC, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and PFC knows of no basis for any of the foregoing. There is no order, writ, memorandum, agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency naming PFC specifically or to which PFC is subject.
                  3.14. Reports. Within the last two (2) years PFC has duly made all reports and filings required to be made pursuant to applicable law.
                  3.15. Brokers. Except as provided in its contract with Capital Resources Group, Inc. (a copy of which has been provided to CFC), PFC has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.
                  3.16. Expenditures. Schedule 3.16 sets forth any single expenditure of $50,000 or more proposed to be made by PFC after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, PFC will advise CFC of any changes to
Schedule 3.16 reflecting additions or deletions thereto since the date hereof.
                  3.17. Insurance. Attached hereto as Schedule 3.17 are the policies of fire, liability, life and other types of insurance held by PFC, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. PFC management believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of PFC taking into account the availability and cost of such coverage. There is no reason known to PFC that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.

                  3.18. Contracts and Commitments. (a) Schedule 3.18 attached hereto sets forth each contract or other commitment of PFC which requires an aggregate payment by PFC after the date hereof of more than $50,000, and any other contract or commitment that in the opinion of PFC management could materially adversely affect the business of PFC. Except for the contracts and commitments described in this Reorganization Agreement or as set forth on
Schedule 3.18, PFC is not party to or subject to:
                        1. Any contracts or commitments  which are
                  material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;
                        2. Any employment  contract or arrangement,
                  whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;
                        3. Any plan or contract or other
                  arrangement, oral or written, providing for insurance for any officer or employee or member of their families;
                        4. Any plan or contract or other
                  arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;
                        5. Any contract or agreement with any labor
                  union;
                        6. Any contract or agreement with customers
                  for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
                        7. Any instrument or arrangement  evidencing
                  or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;
                        8. Any joint venture contract or arrangement
                  or any other agreement involving a sharing of profits;
                        9. Any license agreement in which PFC is the
                  licensor or licensee;
                       10. Any material contract or agreement, not
                  of the type covered by any of the other items of this Section 3.18, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to PFC, or any successors or assigns prior to 30 days from the date hereof.

                  3.19. Employee Benefit Plans And Contracts.
                  (a) Schedule 3.19 contains a complete list of all PFC Benefit Plans. PFC has delivered to CFC (i) accurate and complete copies of all PFC Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten PFC Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all PFC Benefit Plans for which financial statements or actuarial reports are required or have been prepared,
(iv) accurate and complete copies of all annual reports for all PFC Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any PFC Benefit Plan maintained or intended to be maintained under
Section 401(a) of the Code. Any PFC Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the PFC Benefit Plan on Schedule 3.19.
                  (b) All PFC Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all PFC Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the PFC Benefit Plans that could subject PFC to any material penalty or tax imposed under the Code or ERISA.
                  (c) Except as set forth on Schedule 3.19, any PFC Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. To the best knowledge of PFC, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any PFC Benefit Plan.
                  (d) PFC has adequately reserved for all liabilities accrued prior to the Effective Time under PFC's and Poinsett Bank nonqualified retirement or deferred compensation plans.
                  (e) Except as set forth on Schedule 3.19, neither PFC nor Poinsett Bank has any current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither PFC nor Poinsett Bank has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the PFC Benefit Plans.
                  (f) There are no pending or threatened claims by or on behalf of any PFC Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any PFC Benefit Plans, alleging any breach of fiduciary duty on the part of PFC or any of such party's officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The PFC Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. PFC has made all required contributions under the PFC Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any PFC Benefit Plan that is subject to the funding requirements of Section 412 of the Code.
                  (g) Neither PFC nor Poinsett Bank maintains any defined benefit plan, and neither has incurred, or has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No PFC Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any PFC Benefit Plan has been instituted or threatened.
                  (h) With respect to any PFC Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any PFC Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Standards Board No. 106.
                  (i) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.

                  3.20. Allowance for Loan Losses. The allowance for loan losses (the "PFC Allowance") shown on the consolidated statements of financial condition of PFC as of March 31, 1998, has been determined, in the opinion of management of PFC, in accordance with GAAP, to be adequate to provide for losses relating to or inherent in the loan portfolio of PFC.

                  3.21. Environmental Matters. PFC is in material compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Neither PFC nor Poinsett Bank has, nor to the best of PFC's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by PFC (including, without limitation, the buildings or structures thereon) (the "Real Property"). Neither PFC nor Poinsett Bank has, nor to the best of PFC's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Neither PFC nor Poinsett Bank has, nor to the best of PFC's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. PFC has provided CFC with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to PFC.
                  3.22. PFC Information. The written information with respect to PFC and its officers, directors, and affiliates which shall have been supplied by PFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting PFC Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of PFC or on the date of the PFC Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
                   3.23. Asset Classification. Set forth on Schedule 3.23 is a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of PFC that have been classified by it as of March 31, 1998 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of March 31, 1998 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by PFC prior to March 31, 1998.
                   3.24. Derivatives. PFC is not a party to nor has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (i) are referred to as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives", or (ii) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth on
Schedule 3.24, including a list, as applicable, of any PFC assets pledged as security for each such instrument.
                  3.25. Labor Matters. No material work stoppage involving PFC is pending or, to the best knowledge of PFC, threatened. PFC is not involved in, or, to the best of PFC's knowledge, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of PFC are not represented by any labor union, and, to the best of PFC's knowledge, no labor union is attempting to organize employees of PFC.
                  3.26. Ownership of CFC Common Stock. No shares of CFC Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by PFC.
                  3.27. Resale of CFC Common Stock. PFC knows of no present plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of CFC Common Stock to be received by such shareholders in connection with the Merger which would reduce said shareholders' holdings of CFC Common Stock to a number of shares having, in the aggregate, a value of less than 50% of the value of PFC Common Stock outstanding as of the Effective Time. For purposes of this representation, shares of PFC Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Merger, will be considered as shares received by shareholders of PFC and then disposed of by shareholders of PFC.


               SECTION IV. REPRESENTATIONS AND WARRANTIES BY CFC

                  CFC hereby represents and warrants to PFC the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by PFC, such breach or inaccuracy must have a Material Adverse Effect.
                  4.1. Organization. Good Standing and Conduct of Business. CFC is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, is duly registered as a bank holding company under the BHCA, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC makes such license or qualification necessary.
                    4.2. Subsidiaries. (a) Other than Carolina First Bank ("CFB"), Carolina First Mortgage Company and Blue Ridge Finance Company, Inc., Carolina First Securities, Inc. and CF Investment Company (collectively, the "Subsidiaries") or except as provided below, CFC neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. CFC is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of the Subsidiaries. There are no contracts, commitments, understandings or arrangements by which CFC is or may be bound to sell or otherwise issue any shares of the Subsidiaries' capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of CFC to vote or to dispose of such shares. All of the shares of capital stock of the Subsidiaries are fully paid and nonassessable and are owned by CFC free and clear of any Liens. CFC has the right to acquire in excess of 15% of the common stock of Affinity Technology Group, Inc., a Delaware corporation headquartered in Columbia, South Carolina, Net.B@nk, Inc., a Georgia corporation and savings and loan holding company headquartered in Atlanta, Georgia., and ITS, Inc., a South Carolina corporation headquartered in Greenville, South Carolina.
                  4.3. Corporate Authority. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of CFC. No further corporate acts or proceedings on the part of CFC are required or necessary to authorize this Reorganization Agreement or the Merger.
                  4.4. Binding Effect. Subject to receipt of the Regulatory Approvals, when executed, this Reorganization Agreement will constitute valid and legally binding obligation of CFC, enforceable against CFC in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by CFC in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and enforceable against CFC in accordance with its terms, subject to the exceptions in the previous sentence.
                  4.5. Capitalization of CFC. The authorized capital stock of CFC consists solely of (i) 100,000,000 authorized shares of common stock ($1.00 par value), 18,119,186 shares of which were issued and outstanding as of June 15, 1998 and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of CFC are validly issued and fully paid and nonassessable. Except for (i) stock or options to purchase shares of CFC Common Stock granted under director or employee benefit plans or stock issued by CFC to its Employee Stock Ownership Plan, (ii) shares which may be issued pursuant to CFC's Shareholders' Rights Plan entered into as of November 9, 1993 between CFC and CFB, as amended and restated (the "Rights Plan"), (iii) existing dividend reinvestment plans, (iv) shares which may be issued in connection with acquisitions of other financial institutions or assets, or (v) as otherwise set forth on Schedule 4.5, there are no outstanding Rights or any outstanding securities or other instruments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock, and no shares of CFC common stock were issued between June 15, 1998 and the date hereof except pursuant to clauses (i) through (v) of this sentence. None of the shares of the CFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in CFC's Articles of Incorporation or Bylaws or the Rights Plan and except for restrictions on account of applicable federal or state securities laws. The Common Stock to be issued in connection with this Reorganization Agreement and the Merger will, when issued, (i) be validly issued, fully paid and nonassessable, (ii) have been issued pursuant to an effective registration statement and (iii) have been properly registered for trading on the Nasdaq National Market.
                  4.6. Compliance with Laws; Absence of Defaults. CFC is not in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. CFC is not in default under, or in violation of, any agreement to which CFC is a party. Except as disclosed on Schedule 4.6, CFC is not in violation of any applicable law, rule or regulation. CFC has not received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that CFC is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of CFC, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require CFC, or indicating that CFC may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of CFC, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of CFC (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").
                  4.7. Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which CFC is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of CFC, or (iv) violate any provisions of CFC's Articles of Incorporation or Bylaws. To the best of CFC's knowledge, no other party to any material agreement to which CFC is a party is in default thereunder or in breach of any provision thereof. To the best of CFC's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
                  4.8. Necessary Approvals. CFC has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals (including the filing with the SEC of the Registration Statement and filings with blue sky authorities), no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of CFC in connection with the execution and delivery of this Reorganization Agreement or the consummation by CFC of the transactions contemplated hereby. Except for the Regulatory Approvals, CFC is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of CFC as a result of this Reorganization Agreement.
                  4.9. Financial Statements. The audited financial statements of CFC at and for each of the fiscal years ended December 31, 1995, 1996 and 1997, and the unaudited quarterly statements subsequent to December 31, 1997 (the "CFC Financial Statements") all of which have been provided to PFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of CFC at the dates indicated and the results of its operations for each of the periods indicated. The books and records of CFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.
                  4.10. Undisclosed Liabilities. Except for the liabilities which are disclosed in the CFC Financial Statements or as set forth on Schedule 4.10, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1997, there has been no (i) Material Adverse Event with respect to either CFC, or (ii) any incurrence by or subjection of CFC to any obligation or liability (whether fixed, accrued or contingent) or commitment material to CFC not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the CFC Financial Statements at and for the periods subsequent to December 31, 1997.
                  4.11. Litigation. Except as set forth on Schedule 4.11, there are no claims, actions, suits or proceedings pending or threatened against CFC, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and CFC knows of no basis for any of the foregoing. There is no order, writ, memorandum or agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency naming CFC or to which CFC is subject, except for (i) agreements between CFC and the Federal Reserve regarding CFC's ownership interest in Affinity Technology Group, Inc. and (ii) an agreement between CFC and the Federal Reserve regarding CFC's ownership interest in Net.B@nk, Inc.

                  4.12. CFC Information. The written information with respect to CFC and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting PFC Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of PFC or CFC or on the date of the PFC Shareholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
                  4.13. Securities. Within the last two (2) years, CFC has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.
                  4.14. Ownership of PFC Common Stock. No shares of PFC Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by CFC.
                  4.15. Due Diligence. All information provided by CFC in connection with the due diligence investigation by PFC was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which taken in the aggregate, represent a Material Adverse Event. CFC has not failed to provide or make available to PFC all material information regarding CFC.

                 SECTION V. CONDUCT OF BUSINESS PENDING CLOSING

                  5.1. Conduct of PFC Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, PFC covenants and agrees to the following (except to the extent that CFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
                       (a) PFC will carry on its business only in the ordinary
                  course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with PFC. PFC shall not purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights with respect to loans not originated by PFC without the written consent of CFC, which consent shall not be unreasonably withheld.
                       (b) Neither PFC nor Poinsett Bank will amend its Articles
                  of Incorporation, Federal Stock Charter or Bylaws as in effect on the date hereof, except as may be required by applicable law or regulation.
                       (c) PFC will not issue, grant, pledge or sell, or
                  authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares or Rights to acquire shares of Poinsett Bank; nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure.
                       (d) PFC will promptly advise CFC in writing of any change
                  in the business of PFC which is or may reasonably be expected to have a Material Adverse Effect.

                       (e) PFC will not take, agree to take, or knowingly permit
                  to be taken (except as may be required by applicable law or regulation) any action or do or knowingly permit to be done anything in the conduct of the business of PFC, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of PFC contained herein to be or become untrue in any material respect.
                       (f) Neither PFC nor Poinsett Bank will incur any
                  indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
                       (g) Except for expenses attendant to the Merger and
                  current contractual obligations, neither PFC nor Poinsett Bank will incur any expense in an amount in excess of $50,000 after the execution of this Reorganization Agreement without the prior written consent of CFC.
                       (h) Neither PFC nor Poinsett Bank will grant any
                  executive officers any increase in compensation (except in the ordinary course of business in accordance with past practice and only upon prior notice to CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.
                       (i) PFC will not acquire or agree to acquire a material
                  amount of assets, or merge or consolidate with, purchase substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.
                       (j) Except as may be directed by any Regulatory
                  Authority, as may be undertaken in the ordinary course of business in accordance with past practices, or as may be reasonably appropriate in view of changes in economic circumstances, neither PFC nor Poinsett Bank shall (1) change its lending, investment, liability management or other material banking or other policies in any material respect, or
                  (2) implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.
                       (k) PFC shall not impose, or permit or suffer the
                  imposition of any Liens on any shares of capital stock of
                  Poinsett Bank, or (except in the ordinary course of business) on any of its or Poinsett Bank's assets, other than Liens on such other assets that, individually or in the aggregate, are not material to the business, properties or operations of PFC.

                  5.2. Conduct of CFC Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that PFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.2 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
                       (a) CFC shall carry on its business in substantially the
                  same manner as heretofore conducted.
                       (b) CFC will not amend its Articles of Incorporation or
                  Bylaws as in effect on the date hereof in any manner that will adversely affect the PFC shareholders in any material respect.
                       (c) CFC will promptly advise PFC orally and in writing of
                  any change in its business which is or may reasonably be expected to be materially adverse to CFC.
                       (d) CFC will not take, agree to take, or knowingly permit
                  to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.


                      SECTION VI. COVENANTS OF THE PARTIES

                  6.1. Access to Properties and Records. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request.
                  6.2. Confidentiality. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, the status of the Merger. Each party shall coordinate with the other parties, any public statements regarding the Merger. These confidentiality provisions are in addition to (and do not supersede) those provisions set forth in that certain Evaluation and Confidentiality Agreement entered into between CFC and PFC on or about June 3, 1998 (the "Confidentiality Agreement"). The parties expressly acknowledge that the execution of this Reorganization Agreement does not terminate or alter the Confidentiality Agreement.
                  6.3. Cooperation. To the extent consistent with the other provisions hereof, each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Merger which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.
                   6.4. Affiliaties' Letters. PFC shall deliver to CFC a letter identifying all Persons who are, at the time the Merger is submitted to a vote of the shareholders of PFC, "affiliates" of PFC for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. PFC shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of PFC or any CFC Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.
                  6.5. Listing of CFC Common Stock. CFC shall cause the shares of CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. CFC shall give such notice to the Nasdaq Stock Market as may be required to permit the listing of the CFC Common Stock issued in connection with the Merger.
                  6.6. Tax Treatment. PFC and CFC shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, except to the extent such performance or failure would be prohibited by law or regulation.
                  6.7. Expenses. Except to the extent expressly provided otherwise herein, the parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with the Merger.
                  6.8. Material Events. At all times prior to the Closing Date, each party shall promptly notify the other party in writing of the occurrence of any event which will or may result in a breach of any covenant, representation or warranty in this Reorganization Agreement, or the failure to satisfy the conditions specified in Section VI or Section VII of this Reorganization Agreement or other material developments relevant to the consummation of the Merger, and shall use its reasonable best efforts to prevent or promptly to remedy the same.

                  6.9 Acquisition Proposals. In the case of PFC, without the prior written consent of CFC, it shall not solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets or deposits of, or a substantial equity interest in, PFC or any merger or other business combination with PFC; provided, however, that if PFC is not otherwise in violation of this
Section 6.10, the Board of Directors of PFC may furnish or cause to be furnished information and may participate in such discussions and negotiations if such Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable law. PFC shall instruct its officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with the foregoing; and it shall notify CFC immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, PFC.
                  6.10 Public Announcements. At all times until after the Closing Date, neither PFC nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of the Nasdaq Stock Market. The parties shall cooperate to prepare a joint press release with respect to the transaction contemplated herein.
                  6.11 Updating of Schedules. PFC and CFC shall, at the Effective Time, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Effective Time, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties of PFC or CFC contained herein or any right of PFC or CFC to terminate this Reorganization Agreement. PFC and CFC shall provide to each other drafts of such supplemental Schedules at least three
(3) business days prior to the Closing Date.

                  6.12 Certain Policies of PFC. PFC shall, consistent with GAAP and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its and Poinsett Bank's loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of CFC; provided, however, that PFC shall not be obligated to record any such accounting adjustments pursuant to this Section unless and until (i) PFC shall be reasonably satisfied that all the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time, and (ii) in no event until the day prior to the Closing Date. Notwithstanding any other provision hereof, until the Effective Time, the management of PFC and the authority to establish and implement its business policies shall continue to reside solely in PFC's officers and Board of Directors, and the election of PFC directors shall be solely the prerogative of PFC shareholders.
                  6.13 Employment Matters. (a) Prior to the Effective Time, Poinsett Bank shall terminate the Poinsett Bank Employee Stock Ownership Plan ("ESOP") by proper action of the Board of Directors of Poinsett Bank. At or as soon as administratively practicable after the Effective Time, the ESOP shall convert to cash a sufficient number of shares of Company Common Stock as may be received by the ESOP with respect to unallocated shares of PFC Common Stock held by the ESOP at the Effective Time to the repayment in full of the outstanding ESOP indebtedness to Perpetual Bank, a Federal Savings Bank. Any surplus of CFC Common Stock remaining after repayment of such indebtedness shall be allocated as investment earnings of the ESOP to the accounts of ESOP participants (and, if required, to the accounts of former participants or their beneficiaries) in proportion to their account balances at the Effective Time.
                  (b) CFC agrees that those former PFC employees who are employed by CFC or its subsidiaries immediately following the Closing Date: (i) will be eligible, on the same basis as current CFC employees, for all CFC Benefit Plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under CFC Benefit Plans for years of service with PFC as if such service had been with CFC or its subsidiaries.

                  (c) Prior to the Effective Time, Poinsett Bank shall terminate the Poinsett Bank 401(k) Profit Sharing Plan (the"401(k) Plan") by proper action of the Board of Directors of Poinsett Bank and, thereafter, distributions shall be made to participants in accordance with the requirements of ERISA and the Code.
                  (d) CFC acknowledges and agrees that, prior to the Effective Time, Poinsett Bank may transfer the life insurance policies identified in
Schedule 6.14(f) to the insureds in fully paid up form.
                  (e) CFC acknowledges and agrees that, following the Effective Time and for a period of 18 months, the advisory Board of Directors of Poinsett Bank's Rock Hill division shall be continued at their present level of compensation.
                  (f) At closing, CFC shall enter into a consulting agreements with James D. King, Jr. and James D. King in substantially the forms attached hereto as Exhibit B.
                  (g) CFC acknowledges that the transactions contemplated by this Agreement constitute a change in control for purposes of the employment agreements between Poinsett Bank and James D. King, James D. King, Jr., Edward
R. Blakemore and Louise P. Ellenburg (the "Officers"), respectively, and CFC further acknowledges that the Officers are entitled to receive the payments provided for in Section 12 of such employment agreements upon their termination of employment at or after the Effective Time.
                  6.14 Prohibited Actions. (a) Except as expressly provided in this Reorganization Agreement, as agreed to by CFC or as required by applicable law, rules or regulations (including the fiduciary duties of the PFC directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, PFC shall, and shall cause its subsidiaries to,
(i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on PFC.
                  (b) Except as expressly provided in this Reorganization Agreement, as agreed to by PFC or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, CFC shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on CFC.

              SECTION VII. CONDITIONS TO CFC'S OBLIGATION TO CLOSE

                  The obligation of CFC to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
                  7.1 Performance of Acts and Representations by PFC. Each of the acts and undertakings of PFC to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of PFC set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
                  7.2 opinion of Counsel for PFC. PFC shall have furnished CFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to CFC and its counsel, to the effect that, except as disclosed herein: (i) Each of PFC and Poinsett Bank is organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation (except that with respect to Poinsett Bank, counsel shall be entitled to state merely that it has no knowledge of any reason why Poinsett Bank is not duly organized); (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of PFC's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any agreement listed on Schedule 3.18 or any order, arbitration award, judgment or decree known to counsel to which PFC is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect, except as disclosed on schedules to the Reorganization Agreement, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which PFC is subject; (iii) all of the shares of Poinsett Bank common stock are validly authorized and issued, fully paid and non-assessable; (iv) PFC has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed;
(v) other than filings and registrations required under applicable law to be made by CFC, all filings and registrations with, and notifications to, all federal and state authorities required on the part of PFC for the consummation of the Merger have been made; (vi) PFC has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by each of PFC and constitutes a valid and legally binding obligation of PFC enforceable against PFC in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; and (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against PFC or Poinsett Bank which would have a Material Adverse Effect on PFC's business or properties or PFC's ability to make the representations and warranties and perform the obligations set forth herein.
                  7.3 Conduct of Business. There shall have been no Material Adverse Event with respect to PFC from the date hereof through the Closing Date.
                  7.4 Consents. All Regulatory Approvals and other authorizations necessary, in the reasonable opinion of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Regulatory Approvals shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of CFC, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
                  7.5 Certificate. CFC shall have been furnished with such certificates of officers of PFC, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.
                  7.6 PFC Shareholder Approval. PFC Shareholder Approval shall have been obtained.
                  7.7 IRS Ruling. In the event that CFC shall have determined to restructure the Merger as permitted under Section 2.8 hereof and CFC determines that it is desirable to obtain an IRS ruling with respect to such restructuring, then it shall be a condition of Closing that CFC shall have received such IRS ruling, which ruling shall be reasonably acceptable to CFC.
                  7.8 Securities Laws. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.


           SECTION VIII. CONDITIONS TO THE OBLIGATION OF PFC TO CLOSE

                  The obligation of PFC to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
                  8.1 Performance of Acts and Representations by CFC. Each of the acts and undertakings of CFC to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of CFC set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
                  8.2 Opinion of Counsel for CFC. CFC shall have furnished PFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to PFC and its counsel, to the effect that, except as disclosed herein: (i) CFC is duly organized, validly existing and in good standing under the laws of the State of South Carolina; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of CFC's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC is a party, or by which it is bound, except as such would not, in the aggregate, have a material adverse effect on the business or financial condition of CFC, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which CFC is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed; (v) all filings and registrations with, and notifications to, all federal and state authorities required on the part of PFC for the consummation of the Merger have been made;
(vi) CFC has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by CFC and constitutes a valid and legally binding obligation of CFC enforceable against CFC in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a material adverse effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein, and
(viii) the Registration Statement became effective on [date] and no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.
                  8.3 Conduct of Business. There shall have been no Material Adverse Event with respect to CFC from the date hereof through the Closing Date.
                  8.4 Consents. All Regulatory Approvals or other authorizations necessary, in the reasonable opinion of counsel for PFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of PFC, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
                  8.5 Certificate. PFC shall have been furnished with such certificates of officers of CFC, in form and substance reasonably satisfactory to PFC, dated as of the Closing Date, certifying to such matters as PFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VIII.
                  8.6 Tax Opinion. PFC shall have received from Wyche, Burgess, Freeman & Parham, P.A. a tax opinion, reasonably satisfactory to PFC, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.
                  8.7 PFC Shareholder Approval shall have been obtained.
                  8.8 The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.


                             SECTION IX. TERMINATION

                  9.1 Termination. This Reorganization Agreement may be terminated at any time prior to the Closing Date:

                    (a) by mutual consent of the parties;
                    (b) by either CFC or PFC, at that party's option, (A) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (B) if PFC Shareholder Approval is not received at the PFC Shareholders' Meeting;
                    (c) by either CFC or PFC if the other party (or its
                  subsidiaries) has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment must result in a Material Adverse Event and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; or
                    (d) by either CFC or PFC as set forth in Section 2.2 hereof.


                           SECTION X. INDEMNIFICATION

                  10.1 Information for Application and Statements. Each of CFC and PFC represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and PFC so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and PFC agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.
                  10.2 Indemnification of Officers and Directors. (a) CFC covenants and agrees that it will cause each person who is an officer or director of PFC or Poinsett Bank (an "Indemnitee") on the Closing Date to be indemnified for any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") arising out of such person's service as an officer or director of PFC or Poinsett Bank to the fullest extent to which such Indemnitee is entitled under the Articles of Incorporation and Bylaws of CFC in effect on the date hereof (except that this provision shall not be construed so as to cause CFC to violate applicable law). Without limiting the foregoing obligation, CFC agrees that all limitations of liability existing in favor of an Indemnitee in the Articles of Incorporation and Bylaws of PFC or under applicable law as in effect on the date hereof, arising out of matters existing or occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force. CFC, upon request of such Indemnitee, shall advance expenses in connection with such indemnification. The provisions of this Section X shall survive the closing and shall be enforceable directly by each officer and director of PFC and Poinsett Bank benefitted or intended to be benefitted by this Section X.
                  (b) Any Indemnitee wishing to claim indemnification under this
Section X, upon learning of such claims or liabilities, shall promptly notify CFC thereof; provided, that the failure so to notify shall not affect the obligations of CFC hereunder unless such failure materially increases CFC's liability hereunder. In the event of any litigation giving rise to a claim hereunder, (i) CFC shall have the right to assume the defense thereof, if it so elects, and CFC shall pay all reasonable fees and expenses of counsel for the Indemnitees promptly as statements therefor are received; provided, however, that CFC shall be obligated pursuant to this Section to pay for only one firm of counsel for all Indemnitees in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (ii) the Indemnitees shall cooperate in the defense of any such matter, (iii) CFC shall not be liable for any settlement effected without its prior written consent and (iv) CFC shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnitee in the manner contemplated hereby is prohibited by applicable law.

                  10.3 Insurance. PFC and CFC shall use their reasonable best efforts to maintain PFC's existing directors' and officers' liability insurance policy (or a policy, similar to PFC's existing policy, providing comparable coverage on terms no less favorable) past the Effective Time for a period of six years covering persons who are currently covered by such insurance; provided that CFC or PFC shall not make aggregate premium payments in respect of such policy (or replacement policy) which exceeds $25,000 and provided further that PFC and CFC shall obtain the maximum amount of such coverage as can be obtained by paying an aggregate premium of $25,000. Following the Closing Date, CFC shall take no action to terminate prematurely such policy.

                  10.4 Survival. If CFC or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of CFC shall assume all of the obligations set forth in Sections 10.2 and 10.3.


                            SECTION XI. MISCELLANEOUS

                  11.1 Survival of Representations, Warranties and Covenants. Except as otherwise provided in this Reorganization Agreement, the representations, warranties and covenants contained in this Reorganization Agreement or in any other documents delivered pursuant hereto, shall not survive the Closing of the transactions. Notwithstanding any investigation made by or on behalf of the parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein. Each of the covenants set forth in Sections 6.2, 6.13, 10.2, 10.3 and 10.4 shall survive the Closing Date forever (except that this sentence shall not be construed to extend any applicable statutes of limitations). The provisions of the foregoing sections shall survive the Closing and shall be enforceable directly by each person benefitted or intended to be benefitted by such sections.
                  11.2 Entire Agreement. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein except for the Evaluation and Confidentiality Agreement dated on or about June 3, 1998, the terms of which shall survive Closing and the termination of the transaction provided for herein.
                  11.3 Binding Agreement. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the

Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.
                  11.4 Notices. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

          For CFC:                 William S. Hummers III
                                   Carolina First Corporation
                                   102 South Main Street
                                   Greenville, South Carolina  29601
                                   Fax: 864-239-4605

          Copy to:                 William P. Crawford, Jr.
                                   Wyche, Burgess, Freeman & Parham, P.A.
                                   Post Office Box 728
                                   Greenville, South Carolina  29602
                                   Fax: 864-235-8900

          For PFC:                 James D. King
                                   Poinsett Financial Corporation
                                   6514 B State Park Road
                                   Travelers Rest, South Carolina 29690
                                   Fax: 864-834-7784

        Copies to:                 John F. Breyer, Jr.
                                   Breyer & Aguggia LLP
                                   1300 I Street, N.W., Suite 470 East
                                   Washington, D.C. 20005
                                   Fax: 202-737-7979

                  11.5 Counterparts. This Reorganization Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
                  11.6 Headings. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.
                  11.7 Law Governing. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.
                  11.8 Amendment. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
                  11.9 Waiver. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                   END OF PAGE

                  IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

WITNESS:
                                                     CAROLINA FIRST CORPORATION


/s/_________________________       By:   /s/ William S. Hummers III
                                       ----------------------------------------
                                       William S. Hummers III
/s/_________________________           Executive Vice President



                                                  POINSETT FINANCIAL CORPORATION


/s/_________________________       By:  /s/ James D. King
                                       James D. King
                                       ----------------------------------------
/s/_________________________           President and Chief Executive Officer

Schedules to the Reorganization Agreement omitted but will be provided to the Commission upon request.

                                                                       ANNEX B




                                [CRG LETTERHEAD]

CAPITAL RESOURCES GROUP, INC.
Board of Directors
June 26, 1998
Page 1


                                                June 26, 1998


Board of Directors
Poinsett Financial Corporation
203 State Park Road
Travelers Rest, South Carolina 29690

Dear Board Members:

    You have requested our opinion as to the fairness from a financial point of view to the holders of shares of common stock of Poinsett Financial Corporation (the "Company") of the proposed consideration to be paid to the shareholders of the Company by Carolina First Corporation ("CFC").

    Capital Resources Group, Inc. ("Capital Resources") is a financial consulting and an investment banking firm that, as part of our specialization in financial institutions, is regularly engaged in the financial valuations and analyses of business enterprises and securities in connection with mergers and acquisitions, valuations for initial and secondary stock offerings, divestiture and other corporate purposes. Senior members of Capital Resources have extensive experience in such matters. We believe that, except for the fee we will receive for our opinion and other financial advisory fees to be received in connection with the transaction discussed below, we are independent of the Company.


Financial Terms Of The Offer

    We understand that, pursuant to a Reorganization Agreement including a Plan of Merger ("Agreement") between the Company and CFC, each share of Company common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the merger, be exchanged for and converted into a number of shares of CFC Common Stock equal to $82.00 divided by the Fair Market Value (the "Conversion Ratio").

    "Fair Market Value" shall mean the average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the 20 days in which CFC Common Stock was traded immediately prior to the Closing Date; provided, however, if prior to the Effective Time, any other person shall have publicly announced an intention to acquire control of CFC by merger or otherwise or CFC shall have publicly acknowledged that it is seeking to be acquired by another person or is discussing being acquired by another person, then the average of the closing prices as quoted on the Nasdaq National Market for the 20 days for which the CFC Common Stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average determined pursuant to the first clause of this sentence, then the smaller average shall be the Fair Market Value.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
June 26, 1998
Page 2

    It is expected that, at the Effective Time of the Merger, all outstanding stock options to purchase shares of common stock of the Company will be exchanged for CFC stock options based on the Conversion Ratio. In lieu of having Company stock options converted pursuant to the preceding sentence, the holder of such options may elect prior to the Effective Time to receive, for each option, solely a cash payment equal to the excess of (i) $82.00 over the exercise price per share of Company common stock covered by the option multiplied by (ii) the total number of shares of Company common stock covered by the option.

    In the event of any change in the outstanding CFC common stock by reason of a stock split, stock dividend, reverse stock split, recapitalization and similar items, the Conversion Ratio and all stock prices will be appropriately adjusted.

    As a result of the Merger transaction, the Company will be merged with and into CFC and the separate existence of the Company will cease.


Materials Reviewed

    In the course of rendering our opinion we have, among other things:

    (1) Reviewed the terms of the Agreement and discussed the Agreement with management and the Board of Directors of the Company, and the Company's legal counsel, Breyer & Aguggia LLP;

    (2) Reviewed the following financial data of the Company:

        o the audited financial statements of the Company for the fiscal years ended September 30, 1993 through September 30, 1997 and the unaudited financial statements for the three months ended March 31, 1998 as reported in the Company's internal financial reports,

        o The Poinsett Bank's (the "Bank") Thrift Financial Reports covering the period through March 31, 1998, the latest available period,

        o   the Company's latest available asset/liability reports,

        o other miscellaneous internally-generated management information reports for recent periods, as well as other publicly available information,

        o   the Company's most recent business plan and budget report;

CAPITAL RESOURCES GROUP, INC.
Board of Directors
June 26, 1998
Page 3

    (3) Reviewed the Company's Annual Report to shareholders for fiscal 1997 which provides a discussion of the Company's business and operations and reviews various financial data and trends;

    (4) Discussed with executive management of the Company, the business, operations, recent financial condition and operating results and future prospects of the Company;

    (5) Compared the Company's financial condition and operating results to those of similarly-sized thrifts operating in South Carolina and the U.S.;

    (6) Compared the Company's financial condition and operating performance to the published financial statements and market price data of publicly-traded thrifts in general, and publicly-traded thrifts in the Company's region of the U.S. specifically;

    (7) Reviewed the relevant market information regarding the shares of common stock of the Company including trading activity and volume and information on options to purchase shares of common stock;

    (8) Performed such other financial and pricing analyses and investigations as we deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies we consider to be generally similar to the Company;

    (9) Examined the Company's economic operating environment and the competitive environment of the Company's market area;

    (10)Reviewed available financial reports and financial data for CFC, including Annual Reports to shareholders and Form 10-K Reports covering the fiscal years ended through December 31, 1997, quarterly reports, Form 10-Q reports, other published financial data and other internal and regulatory financial reports provided by management of CFC; reviewed CFC's banking office network; and reviewed the pricing trends of CFC's common stock and dividend payment history;

    (11)Visited CFC's administrative and executive offices and conducted interviews with management.

    In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the various parties mentioned above, upon public information and upon representations and warranties in the Agreement, and have not conducted any independent investigations to verify any such information or performed any independent appraisal of the Company's or CFC's assets.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
June 26, 1998
Page 4

    This fairness opinion is supported by the detailed information and analysis contained in the Evaluation and Analysis Report dated June 26, 1998 ("Report"), which has been produced by Capital Resources and will be delivered to the Company. We have relied on the Report for purposes of rendering this current fairness opinion.

    The Report contains a business description and financial analysis of the Company, an analysis of current economic conditions in the Company's primary market area, and a financial and market pricing comparison with a selected group of thrifts institutions which completed merger and acquisition transactions or are currently subject to pending transactions. In addition, the Report contains a discounted dividend stream and terminal value analysis. This analysis compares the value of the consideration proposed by CFC with the potential present value returns to the Company's shareholders if the Company remains independent for at least three to five years.


Opinion

    Based on the foregoing and on our general knowledge of and experience in the valuation of businesses and securities, we are of the opinion that, as of June 26, 1998, the consideration proposed by CFC for shares of common stock of the Company is fair to the shareholders of the Company from a financial point of view.

                                             Respectfully submitted,
                                             /s/ Capital Resources Group, Inc.
                                             CAPITAL RESOURCES GROUP, INC.

                                    Annex C
                           DISSENTER'S RIGHTS STATUTE

                                                                        ANNEX C

ANNEX C TO PROXY STATEMENT/PROSPECTUS

                               DISSENTERS' RIGHTS

      Title 33, Chapter 13 of the Code of Laws of South Carolina 1976, Dissenters' Rights, provides as follows:

                                    ARTICLE 1
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

ss. 33-13-101. Definitions.

In this chapter:
    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
    (3) "Fair Value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

ss. 33-13-102. Right to dissent.

  A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:
    (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
    (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
    (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;
    (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
          (i)  alters or abolishes a preferential right of the shares;
          (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
          (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
          (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
          (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or
    (5) the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;
    (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

ss. 33-13-103. Dissent by nominees and beneficial owners.

    (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has the power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                    ARTICLE 2
                   PROCEDURES FOR EXERCISE OF DISSENTERS' RIGHTS

ss. 33-13-200. Notice of dissenters' rights.

    (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
    (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

ss. 33-13-210. Notice of intent to demand payment.

    (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.
    (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

ss. 33-13-220. Dissenters' notice.

    (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
    (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:
          (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;
          (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;
          (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
          (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
          (5) be accompanied by a copy of this chapter.

ss. 33-13-230. Shareholders' payment demand.

    (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
    (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

ss. 33-13-240. Share restrictions.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.
    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

ss. 33-13-250. Payment.

    (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
    (b)     The payment must be accompanied by:
          (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
          (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;
          (3) an explanation of how the interest was calculated;
          (4) a statement of the dissenter's right to demand additional payment under Section 33-13-280; and
          (5) a copy of this chapter.

ss. 33-13-260. Failure to take action.

    (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
    (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

ss. 33-13-270. After-acquired shares.

    (a) A corporation may elect to withhold payment required by Section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
    (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenters' right to demand additional payment under Section 33-13-280.

ss. 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
          (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
          (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
          (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                    ARTICLE 3
                          JUDICIAL APPRAISAL OF SHARES

ss. 33-13-300. Court action.
    (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
    (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
    (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

ss. 33-13-310. Court costs and counsel fees.

    (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
    (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
          (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
          (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
    (d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                                                         ANNEX D
                          CONDENSED SUMMARY OF EARNINGS
                           CAROLINA FIRST CORPORATION
                                   (unaudited)
                                                     Years Ended December 31,
                                                 -------------------------------
                                                     (dollars in thousands)
                                                   1995       1996       1997
                                                 --------    --------   --------
Interest income ............................     $101,750    $116,872   $135,706
Interest expense ...........................       50,978      59,802     69,000
                                                 --------    --------   --------
  Net interest income ......................       50,772      57,070     66,706

Provision for loan losses ..................        6,846      10,263     11,646
                                                 --------    --------    -------
  Net interest income after provision
     for loan losses .......................       43,926      46,807     55,060
                                                 --------    --------    -------
Noninterest income .........................       17,326      21,341     19,615
Noninterest expenses .......................       46,882      51,675     52,243
                                                 --------    --------    -------
  Income before income taxes ...............       14,370      16,473     22,432

Income taxes ...............................        4,956       5,999      8,092
                                                 --------    --------    -------
  Net income ...............................     $  9,414    $ 10,474    $14,340

Dividends on preferred stock ...............        2,752          63          -
                                                 --------    --------    -------
 Net income applicable to common
   shareholders.............................     $  6,662    $ 10,411     14,340
                                                 ========    ========    =======

                                                                         ANNEX D

                             CONDENSED BALANCE SHEET
                           CAROLINA FIRST CORPORATION
                                   (unaudited)
                                                           December 31,
                                                    ---------------------------
                                                        (dollars in thousands)
                                                        1996           1997
                                                    -----------     -----------
Assets:
  Cash and due from banks ......................    $    86,322     $    73,326
  Interest-earning deposits with banks .........         26,037          34,703
  Investment securities ........................        245,359         298,533
  Loans ........................................      1,138,986       1,614,190
   Less unearned income ........................        (14,211)        (11,775)
   Less allowance for loan losses ..............        (11,290)        (16,211)
                                                    -----------     -----------
      Net loans ................................      1,113,485       1,586,204
  Premises and equipment .......................         32,418          39,682
  Other assets .................................         70,583         123,898
                                                    -----------     -----------
Total assets ...................................    $ 1,574,204     $ 2,156,346
                                                    ===========     ===========
Liabilities and stockholders' equity:
  Liabilities
    Deposits
      Noninterest-bearing ......................    $   194,067     $   206,938
      Interest bearing .........................      1,086,983       1,539,604
                                                    -----------     -----------
          Total deposits .......................      1,281,050       1,746,542
  Borrowed funds ...............................        171,631         178,858
  Other liabilities ............................         16,559          29,287
                                                    -----------     -----------
    Total liabilities ..........................      1,469,240       1,954,687
                                                    -----------     -----------
Total stockholders' equity .....................        104,964         201,659
                                                    -----------     -----------
Total liabilities and stockholders' equity .....    $ 1,574,204     $ 2,156,346
                                                    ===========     ===========

PART-II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Carolina First Corporation's Bylaws provide that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Carolina First Corporation has entered into indemnification agreements with each of its Directors, which make the above-referenced Bylaws provisions the basis of a contract between Carolina First Corporation and each director.

      Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. Carolina First Corporation maintains directors' and officers' liability insurance.

      Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to Carolina First Corporation's Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state: "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under
Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."

ITEM 21: EXHIBITS

      (A)  LISTING OF EXHIBITS

Exhibit
2.1 --   Agreement and Plan of Reorganization entered into as of June 26,
         1998 between and between Carolina First Corporation and Poinsett:
         Included as Annex A to the Proxy Statement/Prospectus.
3.1 -- Articles of Incorporation: Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's Registration Statement on Form S-4, Commission File No. 33-57389.
3.2 -- Articles of Amendment dated June 1, 1997: Incorporated by reference to Exhibit 3.2 of Carolina First Corporation's Registration Statement on Form S-4 filed on July 30, 1997, Commission File No. 333-32459.
3.3 -- Amended and Restated Bylaws of Carolina First Corporation, as amended and restated as of December 18, 1996: Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.1 --   Specimen Carolina First Corporation Common Stock certificate:
         Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Registration Statement on Form S-1, Commission File No. 33-7470.

4.2 --   Articles of Incorporation: Included as Exhibits 3.1 and 3.2.
4.2 --   Bylaws: Included as Exhibit 3.3.
4.3 --   Carolina First Corporation Amended and Restated Common Stock
         Dividend Reinvestment Plan: Incorporated by reference to the Prospectus in Carolina First Corporation's Registration Statement on Form S-3, Commission File No. 333-06975.
4.6 -- Amended and Restated Shareholder Rights Agreement: Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.7 --   Form of Indenture between Carolina First Corporation and First
         American Trust Company, N.A., as Trustee: Incorporated by reference to
         Exhibit 4.11 of Carolina First Corporation's Registration Statement on Form S-3, Commission File No. 22-58879.
5.1 -- Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Carolina First Corporation.
8.1 -- See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences" for discussion regarding tax matters.
11.1-    Computation of Per Share Earnings: Incorporated by reference to Exhibit
         11.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
12.1- Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends: Incorporated by reference to
         Exhibit 12.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
13.1- 1997 Annual Report to Shareholders of Carolina First Corporation. Incorporated by reference to Exhibit 13.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
21.1- Subsidiaries of the Registrant: Carolina First Bank, Carolina First Mortgage Company, CF Investment Company, Resource Processing Group, Inc. and Blue Ridge Finance Company, Inc.
23.1-    Consent of KPMG Peat Marwick LLP.
23.2-    Consent of Elliott, Davis & Company, L.L.P.
23.3-    Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in
         Exhibit 5.1.
24.1- The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.
27.1- Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
99.1-    Form of Proxy

     (b) Certain additional financial statements. Not applicable.

     (c) The information required by this paragraph is included as an Exhibit to the Proxy Statement/Prospectus.

ITEM 22:  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:
 (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement: PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on August 4, 1998.

                                           Carolina First Corporation

                                  By:    /s/ William S. Hummers III
                                         ---------------------------
                                         William S. Hummers III
                                         Executive Vice President


                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mack I. Whittle, Jr. and William S. Hummers III, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all annexes thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature                      Title                                               Date

/s/ William R. Timmons, Jr.    Chairman of the Board                          August 4, 1998
---------------------------
William R. Timmons, Jr.

/s/ Mack I. Whittle, Jr.       President, Chief Executive Officer             August 4, 1998
Mack I. Whittle, Jr.           and Director (Principal Executive Officer)

/s/ William S. Hummers III     Executive Vice President, Director             August 4, 1998
William S. Hummers III         (Principal Accounting and Financial Officer)

/s/ M. Dexter Hagy             Director                                       August 4, 1998
------------------
M. Dexter Hagy

/s/ Eugene E. Stone IV         Director                                       August 4, 1998
----------------------
Eugene E. Stone IV

/s/ H. Earle Russell, Jr.      Director                                       August 4, 1998
-------------------------
H. Earle Russell, Jr.


                                      II-4



Signature                      Title                                               Date


/s/ Judd B. Farr              Director                                        August 4, 1998
----------------
Judd B. Farr

/s/ Charles B. Schooler       Director                                        August 4, 1998
-----------------------
Charles B. Schooler

/s/ Elizabeth P. Stall        Director                                        August 4, 1998
----------------------
Elizabeth P. Stall

/s/ David C. Wakefield        Director                                        August 4, 1998
----------------------
David C. Wakefield

/s/ Vernon C. Merchant        Director                                        August 4, 1998
----------------------
Vernon C. Merchant

/s/ William R. Phillips       Director                                        August 4, 1998
-----------------------
William R. Phillips

EXHIBIT INDEX

2.1 --      Agreement and Plan of Reorganization entered into as of June 26,
            1998 between and between Carolina First Corporation and Poinsett:
            Included as Annex A to the Proxy Statement/Prospectus.
3.1 --      Articles of Incorporation: Incorporated by reference to Exhibit
            3.1 of Carolina First Corporation's Registration Statement on Form
            S-4, Commission File No. 33-57389.
3.2 --      Articles of Amendment dated June 1, 1997: Incorporated by
            reference to Exhibit 3.2 of Carolina First Corporation's
            Registration Statement on Form S-4 filed on July 30, 1997,
            Commission File No. 333-32459.
3.3 --      Amended and Restated Bylaws of Carolina First Corporation, as
            amended and restated as of December 18, 1996: Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's Current
            Report on Form 8-K dated December 18, 1996, Commission File No.
            0-15083.
4.1 --      Specimen Carolina First Corporation Common Stock certificate:
            Incorporated by reference to Exhibit 4.1 of Carolina First
            Corporation's Registration Statement on Form S-1, Commission File
            No. 33-7470.
4.2 --      Articles of Incorporation: Included as Exhibits 3.1 and 3.2.
4.2 --      Bylaws: Included as Exhibit 3.3.
4.3 --      Carolina First Corporation Amended and Restated Common Stock
            Dividend Reinvestment Plan: Incorporated by reference to the
            Prospectus in Carolina First Corporation's Registration Statement on
            Form S-3, Commission File No. 333-06975.
4.6 --      Amended and Restated Shareholder Rights Agreement: Incorporated
            by reference to Exhibit 4.1 of Carolina First Corporation's Current
            Report on Form 8-K dated December 18, 1996, Commission File No.
            0-15083.
4.7 --      Form of Indenture between Carolina First Corporation and First
            American Trust Company, N.A., as Trustee: Incorporated by reference to Exhibit 4.11 of Carolina First Corporation's Registration
            Statement on Form S-3, Commission File No. 22-58879.
5.1 --      Opinion of Wyche,  Burgess,  Freeman & Parham,  P.A. regarding legality of shares of the Carolina First Corporation.
8.1 --      See "THE PROPOSED  TRANSACTION -- Certain Federal Income Tax
            Consequences" for discussion regarding tax matters.
11.1 --     Computation of Per Share Earnings: Incorporated by reference to
            Exhibit 11.1 of Carolina First Corporation's Annual Report on Form
            10-K for the year ended December 31, 1997, Commission File No.
            0-15083.
12.1 --     Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed
            Charges and Preferred Stock Dividends: Incorporated by reference to
            Exhibit 12.1 of Carolina First Corporation's Annual Report on Form
            10-K for the year ended December 31,1997, Commission File No.
            0-15083.
13.1 --     1997 Annual Report to Shareholders of Carolina First Corporation.
            Incorporated by reference to Exhibit 13.1 of Carolina First
            Corporation's Annual Report on Form 10-K for the year ended December
            31, 1997, Commission File No. 0-15083.
21.1 --     Subsidiaries of the Registrant:  Carolina First Bank,
            Carolina First Mortgage  Company,  CF Investment Company and Blue
            Ridge Finance Company, Inc.
23.1 --     Consent of KPMG Peat Marwick LLP. 23.2 -- Consent of Elliott, Davis
            & Company, L.L.P.
23.3 --     Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in
            Exhibit
24.1 --     The Power of  Attorney:  Contained on the  signature  page of the initial  filing of this  Registration Statement.
27.1 --     Financial Data Schedule: Incorporated by reference to Exhibit
            10.18 of Carolina First Corporation's Annual Report on Form 10-K for
            the year ended December 31, 1997, Commission File No. 0-15083.
99.1 --     Form of Proxy